PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228906

SIMPLICITY ESPORTS AND GAMING COMPANY

6,449,000 Shares of Common Stock Underlying Warrants

6,465,617 Shares of Common Stock for Resale by Selling Securityholders

261,500 Warrants to Purchase Common Stock for Resale by Selling Securityholders

This prospectus relates to the issuance by us of up to 6,449,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consist of (a) 5,200,000 shares of Common Stock that may be issued upon the exercise of 5,200,000 warrants (the “Public Warrants”) originally sold as part of units in our initial public offering (the “IPO”) and which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (b) 261,500 shares of Common Stock that may be issued upon the exercise of 261,500 warrants (the “Private Placement Warrants”) underlying units originally issued in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Units”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, and (c) 987,500 shares of our Common Stock, which represent shares of Common Stock that may be issued upon the exercise of 987,500 warrants (the “2019 Warrants”, and together with the Public Warrants and Private Placement Warrants, the “Warrants”) originally sold as part of units in a private placement that commenced on March 27, 2019 (the “2019 Private Placement”) and which entitle the holder to purchase Common Stock at an exercise price of $4.00 per share of Common Stock.

In addition, this prospectus relates to the resale from time to time of 6,465,617 shares of Common Stock and 261,500 Private Placement Warrants by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”).

We will receive the proceeds from the exercise of the Warrants for cash, but not from the resale of the Private Placement Warrants or the shares of Common Stock underlying the Warrants.

The Selling Securityholders will sell their shares registered for resale in this prospectus at a fixed price of $3.00 per share for the duration of this offering. See “Determination of Offering Price” and “Plan of Distribution.” We will not receive any of the proceeds from the sale of the securities owned by the Selling Securityholders. See “Use of Proceeds” beginning on page 40 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. See “Plan of Distribution” beginning on page 77 of this prospectus.

Our Common Stock and Public Warrants are currently quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbols “WINR” and “WINRW,” respectively. On September 20, 2019, the closing prices of our Common Stock and Public Warrants were $2.45 and $0.28, respectively. As of September 20, 2019, we had 7,807,195 shares of Common Stock and 5,200,000 Public Warrants issued and outstanding.

Our principal executive offices are located at 7000 W. Palmetto Park Road, Suite 505, Boca Raton, Florida 33433, and our telephone number is (855) 345-9467.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk.

See “Risk Factors” beginning on page 18 for a discussion of information that should be considered in connection with the ownership of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is September 30, 2019

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You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	our future financial performance;

●	changes in the market for our products and services;

●	our expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the level of demand for our products and services;

●	competition in our markets;

●	our ability to grow and manage growth profitably;

●	our ability to access additional capital;

●	changes in applicable laws or regulations;

●	our ability to attract and retain qualified personnel;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

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TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

Unless the context otherwise requires, “we,” “us,” or “the Company” refers to (i) “Simplicity Esports and Gaming Company” after the consummation of the Acquisition of Simplicity Esports, LLC, (ii) “Smaaash Entertainment Inc.” before the consummation of the Acquisition of Simplicity Esports, LLC but after the closing of the Transactions with Smaaash Entertainment Private Limited, and (iii) I-AM Capital Acquisition Company prior to the closing of the Transactions with Smaaash Entertainment Private Limited. “Simplicity Esports LLC” means Simplicity Esports, LLC, a Florida limited liability company, and its consolidated subsidiaries. “Smaaash Private” means Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, and its consolidated subsidiaries.

Overview

We are a North American esports organization. We have implemented a unique approach to ensure the ultimate fan friendly experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Utilizing the vast resources from within the ownership group, we have already established an impressive management team and roster. Our management and players are well known influencers within the esports community, and we plan to use their skills to create a seamless content creation plan to help gamers feel closer to our brand than any other in the industry. Our organization intends to take the opportunity to create a platform that will help grow esports for generations of gamers.

For the fiscal years ended May 31, 2019 and 2018, we generated revenues of $37,995 and $0, respectively, and reported net losses of $3,565,272 and $8,862, respectively, and negative cash flow from operating activities of $1,395,255 and $470,153, respectively. As noted in our consolidated financial statements, as of May 31, 2019, we had an accumulated deficit of approximately $3,574,806. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

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Acquisition of Simplicity Esports, LLC

On January 4, 2019, the Company consummated the transactions contemplated by that certain share exchange agreement, dated December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018 and by Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, the “Share Exchange Agreement”) by and among the Company, Simplicity Esports, LLC, a Florida limited liability company (“Simplicity Esports LLC”), each of the equity holders of Simplicity Esports LLC (“Simplicity Owners”) and Jed Kaplan, in the capacity as the representative of the Simplicity Owners (the “Representative”). Pursuant to the Share Exchange Agreement the Simplicity Owners transferred all the issued and outstanding equity interests of Simplicity Esports LLC to the Company in exchange for newly issued shares of common stock of the Company (the “Acquisition”).

Background of Simplicity Esports, LLC

Founded in 2017, Simplicity Esports LLC is committed to growing and enhancing the esports industry, fostering the development of amateurs to compete professionally, and partnering with established professional gamers to support their paths to greater success. Esports (also known as electronic sports, e-sports, or eSports) is a form of competition using video games. Most commonly, esports takes the form of organized, multiplayer video game competitions, particularly between professional players, individually or as teams. Our continued accomplishments in various games is a driving force behind the growth of our fan base including viewership of our content.

As of January 4, 2019, upon the completion of the acquisition of Simplicity Esports LLC, the business of Simplicity Esports LLC has now become the primary business of the Company. Simplicity Esports LLC is an established brand in the esports industry with an engaged fan base competing in popular games across different genres, including Apex Legends, PUBG, Gears of War, SMITE, and NHL 19. The Simplicity Esports LLC stream team encompasses over 50 casters, influencers and personalities who connect to a dedicated fan base. Simplicity Esports LLC’s notoriety in the industry is evidenced by its audience that views millions of minutes of Simplicity Esports LLC content monthly, via various social media outlets including YouTube, Twitter and Twitch.

The acquisition of Simplicity Esports LLC creates a pure play esports team and entertainment platform opportunity, which we believe will increase shareholder value and boost our growth strategy as we endeavor the build out of our brick and mortar esports centers. Through Simplicity Esports LLC, the Company has begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry. Simplicity Esports LLC has already opened and is operating two corporate-owned retail esports gaming centers (“Simplicity Esports Gaming Centers”). Simplicity Esports LLC plans to franchise Simplicity Esports Gaming Centers that will provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience.

Brick & Mortar Simplicity Esports Gaming Center Locations

Our business plan encompasses a brick and click physical and digital approach to further recognize revenue from all verticals. As a professional esports organization, we will strive to be the first to market with the aforementioned business model. The physical centers complimented with our esports team, lifestyle brand and marketing campaign offer opportunities for additional revenue via strategic partnerships with both endemic and non-endemic brands. Our ultimate goal is to further engage a diverse fan base with a 360 degree approach driving traffic to both our digital and physical real estate ultimately monetizing these relationships. In addition to the presented information, we have proprietary intellectual capital, fan engagement strategies and brand development blueprints which complement our publicly available information.

We currently operate Simplicity Esports Gaming Centers throughout the United States. New Simplicity Esports Gaming Centers will be funded by us as well as a combination of tenant improvement allowances from landlords and sponsorships. Our first Simplicity Esports Gaming Center was opened on May 3, 2019. Due to unsolicited interest from potential franchisees, we have launched a franchising program to accelerate the expansion of our planned nationwide footprint. Furthermore, we have engaged a national tenant representation real estate broker to assist in the strategic planning and negotiations for our future Simplicity Esports Gaming Center locations. See “Description of Business—Acquisition of PLAYLive” for a discussion of our July 2019 acquisition of PLAYLive Nation, Inc.

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Optimally, our Simplicity Esports Gaming Centers will measure between 1,200 and 2,500 square feet thereby representing a national footprint unlike any esports organization. The team Simplicity branded Simplicity Esports Gaming Centers will feature cutting edge technology, futuristic aesthetic décor and the most dynamic current high-speed gaming equipment. We believe our brick-and-click strategy will present attractive opportunities for sponsors and advertisers to connect with our audience, creating an intriguing monetization opportunity.

Creating content that engages fans, promotes our brand as well as sponsors and developers is one of our primary goals. Our talented team will continue to produce unique in depth content which showcases aspects of esports which fans rarely see. We seek to reach a broad demographic encompassing the casual, amateur and professional gaming community. Our philosophy is to enhance our footprint for both endemic and non-endemic partnerships. We are keen to the markets and understand the new age of branding while maintaining authenticity.

Simplicity Stream Team

We are proud to support and present a diverse group of gamers as we engage fans across a multiple of esports genres. Represented below are a few members of our talented stream team. Our electric group of live personalities represent our organization to the fullest with their own unique style. Our Twitch affiliation has enabled our stream team influences to reach a broad fan base. Additionally, we have created several niches within the streaming community which has enabled us to engage fans within certain titles on a 24/7 basis.

Potential Revenue Capacity

The following table shows our potential revenue capacity, per location, from game play.

We also expect opportunities for revenue from parties, tournaments, classes, gaming gear, apparel, advertising and sponsorship sales.

ANNUAL REVENUE CAPACITY FROM GAME PLAY PER SIMPLICITY ESPORTS GAMING CENTER*

20%	$157,248
40%	$314,496
60%	$471,744
80%	$628,992

*Assumes 2,808 operational hours, 28 gaming stations, $10/hour price. Represents capacity only, and is not an indication of expected future revenues. There can be no assurance that we will operate at any of the indicated levels of capacity, or at all.

Corporate History

Formation

We were initially a blank check company organized under the laws of the State of Delaware on April 17, 2017 under the name I-AM Capital Acquisition Company. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although we were not limited to a particular industry or geographic region for purposes of consummating a business combination, we focused on businesses with a connection to India. On November 20, 2018, we changed our name from I-AM Capital Acquisition Company to Smaaash Entertainment, Inc. On January 2, 2019, we changed our name from Smaaash Entertainment, Inc. to Simplicity Esports and Gaming Company.

We are authorized to issue 21,000,000 shares of capital stock, consisting of (i) 20,000,000 shares of common stock, with a par value of $0.0001 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of September 20, 2019, there were 7,807,195 shares of Common Stock issued and outstanding and there were no shares of preferred stock issued or outstanding.

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Founder Shares

On May 31, 2017, we issued 1,437,500 shares of Common Stock (the “Founder Shares”) to I-AM Capital Partners LLC, our sponsor (the “Sponsor”), in exchange for a capital contribution of $25,000. Upon the partial exercise of the underwriters’ over-allotment option on September 13, 2017, 137,500 Founder Shares were forfeited by the Sponsor, for a balance of 1,300,000 Founder Shares held by our Sponsor.

Initial Public Offering and Private Placement

On August 22, 2017, we sold 5,000,000 units at a purchase price of $10.00 per unit in our initial public offering (“IPO”) of public units (“Public Units”), generating gross proceeds of $50.0 million. Each Public Unit consisted of one share of our Common Stock (“Public Shares”), one right to receive one-tenth of one share our Common Stock upon consummation of an initial business combination (“Public Right”), and one redeemable warrant (“Public Warrants”). Each warrant entitled the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment.

Concurrently with the closing of the IPO on August 22, 2017, the Sponsor purchased an aggregate of 254,500 units (“Private Placement Units”) at $10.00 per unit, generating gross proceeds of $2,545,000 in a private placement. The Private Placement Units (including their component securities) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and the warrants included in the Private Placement Units are non-redeemable so long as they are held by the Sponsor or their permitted transferees.

On August 22, 2017, we issued 50,000 shares of Common Stock to Maxim in connection with its services as underwriter for the IPO.

Contained in the underwriting agreement for the IPO was an over-allotment option allowing the underwriters to purchase from the Company up to an additional 750,000 Public Units (the “Over-Allotment Units”) and, in addition, the Company received a commitment from the Sponsor to purchase up to an additional 26,250 Private Placement Units.

On September 13, 2017, the underwriters partially exercised their option and purchased 200,000 Over-Allotment Units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $2,000,000.

On September 13, 2017, simultaneously with the sale of the Over-Allotment Units, the Company consummated the sale of an additional 7,000 Private Placement Units (the “Over-Allotment Placement Units”), generating gross proceeds of $70,000.

On September 13, 2017, we issued Maxim an additional 2,000 shares of our Common Stock upon partial exercise of the over-allotment.

On October 9, 2017, we commenced trading our Public Shares of Common Stock, Public Rights, and Public Warrants on the Nasdaq Capital Market under the symbols “IAM,” “IAMXR” and “IAMXW,” respectively.

The Founder Shares are identical to the Public Shares and holders of Founder Shares have the same stockholder rights as the holders of our Public Shares (“Public Stockholders”) which include our initial stockholders, including the holders of our Founder Shares prior to the IPO (“initial stockholders”) and members of our management team, including our executive officers and directors (“management” and “management team”), to the extent our initial stockholders and/or members of our management team purchased Public Shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” shall only exist with respect to such Public Shares), except that the Founder Shares and the shares of Common Stock (“Private Placement Shares”) forming part of the Private Placement Units are subject to certain transfer restrictions.

Consummation of Transactions with Smaaash Entertainment Private Limited

On November 20, 2018 (the “Closing Date”), the Company and Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, consummated the transactions (the “Transactions” or the “Business Combination”) contemplated by the share subscription agreement (as amended, the “Subscription Agreement”), following the approval at the special meeting of the stockholders of the Company held on November 9, 2018 (the “Special Meeting”).

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At the Special Meeting, holders of 4,448,260 Public Shares exercised their right to redeem those shares for cash at a price of $10.2187363 per share, for an aggregate of approximately $45,455,596. Immediately after giving effect to the initial Transactions (including as a result of the redemptions described above) the issuance of 2,000,000 shares of common stock to the Smaaash founders, the issuance of 520,000 shares of common stock upon conversion of the Public Rights at the Closing and the issuance of 208,000 shares of common stock to Chardan Capital Markets, LLC (“Chardan”) as consideration for services), there were 5,119,390 shares of common stock and warrants to purchase approximately.

On November 20, 2018, upon the consummation of the Business Combination with Smaaash Private, we issued 26,150 shares of common stock underlying the Private Placement Rights to the holders of the Private Placement Rights.

Pursuant to the Subscription Agreement, the purchase price of $150,000 was paid by the Company to Smaaash Private in exchange for 294,360 newly issued equity shares of Smaaash Private at the closing of the Transactions (the “Closing”).

In addition, AHA Holdings Private Limited (“AHA Holdings”) and Shripal Morakhia (together with AHA Holdings, the “Smaaash Founders”) agreed that within six months following the Closing Date, they would transfer all of their ownership interest in Smaaash Private (representing 33.6% of the share capital of Smaaash Private on a fully diluted basis as of June 22, 2018) (the “Additional Smaaash Shares”) to the Company in exchange for newly issued shares of our Common Stock (the “Transferred Company Shares”) in an amount which would enable the Smaaash Founders to retain their 33.6% ownership interest in Smaaash Private indirectly through their interest in the Company.

At the Closing, the Company issued an aggregate of 2,000,000 shares of its common stock to the Smaaash Founders as an upfront portion of the Transferred Company Shares (the “Upfront Company Shares”). In connection with the issuance of the Upfront Company Shares, the Company and the Smaaash Founders entered into an escrow agreement pursuant to which the Upfront Company Shares would be held in escrow and will be either, (i) if the Additional Smaaash Shares are not transferred in full to the Company within the designated six-month period, cancelled, or (ii) if the Additional Smaaash Shares are transferred in full to the Company within the designated six-month period, released from escrow and the number of Upfront Company Shares will be deducted from the Transferred Company Shares that will be issued to the Smaaash Founders upon the delivery of the Additional Smaaash Shares.

On November 16, 2018, Smaaash Private and the Smaaash Founders executed a letter of undertaking, pursuant to which they agreed to transfer 4,000,000 additional equity shares of Smaaash Private to the Company in consideration for 200,000 shares of our Common Stock, simultaneously with the issuance of the 300,000 equity shares of Smaaash Private to the Company on or prior to November 30, 2018, as permitted by the laws of India. Such additional shares of Smaaash Private have not yet been delivered to the Company.

In connection with the Closing, the Company changed its name from I-AM Capital Acquisition Company to Smaaash Entertainment Inc., changed its stock symbols for its Common Stock, Public Rights, and Public Warrants to “IAM,” “IAMXR” and “IAMXW,” respectively, and entered into a master franchise agreement (“Master Franchise Agreement”) and a master license and distribution agreement (“Master Distribution Agreement”) with Smaaash Private. Prior to the Closing, the Company was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company’s primary assets consisted of shares in Smaaash Private and the rights granted under the Master Franchise Agreement and the Master Distribution Agreement.

Pursuant to the terms of the escrow agreement, the Upfront Company Shares have been cancelled because the Additional Smaaash Shares were not transferred in full to the Company in the designated six-month period.

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Master Franchise Agreement

Franchise and license right. Under the Master Franchise Agreement, Smaaash Private has granted to the Company an exclusive right to establish and operate Smaaash Centers (as defined under the Master Franchise Agreement) and to sublicense the right to establish and operate Smaaash Centers to third party franchisees, and a license to use the products and other services developed by Smaaash Private with respect to the Smaaash Centers, in the territories of North America and South America (“Territory”). Further, Smaaash Private has granted to the Company the limited license to use the Trademarks of Smaaash Private (as set out in the Master Franchise Agreement) for the purposes of establishing and operating the Smaaash Centers in the Territory. The Master Franchise Agreement has been executed on an arms’ length basis between Smaaash Private and the Company.

Obligations of the Company. The Company will not directly or indirectly engage or be concerned with any business which competes with Smaaash Private’s business in the Territory during the term of the Master Franchise Agreement. The Company will market, promote and publicize the Smaaash Centers in the Territory. The Company or third party sub-franchisees shall be under an obligation to set up at least six Smaaash Centers during the first calendar year.

Obligations of Smaaash Private. Smaaash Private shall assist in training and installing the equipment and bear all the costs associated therewith. The franchisee or sub-franchisee will bear the cost to set up the Smaaash Center.

License fees and other payments. Franchisee or the third party franchisee will be entitled to receive the revenue generated from each of the Smaaash Centers. In connection with the operations of the Smaaash Centers by sub-franchisees, the Company shall be entitled to receive (i) a signup fee equal to 5% of the capital expenditure of the sub-franchisee, (ii) 5% of the revenue of the sub-franchisee on an annual basis; and (iii) a 15% markup of the products sold to the sub-franchisee. Smaaash Private will not receive any portion of the revenue or other fees in connection with the Master Franchise Agreement.

Ownership of Smaaash Marks. Smaaash Private will be the sole owner of all intellectual property related to the Smaaash Centers. All future rights, goodwill and reputation of the Smaaash Marks shall inure to the benefit of Smaaash.

Term of the Agreement. The Master Franchise Agreement will commence from its execution date and continue until the agreement is terminated in accordance with the Master Franchise Agreement.

Termination. The Master Franchise Agreement may be terminated (i) by the mutual written agreement of parties or (ii) by Smaaash Private if the Company fails to make a payment, ceases to operate or abandon’s the Smaaash Centers or fails to use best efforts to market the Smaaash Centers and such failure is not cured within 30 days’ notice of the failure.

Addendum to Master Franchise Agreement

On November 29, 2018, the Company and Smaaash Private executed an addendum to the Master Franchise Agreement (the “Amendment”). Pursuant to the Amendment, Smaaash Private grants the Company the exclusive rights to set up family and entertainment centers under the name “Total Sports Center” in the United States (“Total Sports Centers”) in which 51% of the investment will be borne by the Company and 49% by Smaaash Private. Smaaash Private will be responsible for identifying the locations for setting up, managing and controlling the Total Sports Centers and will carry out all the fit out requirements for such centers. Smaaash Private will also appoint the management team for the centers. Smaaash Private will be entitled to 3% of the net revenue of each center, subject to conditions to be confirmed by the parties.

Master License and Distribution Agreement

Grant of license and distribution rights. Under the Master Distribution Agreement, Smaaash Private has granted to the Company an exclusive right to purchase from Smaaash Private specialized equipment and products related to sports and recreational activities (“Products”) in the territory under the brand name of Smaaash Private and sell them with a 15% markup to the customers which will be the sub-franchisees of the Company who will operate the Smaaash Centers, as specified in the Master Franchise Agreement.

Pricing. The Company may sell the Products further to any third party franchisees at a minimum of 15% margin over and above the price at which Smaaash Private sold the Products to the Company.

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Grant of license in Smaaash Marks. Smaaash Private has also granted the Company a license to use the Trademarks (as set out in the Master Distribution Agreement) on a royalty free basis for the purpose of promoting the sale of the Products in the Territory.

Ownership of the Smaaash Games. Smaaash Private will be the sole owner of any intellectual property rights relating to the Products and all the goodwill relating thereto.

Term. The Master Distribution Agreement will commence from its execution date and continue until the agreement is terminated in accordance with the Master Distribution Agreement.

Termination. The Master Distribution Agreement may be terminated (i) by the mutual written agreement of parties, (ii) by Smaaash Private if the Company fails to make a payment or use best efforts to market the Products and such failure is not cured within 30 days’ of notice of the failure, and (iii) by the Company for any reason upon 120 days’ notice.

Overview of Smaaash Entertainment Private Limited

Smaaash Private operates 40 state-of-the-art games and entertainment centers (“Smaaash Centers”), including 39 Smaaash Centers in India and one international Smaaash Center in the U.S., in addition to carrying out product sales of its games and equipment that Smaaash has developed in-house, supported by its sponsorship and other revenues.

Smaaash Private’s core concept is to offer an interactive, immersive and fun experience to customers at its Smaaash Centers, blending Augmented Reality (“AR”) and Virtual Reality (“VR”) and other games, indoor entertainment, and attractive food and beverage options, customized to the tastes and preferences of a diverse set of customers across age groups, genders and backgrounds, including corporate customers, families, friends and children. Smaaash Private’s game concepts are supported by its in-house technology, value engineering and systems integration capabilities.

Following the January 2019 acquisition of Simplicity Esports LLC, we determined to shift our current primary focus to the Simplicity Esports LLC business. Accordingly, we do not anticipate generating any material revenues from Smaaash in 2019. The Master Franchise Agreement, as amended, and the Master Distribution Agreement continue in full force and effect, however, and we may now or in the future pursue Smaaash Private business opportunities.

Settlement Agreement

On November 20, 2018, the Company entered into a settlement and release agreement (“Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s IPO (“Maxim”). Pursuant to the Settlement Agreement, the Company made a cash payment of $20,000 to Maxim and issued a demand secured promissory note in favor of Maxim in the amount of $1.8 million (the “Note”) to settle the payment obligations of the Company under the underwriting agreement dated August 16, 2017, by and between the Company and Maxim. The Company also agreed to remove the restrictive legends on an aggregate of 52,000 shares of its common stock held by Maxim and its affiliate.

The Note accrues interest at 8% per annum from the date of the Note through and including May 20, 2019 and 12% per annum from and including May 21, 2019 through and including August 20, 2019 and 15% per annum from and including August 21, 2019 through and including November 20, 2019. If a late payment occurs and is continuing, the interest rate will be increased to 12% per annum and if from the date of the Note through and including August 20, 2019 and 18% per annum and if from after August 21, 2019. If a late payment remains outstanding for over 48 hours, Maxim may require the Company to redeem all or any part of the Note (“Alternate Payment Amount”) at a redemption price equal to 125% of the Alternate Payment Amount.

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The principal and interest of the Note will be payable upon demand by Maxim or from time to time, in accordance the following schedule:

(i) one third of the principal, accrued and unpaid interest and any late charges on May 20, 2019;

(ii) one third of the principal, accrued and unpaid interest and any late charges on August 20, 2019; and

(iii) one third of the principal, accrued and unpaid interest and any late charges on November 20, 2019.

The Note is secured by a first priority security interest in all personal property and assets of the Company excluding the assets held in escrow with respect to (i) that certain stock purchase agreement with Polar Asset Management Partners Inc. (“Polar”), pursuant to which Polar agreed to sell up to 490,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Transactions and (ii) that certain stock purchase agreement with K2 Principal Fund L.P. (“K2”), pursuant to which K2 agreed to sell up to 220,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Transactions.

The amount payable under the Note may be paid in shares of our Common Stock or securities convertible or exercisable into shares of our Common Stock (the “Alternate Equity Payment”) if and only if the Company and Maxim mutually agree on both the purchase price and, if applicable, the conversion and/or exercise price of each security of the Company issued in such Alternate Equity Payment. Otherwise the payment should be made in cash only.

So long as any amount under the Note is outstanding, all cash proceeds received by the Company from any sales of its securities will be used to repay this Note.

Convertible Note Payable

On December 20, 2018, the Company entered into a securities exchange agreement (“Exchange Agreement”) with Maxim Group LLC (the “Holder”). Pursuant to the terms of the Exchange Agreement, the Holder agreed to surrender and exchange the Note in the amount of $1.8 million which was issued to Maxim pursuant to the Settlement Agreement (discussed immediately above). In exchange, the Company issued to the Holder a Series A-1 Exchange Convertible Note in the principal amount of $500,000 (the “Series A-1 Note”) and a Series A-2 Exchange Convertible Note in the principal amount of $1,000,000 (the “Series A-2 Note,” and collectively with Series A-1 Note, the “Exchange Notes”).

The Series A-1 Note bears interest at 2.67% per annum, payable quarterly and has a maturity date of the earlier of the closing date of the Acquisition (as defined below) or June 20, 2020 (the “Maturity Date”). The Company may pay the interest in cash or at its sole discretion, in shares of its common stock or a combination of cash and common stock. However, the Company may only pay the interest in shares of its common stock if (i) all the equity conditions specified in the note (“Equity Conditions”) have been met (unless waived by the Holder in writing) during the 20 trading days immediately prior to the interest payment date (“Interest Notice Period”), (ii) the Company has provided proper notice pursuant to the terms of the note and (iii) the Company has delivered to the Holder’s account certain number of shares of its common stock to be applied against such interest payment prior to (but no more than five trading days before) the Interest Notice Period.

The Series A-1 Note is convertible into shares of the Company’s common stock (“Conversion Shares”) at an initial conversion price of $1.93 per share, subject to adjustment for any stock dividends and splits, rights offerings, distributions, combinations or similar transactions. Upon the closing of the Acquisition, the conversion price will be automatically adjusted to equal the arithmetic average of the volume weighted average price (“VWAP”) of the Company’s common stock in the five trading days prior to the closing date of the Acquisition. The Holder may convert the Series A-1 Note at any time, in whole or in part, provided that upon receipt of a notice of conversion from the Holder, the Company has the right to repay all or any portion of the Series A-1 Note included in the notice of conversion.

Additionally, the Series A-1 Note will automatically convert into shares of the Company’s common stock on the earlier of the Maturity Date or the closing date of the Acquisition provided that (i) no event of default then exists, and (ii) solely if such automatic conversion date is also the Maturity Date, each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the 20 trading day period ending on the trading day immediately prior to the automatic conversation date.

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At any time prior to the Maturity Date, the Company may also elect to redeem some or all of the outstanding principal amount for cash in an amount (the “Optional Redemption Amount”) equal to the sum of (a) 100% of the then outstanding principal amount of the note, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the note (the “Optional Redemption”). The Company may only effect an Optional Redemption if each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the period commencing on the date when the notice of the Optional Redemption is delivered to the date of the Optional Redemption and through and including the date payment of the Optional Redemption Amount is actually made in full.

Except as otherwise provided in the Series A-1 Note, including, without limitation, an Optional Redemption, the Company may not prepay any portion of the principal amount of the note without the prior written consent of the Holder.

The Company is not permitted to convert any portion of the Series A-1 Note if doing so results in the Holder beneficially owning more than 4.99% of the outstanding common stock of the Company after giving effect to such conversion, provided that on 61 days’ prior written notice from the Holder to the Company, that percentage may increase to 9.99%. However, if there is an automatic conversion, and the conversion would result in the Company issuing a number of shares in excess of the beneficial ownership limitation, then any such shares in excess of the beneficial ownership limitation will be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation, at which time or times the Holder will be issued such shares to the same extent as if there had been no such limitation.

The Series A-1 Note contains restrictive covenants which, among other things, restrict the Company’s ability to repay or repurchase any indebtedness, make distributions on or repurchase its common stock or enter into transactions with its affiliates.

The Series A-2 Note has terms substantially similar to those of the Series A-1 Note except that the Series A-2 Note has a maturity date of June 20, 2020 and an initial conversion price of $1.93 which will be automatically adjusted to the lower of (i) the conversion price then in effect and (ii) the greater of the arithmetic average of the VWAP of the Company’s common stock in the five trading days prior to the notice of conversion and $0.50.

As of December 31, 2018, upon the closing of the Acquisition, the Series A-1 Note automatically converted into 193,648 shares of the Company’s common stock.

Amendments to Forward Purchase Agreements and Warrants

On December 20, 2018, the Company, Polar, K2 and the Escrow Agent, entered into an Amendment (the “Amendment”), pursuant to which, among other things, the stock purchase agreements with Polar and K2 were amended to (x) reduce the purchase price per share payable by the Company at the closing of the Stock Sales from $11.23 per share to (1) first $6.00 per share up to 20% of the original number of Shares (as defined in the respective Purchase Agreement), (2) then $5.00 per remaining share up to 20% of the original number of Shares, (3) then $4.00 per remaining share up to 20% of the original number of Shares, (4) then $3.00 per remaining Share up to 20% of the original number of Shares, and (5) then $2.00 per remaining Share up to 20% of the original number of Shares, (y) to extend the outside date of the closing of the Stock Sales until January 18, 2019, and (z) to authorize the issuance of $3,542,700 and $1,590,600 from the Escrow Account to Polar and K2, respectively, as partial payment for the Shares prior to the final closing of the Stock Sales.

In addition, pursuant to the terms of the Amendment, the Company agreed to amend its outstanding Public Warrants and Private Placement Warrants (1) to reduce the exercise price of the warrants from $11.50 per share to $4.00 per share, subject to adjustment (the “Exercise Price Adjustment”) and (2) to revise the redemption provisions of the warrants to provide that the Company may only redeem each warrant in whole at a price of $0.1 per warrant upon a minimum of 30 days’ written notice of redemption if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.00 per share (as opposed to the current $21.00 per share) for any 20 trading days within a 30-trading day period (the “Redemption Threshold Adjustment”); provided, however, that the Exercise Price Adjustment and the Redemption Threshold Adjustment shall only be effective upon the approval of the requisite number of warrant holders, as required by law.

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Acquisition of Simplicity Esports, LLC

On January 4, 2019, the Simplicity Owners received an aggregate of 300,000 shares of common stock at the closing of the Acquisition and an additional aggregate of 700,000 shares of common stock on January 7, 2019. The Simplicity Owners are entitled to receive an additional 2,000,000 shares upon the Company’s receipt of the approval of its stockholders to such issuance. This provision was removed as the stockholder approval was only necessary due to the Company’s stock being listed on NASDAQ. Upon completion of the Simplicity Esports LLC acquisition, the Company decided that moving off the NASDAQ was appropriate and, the 2,000,000 shares are included on the balance sheet as common stock issuable to Simplicity Owners at February 28, 2019.

In connection with the acquisition of Simplicity Esports LLC, on January 2, 2019, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate Amendment”) with the Delaware Secretary of State to change the Company’s name from “Smaaash Entertainment, Inc.” to “Simplicity Esports and Gaming Company”. In addition, the Company changed the ticker symbols of its common stock and public warrants to “WINR” and “WINRW,” respectively, and commenced trading of its common stock and public warrants under such new ticker symbols on the OTCQB on January 10, 2019.

Nasdaq Delisting

On December 10, 2018, the Company received a written notice (the “Notice”) from the Listing Qualifications Division of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has not complied with the requirements of IM-5101-2 of the listing rules of Nasdaq (the “Listing Rules”).

The Notice stated that after its Business Combination, the Company had not demonstrated that its common stock met Listing Rule 5505(b)(1) that requires a market value of publicly held shares of at least $15 million. Additionally, the Company has not provided evidence that its common stock has at least 300 round lot holders as required by Listing Rule 5505(a)(3) and that its public warrant has at least 400 round lot holders as required by Listing Rule 5515(a)(4). Finally, the Company does not comply with Listing Rule 5515(a)(2) which requires that for initial listing of a warrant the underlying security must be listed on Nasdaq.

On January 7, 2019, the Company received a second written notice from Nasdaq informing it that the Company failed to comply with Listing Rule 5250(e)(2) which requires companies listed on Nasdaq to timely file notification forms for the Listing of Additional Shares (the “LAS Notification”).

The Company was required to submit the LAS Notification 15 days prior to the issuance of the securities, however, the Company filed the LAS Notification for the issuance of the Series A-1 Note and Series A-2 Note and for the share exchange under our Share Exchange Agreement after such 15-day periods. Nasdaq notified the Company that each of these matters serves as an additional and separate basis for delisting the Company’s securities and that the review panel will consider these matters in rendering a determination regarding the Company’s continued listing on Nasdaq.

The Company’s management has decided that moving from Nasdaq to the OTCQB is more appropriate for the Company at this time, while the Company builds out its planned network of retail esport centers.

On April 1, 2019, the Company was notified by Nasdaq that it would delist the Company’s common stock and public warrants. The Company’s common stock and public warrants were previously suspended from trading on Nasdaq, effective January 25, 2019.

On April 2, 2019, Nasdaq filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission relating to the Company’s common stock and public warrants. As a result, the Company’s common stock and public warrants were delisted from Nasdaq effective April 2, 2019.

The Company’s common stock and public warrants currently are quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

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Private Unit Offering

In 2019, the Company sold an aggregate of 987,500 units (the “Units”) at a purchase price of $2.00 per Unit to 12 accredited investors in exchange for receipt of $1,975,000. Each unit consists of (i) one share of common stock, and (ii) a 5-year warrant to purchase one share of common stock at a purchase price of $4.00.

Settlement Agreement

In March of 2019, the Company entered into a settlement agreement with its prior attorney. The settlement agreement called for $200,000 to be paid upon signing the settlement agreement and then another approximate $525,000 to be paid over time. As of September 20, 2019, the Company owes this attorney approximately $325,000.

Restricted Stock Award

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 120,000 shares of our restricted Common Stock. Such shares vest over a nine month period. As of September 20, 2019, 80,000 of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 36,000 shares of our restricted Common Stock. Such shares vest over a nine month period. As of September 20, 2019, 24,000 of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Steve Grossman, President of Simplicity Esports, LLC, a wholly owned subsidiary of our company, 24,000 shares of our restricted Common Stock. Such shares vest over a nine month period. As of September 20, 2019, 16,000 of such shares have vested.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan, Franklin and Grossman on December 31, 2018.

Debt Conversion

On May 31, 2019, we issued 100,000 shares of Common Stock to affiliates of Polar in exchange for Polar’s forgiveness of $143,476 owed by us to Polar under that that certain Stock Purchase Agreement, dated as of November 2, 2018, between Polar and us.

Recent Developments

Acquisition of PLAYLive

On July 30, 2019 (“Closing Date”), we acquired a 100% interest in PLAYLive Nation, Inc. (“PLAYLive”) by way of merger (“Merger”) pursuant to an Agreement and Plan of Merger, dated July 25, 2019 (“Merger Agreement”), whereby we acquired 100% of the issued and outstanding common stock of PLAYLive from the selling stockholders (“PLAYLive Stockholders”) of PLAYLive in exchange for 750,000 shares of our common stock. Following the Merger, PLAYLive became our wholly owned subsidiary. On the Closing Date, each of the PLAYLive Stockholders entered into a one-year lock-up agreement with the Company and each of Duncan Wood, Jordan C. Jenson, and Alec T. Carpenter entered into an employment agreement with PLAYLive.

PLAYLive has 44 operational franchise social gaming lounges focused on uniting like-minded esports players of all ages and to creating strong community-based relationships amongst gamers. Nine additional locations are expected to open by December 31, 2019. Key features of each gaming lounge are as follows:

●	Offers the newest games available for play;
●	Provides gamers with a clean, fun, and cool atmosphere to play and socialize with other gamers out of the house and meet new people;
●	Permits gamers to compete against others in real life for notoriety;
●	Holds events regularly such as tournaments, leagues, & more; and
●	Sells gaming-related merchandise

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our history of losses;

●	our inability to attract sufficient demand for our services and products;

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●	our ability to successfully execute our growth and acquisition strategy and manage effectively our growth;

●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;

●	our dependence on a strong brand image;

●	our cash needs and the adequacy of our cash flows and earnings;

●	our ability to access additional capital;

●	our dependence upon our executive officers, founders and key employees;

●	our ability to attract and retain qualified personnel;

●	our reliance on our technology systems, the impact of technological changes and cybersecurity risks;

●	changes in applicable laws or regulations;

●	our ability to protect our trademarks or other intellectual property rights;

●	potential litigation from competitors or customers; and

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors.

In addition, our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses from operations and negative cash flows from operations as well as our dependence on private equity and financings in Note 2 of our unaudited consolidated financial statements for the nine-months ended February 28, 2019.

Corporate Information

Our principal executive offices are located at 7000 W. Palmetto Park Road, Suite 505, Boca Raton, Florida 33433, and our telephone number at that location is (855) 345-9467.

THE OFFERING

We are registering (i) the issuance by us of up to 6,449,000 shares of our Common Stock which may be issued upon the exercise of the Warrants, and (ii) the resale from time to time by the Selling Securityholders of 6,465,617 shares of Common Stock and 261,500 warrants (“Private Placement Warrants”) forming part of the Private Placement Units. “Warrants” means our redeemable warrants, which includes all of our warrants sold as part of the Public Units as well as the Private Placement Warrants and 2019 Warrants to the extent they are no longer held by the initial purchasers of the Private Placement Warrants, 2019 Warrants or their permitted transferees.

Common Stock and Warrants Held by Selling Securityholders

Securities Outstanding Prior to This Registration

7,807,195 shares of our Common Stock are issued and outstanding as of September 20, 2019. In addition, as of September 20, 2019, 6,449,000 shares of Common Stock underlying Warrants are issuable upon exercise of the 6,449,000 outstanding Warrants.

Securities Outstanding After This Registration	14,256,195 shares of our Common Stock, which assumes the exercise of all Warrants. The number of outstanding shares of Common Stock that will be outstanding after this offering excludes 500,000 shares of Common Stock reserved and available for issuance under the 2018 Equity Incentive Plan (the “Incentive Plan”).

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Common Stock Held by the Selling Securityholders	We are registering 6,465,617 shares of Common Stock held by the Selling Securityholders named herein.

Private Placement Warrants offered by certain Selling Securityholders	We are registering 261,500 Private Placement Warrants to be offered from time to time by certain Selling Securityholders. Each Private Placement Warrant entitles the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, subject to adjustment as set forth in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Warrants Held by the Selling Securityholders	Each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. Each 2019 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $4.00 per share. Each Public Warrant and Private Placement Warrant may be exercised at any time commencing on December 20, 2018 until November 19, 2023, or earlier upon redemption or liquidation. The Private Placement Warrants may also be exercised on a cashless basis pursuant to the terms of such warrants.

Terms of Offering	The Selling Securityholders will determine when and how they will dispose of the Common Stock and Private Placement Warrants registered under this prospectus for resale, as well as any shares of Common Stock issued by the Company in a registered issuance under this prospectus upon exercise of any Warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of Common Stock or Private Placement Warrants by the Selling Securityholders. However, we will receive proceeds from the cash exercise of Warrants if they are exercised by the Selling Securityholders, provided that the Private Placement Warrants may be exercised on a cashless basis. We intend to use any net proceeds from the cash exercise of the Warrants for working capital, and general corporate purposes.

Trading Market and Ticker Symbol	The Company’s Common Stock and Public Warrants currently have been quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

Issuance of Warrant Shares Underlying the Warrants

Warrant Shares to be Issued upon Exercise of Warrants	6,449,000 shares of Common Stock underlying the Warrants.

Shares Outstanding Prior to Exercise of Warrants	7,807,195 shares of Common Stock as of September 20, 2019.

Shares to be Outstanding Assuming Exercise of All Warrants	14,256,195 shares of Common Stock.

Terms of Warrants	Each Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. Each 2019 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $4.00 per share. Each Public Warrant and Private Placement Warrant may be exercised at any time commencing on December 20, 2018 until November 19, 2023, or earlier upon redemption or liquidation.

Use of Proceeds	We expect to receive approximately $66,757,250 in gross proceeds assuming the cash exercise of all of the (i) Public Warrants and Private Placement Warrants at an exercise price of $11.50 per share of Common Stock and (ii) 2019 Warrants at an exercise price of $4.00 per share of Common Stock. However, the Private Placement Warrants may be exercised on a cashless basis, in which case we would expect to receive $63,750,000 in gross proceeds from the cash exercise of the Public Warrants and 2019 Warrants. We intend to use any net proceeds from the cash exercise of the Warrants for working capital and general corporate purposes.

Trading Market	Our Public Warrants are currently quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbols “WINRW.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended May 31, 2019 and 2018 and the balance sheet data as of May 31, 2019 and 2018 are derived from the audited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended May 31, 2019	Year Ended May 31, 2018

Statement of Operations Data
Total revenues	$37,995	$0
Total operating expenses	4,353,189	530,564
Loss from operations	(4,315,194)	(530,564)
Total other income	749,922	521,702
Loss before provision for taxes	(3,565,272)	(8,862)
Income tax provisions	0	0
Net income (loss)	$(3,565,272)	$(8,862)
Basic and diluted net loss per share	$(1.00)	$(0.00)

Balance Sheet Data (at period end)
Cash and cash equivalents	$1,540,158	$458,062
Working capital (deficit) (1)	$(277,588)	$216,034
Total assets	$7,754,543	$53,356,883
Total liabilities	$1,886,622	$2,065,197
Commitments	$-	$46,291,685
Stockholders’ equity	$5,867,921	$5,000,001

(1) Working capital (deficit) represents total current assets less total current liabilities.

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RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares and warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business

We have a relatively limited operating history and limited revenues to date and thus are subject to risks of business development and you have no basis on which to evaluate our ability to achieve our business objective.

Because we have a relatively limited operating history and limited revenues to date, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets. These risks include:

●	that we may not have sufficient capital to achieve our growth strategy;

●	that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;

●	that our growth strategy may not be successful; and

●	that fluctuations in our operating results will be significant relative to our revenues.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.

We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended May 31, 2019 and 2018, we reported net losses of $3,565,272 and $8,862, respectively, and negative cash flow from operating activities of $1,395,255 and $470,153, respectively. As of May 31, 2019, we had an aggregate accumulated deficit of approximately $3,574,806. We anticipate that we will continue to report losses and negative cash flow. As a result of these net losses and cash flow deficits as well as our dependence on private equity and financings, our independent auditors have indicated that there is a substantial doubt about our ability to continue as a going concern in our audit report for the fiscal year ended May 31, 2019 and 2018.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

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We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	straining our financial resources to acquire a company;

●	anticipated benefits may not materialize as rapidly as we expect, or at all;

●	diversion of management time and focus from operating our business to address acquisition integration challenges;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We attempted to estimate our funding requirements in order to implement our growth plans. If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

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These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

We may become subject to the requirements of the Investment Company Act, which would limit our business operations and require us to spend significant resources to comply with such act.

The Investment Company Act of 1940, as amended (the “Investment Company Act”), defines an “investment company” as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. While we believe that a reasonable investor would not conclude that we are engaged primarily in investing in securities based on our business plan focused on operating a global virtual reality gaming and fully integrated esports platform, operating corporate owned as well as franchising Simplicity Esports Gaming Centers in United States, and making acquisitions in the active entertainment industry in the United States, the composition of our assets after the Acquisition and Transactions, including our ownership of equity shares in Simplicity Esports LLC and Smaaash Private, could contribute to a conclusion that we meet the threshold definition of an investment company. While the Investment Company Act also has several exclusions and exceptions that we would seek to rely upon to avoid being deemed an investment company, our reliance on any such exclusions or exceptions may be misplaced resulting in violation of the Investment Company Act, the consequences of which can be significant. For example, investment companies that fail to register under the Investment Company Act are prohibited from conducting business in interstate commerce, which includes selling securities or entering into other contracts in interstate commerce. Section 47(b) of the Investment Company Act provides that a contract made, or whose performance involves, a violation of the Investment Company Act is unenforceable by either party unless a court finds that enforcement would produce a more equitable result than non-enforcement. Similarly, a court may not deny rescission to any party seeking to rescind a contract that violates the Investment Company Act, unless the court finds that denial of rescission would produce more equitable result than granting rescission.

If we are deemed to be an investment company under the Investment Company Act, Rule 3a-2 of the Investment Company Act provides that inadvertent or transient investment companies will not be treated as investment companies subject to the provisions of the Investment Company Act, provided the issuer has the requisite intent to be engaged in a non-investment business, evidenced by the issuer’s business activities and an appropriate resolution of the issuer’s board of directors, within one year from the commencement of the earlier of (1) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis, or (2) the date on which an issuer owns or proposes to acquire investment securities (as defined in section 3(a) of the Investment Company Act) having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. If the Company becomes an inadvertent investment company, and fails to meet the requirements of the transient investment company exemption under Rule 3a-2 of the Investment Company Act, then we will be required to register as an investment company with the SEC.

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We may not have sufficient capital to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives.

After the consummation of the acquisition of Simplicity Esports LLC, our remaining liquidity and capital resources may not be sufficient to allow us to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives. If we require additional capital resources, we may seek such funds directly from third party sources; however, we may not be able to obtain sufficient equity capital and/or debt financing from third parties to allow us to fund our expected ongoing operations or we may not be able to obtain such equity capital or debt financing on acceptable terms or conditions. Factors affecting the availability of equity capital or debt financing to us on acceptable terms and conditions include:

●	Our current and future financial results and position;

●	the collateral availability of our otherwise unsecured assets;

●	the market’s, investors and lenders’ view of our industry and products;

●	the perception in the equity and debt markets of our ability to execute our business plan or achieve our operating results expectations; and

●	the price, volatility and trading volume and history of our Common Stock.

If we are unable to obtain the equity capital or debt financing necessary to fund our ongoing operations, pursue our strategy and sustain our growth initiatives, we may be forced to scale back our operations or our expansion initiatives, and our business and operating results will be materially adversely affected.

Our growth strategy depends on the availability of suitable locations for our Simplicity Esports Gaming Centers and our ability to open new Simplicity Esports Gaming Centers and operate them profitably.

A key element of our growth strategy is to extend our brand by opening corporate owned as well as franchising retail Simplicity Esports Gaming Centers in locations in the United States that we believe will provide attractive returns on investment. We have initially identified five sites for potential Simplicity Esports Gaming Centers, in the United States, however, desirable locations for additional Simplicity Esports Gaming Center openings may not be available at an acceptable cost when we identify a particular opportunity for a new Simplicity Esports Gaming Center.

In addition, our ability to open new Simplicity Esports Gaming Centers on a timely and cost-effective basis, or at all, is dependent on a number of factors, many of which are beyond our control, including our ability or the ability of the selected franchisee to:

●	reach acceptable agreements regarding the lease of the locations;

●	comply with applicable zoning, licensing, land use and environmental regulations;

●	raise or have available an adequate amount of cash or currently available financing for construction and opening costs;

●	timely hire, train and retain the skilled management and other employees necessary to meet staffing needs;

●	obtain, for acceptable cost, required permits and approvals, including liquor licenses; and

●	efficiently manage the amount of time and money used to build and open each new Simplicity Esports Gaming Center.

If we succeed in opening new Simplicity Esports Gaming Centers on a timely and cost-effective basis, we may nonetheless be unable to attract enough customers to the new Simplicity Esports Gaming Centers because potential customers may be unfamiliar with our Simplicity Esports Gaming Centers or concepts, or our entertainment and menu options might not appeal to them. Our new Simplicity Esports Gaming Centers may not meet or exceed our performance targets, including target cash-on-cash returns. New Simplicity Esports Gaming Centers may even operate at a loss, which could have a significant adverse effect on our overall operating results.

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Our operations of Simplicity Esports Gaming Centers are significantly dependent on changes in public and customer tastes and discretionary spending patterns. Our inability to successfully anticipate customer preferences or to gain popularity for such Simplicity Esports Gaming Centers games may negatively impact our profitability.

Our success depends significantly on public and customer tastes and preferences, which can be unpredictable. If we are unable to successfully anticipate customer preferences or increase the popularity of the games offered at the Simplicity Esports Gaming Centers, the per capita revenue and overall customer expenditures at the Simplicity Esports Gaming Centers may decrease, and thereby negatively impact our profitability. In response to such developments, we may need to increase our marketing and product development efforts and expenditures, adjust our game or product sale pricing, modify the games themselves, or take other actions, which may further erode our profit margins, or otherwise adversely affect our results of operations and financial condition. In particular, we may need to expend considerable cost and effort in carrying out extensive research and development to assess the potential interest in a game, testing and launching new games, and to remain abreast with continually evolving technology and trends, as well as the success and popularity of Simplicity stream team’s casters, influencers and personalities among Simplicity Esports LLC’s dedicated fan base.

While we may incur significant expenditures of this nature, including in the future as we continue to expand our operations, there can be no assurance that any such expenditures or investments by us will yield expected or commensurate returns or results, within a reasonable or anticipated time, or at all.

The nature of our business exposes us to negative publicity or customer complaints, including in relation to, among other things, accidents, injuries or thefts at the Simplicity Esports Gaming Centers, or health and safety concerns arising from improper use of our game equipment or at our food and beverage venues.

Our business inherently exposes us to negative publicity or customer complaints as a result of accidents, injuries, or in extreme cases, deaths, arising from instances of air-borne, water-borne or food-borne contagion or illness, food contamination, spoilage, tampering, equipment failure, improper use of our equipment, fire, explosion, terrorist attacks or civil riots, and other safety or security issues, such as kidnapping, or associated risks arising from other actual or perceived non-compliance with safety, quality or service standards or norms in relation to the various game, entertainment and food and beverage attractions at the Simplicity Esports Gaming Centers. Even isolated or sporadic incidents or accidents may have a negative impact on our brand image and reputation, and the Simplicity Esports Gaming Centers’ or games’ or our own popularity with customers. The considerable expansion of social media in recent years has compounded the effect of any potential negative publicity.

We cannot guarantee that its employee training, internal controls and other precautions will be sufficient to prevent any such occurrence at the Simplicity Esports Gaming Centers, in relation to our Simplicity global virtual reality gaming and fully integrated esports platform, or to control or mitigate any negative consequences. In addition, we or our franchisees rely on third-party security and housekeeping staff for certain non-core functions, as well as certain technology vendors and partners. Although we monitors vendors and partners and, in certain cases, may have a contractual indemnity or recourse in case of any default on their part, our ability to assure a safe and satisfactory experience to our customers is necessarily limited to the extent of our or our franchisees’, dependence on third parties, from time to time. Moreover, we may not be able to distance or insulate ourselves from any adverse publicity or reputational damage arising from any act, omission or negligence on the part of a vendor or other third party, which may negatively affect a customer’s experience at any of the Simplicity Esports Gaming Centers.

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We or our franchisees may not be able to operate in the United States, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect our business, results of operations or financial condition.

Each Simplicity Esports Gaming Center will be subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the country, state, county and/or municipality in which the Simplicity Esports Gaming Center is located. In the United States, each Simplicity Esports Gaming Center with a restaurant or bar will be required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one Simplicity Esports Gaming Center may lead to the loss of licenses at all Simplicity Esports Gaming Centers in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each Simplicity Esports Gaming Center, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. Our failure or a failure by a franchisee in obtaining and maintaining the required licenses, permits and approvals at any one Simplicity Esports Gaming Center could impact the continuing operations of existing Simplicity Esports Gaming Centers, or delay or prevent the opening of new Simplicity Esports Gaming Centers. Although we do not anticipate any material difficulties occurring in the future, the failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and our ability to obtain such a license or permit in other locations.

As a result of operating certain entertainment games and attractions, including skill-based games that offer redemption prizes, the Simplicity Esports Gaming Centers in the United States are subject to amusement licensing and regulation by the countries, states, provinces, counties and municipalities in which our Simplicity Esports Gaming Centers are located. These laws and regulations can vary significantly by country, state, province, county, and municipality and, in some jurisdictions, may require us to modify our business operations or alter the mix of redemption games and simulators we offer. Moreover, as more states in the United States and local communities implement legalized gambling, the laws and corresponding enabling regulations may also be applicable to our redemption games and regulators may create new licensing requirements, taxes or fees, or restrictions on the various types of redemption games we offer. Furthermore, other states, provinces, counties and municipalities may make changes to existing laws to further regulate legalized gaming and illegal gambling. Adoption of these laws, or adverse interpretation of existing laws, after we have established a Simplicity Esports Gaming Center in the jurisdiction could require the existing center in these jurisdictions to alter the mix of games, modify certain games, change the mix of prizes that we may offer or terminate the use of specific games, any of which could adversely affect our operations.

We are also subject to laws and regulations governing our relationship with our employees, including those related to minimum wage requirements, exempt status, overtime, health insurance mandates, working and safety conditions, immigration status requirements, child labor, and non-discrimination. Additionally, changes in federal labor laws, including card verification regulations, could result in portions of our workforce being subjected to greater organized labor influence, which could result in an increase to our labor costs. A significant portion of Simplicity Esports Gaming Center personnel will be paid at minimum wage rates established by federal, state and municipal law. Increases in the minimum wage result in higher labor costs, which may be only partially offset by price increases and operational efficiencies.

We are also subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. The Federal Trade Commission and various state laws require that we furnish a franchise disclosure document containing certain information to prospective franchisees, and a number of states require registration of the franchise disclosure document with state authorities. State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply. We shall endeavor to make sure that any franchise disclosure document we provide, together with any applicable state versions or supplements, and franchising procedures, comply in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which we have offered franchises.

If we and our franchisees fail to comply with such laws and regulations, we may be subject to various sanctions and/or penalties and fines or may be required to cease operations until we achieve compliance, which could have an adverse effect on our business and our financial results.

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Our growth through franchising may not occur as rapidly as we currently anticipate and may be subject to additional risks.

As part of our growth strategy, we will continue to seek franchisees to operate Simplicity Esports Gaming Centers in certain strategic domestic locations or venues. We believe that our ability to recruit, retain and contract with qualified franchisees will be increasingly important to our operations as we expand. Our franchisees are dependent upon the availability of adequate sources of financing in order to meet their development obligations. Such financing may not be available to our franchisees, or only available upon disadvantageous terms. Our franchise strategy may not enhance our results of operations.

Expanding through franchising exposes our business and brand to risks because the quality of the franchised operations will be beyond our immediate control, including risks associated with our confidential information, intellectual properties (including trademarks) and brand reputation. Even if we have contractual remedies to cause franchisees to maintain operational standards, enforcing those remedies may require litigation and therefore our image and reputation may suffer, unless and until such litigation is successfully concluded.

We could face liability from or as a result of our franchisees.

Various state and federal laws will govern the relationship between us and our franchisees and the potential sale of a franchise. If we fail to comply with these laws, we could be liable for damages to franchisees and fines or other penalties. A franchisee or government agency may bring legal action against us based on the franchisee/franchisor relationship. Also, under the franchise business model, we may face claims and liabilities based on vicarious liability, joint-employer liability, or other theories or liabilities. Such legal actions could result in expensive litigation with our franchisees or government agencies that could adversely affect both our profit and our important relations with our franchisees. In addition, regulatory or legal developments could result in changes to laws or the franchisor/franchisee relationship that could negatively impact the franchise business model and, accordingly, our profit.

We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment market in the United States, which could have a material adverse effect on our business, results of operations or financial condition.

The out-of-home entertainment market in the United States is highly competitive. Simplicity Esports Gaming Centers that we or our franchisees operate will compete for customers’ discretionary entertainment dollars with providers of out-of-home entertainment, including localized attraction facilities such as movie theatres, sporting events, bowling alleys, sports activity centers, arcades and entertainment centers, nightclubs and restaurants as well as theme parks. Many of the entities operating these businesses are larger and have significantly greater financial resources, a greater number of locations, have been in business longer, have greater name and brand recognition and are better established in the local markets where Simplicity Esports Gaming Centers are planned to be located. As a result, they may be able to invest greater resources than we can in attracting customers and succeed in attracting customers who would otherwise come to the Simplicity Esports Gaming Centers we or our franchisees operate. In the United States, the legalization of casino gambling in geographic areas near any future Simplicity Esports Gaming Center would create the possibility for adult entertainment alternatives, which could have a material adverse effect on our business and financial condition. We will also face competition from local, regional and national establishments that offer entertainment experiences similar to us. Simplicity Esports Gaming Centers we or our franchisees operate will also face competition from increasingly sophisticated home-based forms of entertainment, such as internet and video gaming and home movie streaming and delivery. If we fail to compete favorably in the competitive out-of-home and home-based entertainment markets it could have a material adverse effect on our business, results of operations and financial condition.

Our senior management team has limited experience in establishing, operating, licensing rights to and franchising entertainment centers and related products.

The members of our senior management team have extensive backgrounds in finance and the management of financial services businesses, however, they have limited prior experience in establishing, operating, licensing rights to and franchising entertainment centers. We will need to expand our management team, to include individuals with expertise in establishing and operating entertainment centers as well as individuals with expertise in product licensing and franchise operations. If we are unable to recruit professionals with acceptable backgrounds in establishing and operating entertainment centers and with backgrounds in product licensing and financing, we may not be able to pursue our growth strategy which could have a material adverse effect on our business and results of operations.

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Our success depends upon our ability to recruit and retain qualified management and operating personnel at Simplicity Esports Gaming Centers.

We and our franchisees must attract, retain and motivate a sufficient number of qualified management and operating personnel in order to maintain consistency in our service, hospitality, quality and atmosphere of our Simplicity Esports Gaming Centers. Qualified management and operating personnel are typically in high demand. If we and our franchisees are unable to attract and retain a satisfactory number of qualified management and operating personnel, labor shortages could delay the planned openings of new Simplicity Esports Gaming Centers which could have a material adverse effect on our business and results of operations.

Our business and operations are subject to various risks relating to the acquisitions of target companies. Our inability to complete and successfully integrate the future acquisition targets may affect our growth strategy, market share, profitability or competitive position.

We plan to expand through future acquisitions of companies along with organic growth. There can be no assurance that we will be able to successfully integrate the acquired businesses into our existing operations as planned. We may be adversely impacted by liabilities that we assume from these acquisitions, including known and unknown obligations, intellectual property or other assets, terminated employees, current or former clients, or other third parties, and we may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to the acquisitions, which could result in unexpected legal or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes, or other adverse effects on our business.

Our insurance coverage may not adequately protect us against all future risks, which may adversely affect our business and prospects.

We maintain insurance coverage, including for fire, acts of god and perils, terrorism, burglary, money, loss of profit, fidelity guarantee, fixed glass and sanitary fitting, electronic equipment, machinery breakdown, portable equipment, sign boards, commercial general liability, marine transit, and directors’ and officers’ liability insurance, as well as employee health and medical insurance, with standard exclusions in each instance. While we maintain insurance in amounts that we consider reasonably sufficient for a business of our nature and scale, with insurers that we consider reliable and credit worthy, we may face losses and liabilities that are uninsurable by their nature, or that are not covered, fully or at all, under our existing insurance policies. Moreover, coverage under such insurance policies would generally be subject to certain standard or negotiated exclusions or qualifications and, therefore, any future insurance claims by us may not be honored by our insurers in full, or at all. In addition, our premium payments under our insurance policies may require a significant investment by us.

To the extent that we suffers loss or damage for which we did not obtain insurance, that is not covered by insurance or that exceeds our insurance coverage, the loss will have to be borne by us and our business, cash flow, financial condition, results of operations and prospects may be adversely affected.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

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We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Our executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, executive officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ended May 31, 2019. As long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

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Provisions in our third amended and restated certificate of incorporation, as amended, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our third amended and restated certificate of incorporation, as amended, contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The Simplicity products and services compete within industries that are characterized by swiftly changing technology, evolving industry standards, frequent new and enhanced product introductions, rapidly changing consumer preferences and product obsolescence. In order to continue to compete effectively, we need to respond quickly to technological changes and to understand their impact on customers’ preferences. We may take significant time and resources to respond to these technological changes and changes in consumer preferences. Our business and results of operations may be negatively impacted if our products and services fail to keep pace with these changes.

A failure or unanticipated delay in securing any necessary or desired certification for Simplicity Esports LLC’s products from government or regulatory organizations could impair distribution of Simplicity Esports LLC’s products and materially and adversely affect our results of operations and financial condition.

In order for certain Simplicity Esports LLC’s products to be commercially distributed for use in certain target markets, they must first be certified by certain government or regulatory organizations, such as the Underwriters Laboratory (UL) in the U.S. and the Technischer Überwachungs-Verein (TÜV) and Conforme Européene (CE) in Europe. A failure or unanticipated delay in securing any necessary or desired certification for the Simplicity Esports LLC’s products could impair sales of Simplicity Esports LLC’s products and materially and adversely affect our business, results of operations and financial condition.

Various product safety laws and governmental regulations applicable to the distributor of Simplicity Esports LLC’s products may adversely affect our business, results of operations and financial condition.

Our distribution of Simplicity Esports LLC’s products will be subject to numerous federal, state, provincial, local and foreign laws and regulations, including laws and regulations with respect to product safety, including regulations enforced by the United States Consumer Products Safety Commission. We and our franchisees could incur costs in complying with these regulations and, if they fail to comply, could incur significant penalties. A failure to comply with applicable laws and regulations, or concerns about product safety, may also lead to a recall or post-manufacture repair of selected Simplicity Esports LLC’s products, resulting in the rejection of the products by our franchisees, lost sales, increased customer service and support costs, and costly litigation.

Risks Relating to Our Esports Business

Our esports business faces intense and wide-ranging competition, which may have a material negative effect on our business and results of operations.

The success of an esports business, like the esports business of Simplicity Esports LLC, is dependent upon the performance and/or popularity of its teams. Simplicity Esports LLC’s teams compete, in varying respects and degrees, with other live sporting events, and with sporting events delivered over television networks, radio, the Internet and online services, mobile applications and other alternative sources. For example, our esports teams compete for attendance, viewership and advertising with a wide range of alternatives available in major metropolitan areas. During some or all of the esports season, our teams face competition, in varying respects and degrees, from professional and collegiate basketball, hockey, baseball, football, and soccer, among others.

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As a result of the large number of options available, we face strong competition for the sports and gaming fan. We must compete with other esports teams, traditional sports teams and sporting events, in varying respects and degrees, including on the basis of the quality of the teams we field, their success in the leagues, tournaments and genres in which they compete, our ability to provide an entertaining environment at any esports games that we host at our centers, prices charged for tickets and the viewing availability of our teams on multiple media alternatives. Given the nature of esports and sports in general, there can be no assurance that we will be able to compete effectively, including with companies that may have greater resources than we have, and as a consequence, our business and results of operations may be materially negatively affected by competition.

Our businesses are substantially dependent on the continued popularity and/or competitive success of Simplicity Esports LLC’s teams, which cannot be assured.

Our future financial results will be dependent on the Simplicity teams becoming and remaining popular with our fan base and, in varying degrees, on the team achieving in-game success, which can generate fan enthusiasm, resulting in sustained ticket and merchandise sales during the season. Furthermore, success in the regular season at certain tournaments may qualify one or more of our esports teams for participation in post-season playoffs, which provides us with additional revenue from prize money by increasing the number of games played by our sports teams and, more importantly, by generating increased excitement and interest in our esports teams, which can improve attendance in subsequent seasons. There can be no assurance that any of our esports teams, will develop a significant fan base, maintain continued popularity or compete in post-season play in the future.

The actions of the various esports leagues and tournaments may have a material negative effect on our business and results of operations.

The governing bodies of the various esports leagues and tournaments, under certain circumstances, can take actions that they deem to be in the best interests of their respective leagues or tournaments, which may not necessarily be consistent with maximizing our results of operations and which could affect our esports teams in ways that are different than the impact on other esports teams. For example they can take actions relating to the rights to telecast the games of league members or tournament participants, including the Simplicity team, licensing of the rights to produce and sell merchandise bearing the logos and/or other intellectual property of our esports teams and the leagues or tournaments, and the internet-based activities of our esports teams. Certain of these decisions by the esports leagues and tournaments could have a material negative effect on our business and results of operations. From time to time, we may disagree with or challenge actions that the leagues or tournaments take or the power and authority they assert.

We may be unable to effectively manage the growth in the scope and complexity of our business, including our expansion into the esports business which is untested and into adjacent business opportunities.

Our future success depends, in part, on our ability to manage our expanded business, including through the acquisition of Simplicity, and our aspirations for continued expansion. We intend to dedicate resources to a new business model that is largely untested, as is the case with esports. We do not know to what extent our future expansions will be successful. Further, even if successful, the growth of our business could create significant challenges for our management, operational, and financial resources, and could increase existing strain on, and divert focus from, our core businesses. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, and our management systems, information technology systems, and internal controls and procedures may not be adequate to support this growth. Failure to adequately manage our growth in any of these ways may cause damage to our brand, damage our reputation or otherwise negatively impact our business.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products, services and business models to emerging technologies and delivery platforms in order to stay competitive. Forecasting our revenues and profitability for these new products, services and business models is inherently uncertain and volatile, and if we invest in the development of interactive entertainment products or services incorporating a new technology or for a new platform that does not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and services, or recover the opportunity cost of diverting management and financial resources away from other products or services. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both.

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If, on the other hand, we elect not to pursue the development of products or services incorporating a new technology or for new platforms, or otherwise elect not to pursue new business models, that achieve significant commercial success, it may have adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model, as the case may be, and may be more difficult to compete against existing products and services incorporating that technology or for that platform or against companies using that business model.

We may encounter difficulties in integrating Simplicity Esports LLC’s esports businesses or otherwise realizing the anticipated benefits of the transaction.

As part of our business strategy, from time to time, we acquire, make investments in, or enter into strategic alliances and joint ventures with, complementary businesses, such as the acquisition of the Simplicity esports business. The acquisition of Simplicity Esports LLC involves significant risks and uncertainties, including: (i) the potential for Simplicity Esports LLC’s business to underperform relative to our expectations and the acquisition price, (ii) the potential for Simplicity Esports LLC’s business to cause our financial results to differ from expectations in any given period, or over the longer-term, (iii) unexpected tax consequences from the acquisition, or the tax treatment of Simplicity Esports LLC’s business’s operations going forward, giving rise to incremental tax liabilities that are difficult to predict, (iv) difficulty in integrating Simplicity Esports LLC’s business, its operations and its employees in an efficient and effective manner, (v) any unknown liabilities or internal control deficiencies assumed as part of the acquisition, and (vi) the potential loss of key employees of Simplicity Esports LLC’s businesses. Further, the transaction may involve the risk that our senior management’s attention will be excessively diverted from our other operations, the risk that the gaming industry does not evolve as anticipated and that any intellectual property or personnel skills acquired do not prove to be those needed for our future success, and the risk that our strategic objectives, cost savings or other anticipated benefits are otherwise not achieved.

Our business may be harmed if our licensing partners, or other third parties with whom we do business, act in ways that put our brand at risk.

We anticipate that our business partners shall be given access to sensitive and proprietary information or control over our intellectual property in order to provide services and support to our teams. These third parties may misappropriate our information or intellectual property and engage in unauthorized use of it or otherwise act in a way that places our brand at risk. The failure of these third parties to provide adequate services and technologies, the failure of third parties to adequately maintain or update their services and technologies or the misappropriation or misuse of this information or intellectual property could result in a disruption to our business operations or an adverse effect on our reputation, and may negatively impact our business.

Our business is highly dependent on the success and availability of video game platforms manufactured by third parties.

We expect to derive a substantial portion of our revenues from esports games played on game platforms manufactured by third parties, such as Sony’s PS4, Microsoft’s Xbox One, and Nintendo’s Wii U and Switch, and PCs. The success of our business will be driven in large part by our ability to accurately predict which platforms will be successful in the marketplace. We also rely on the availability of an adequate supply of these video game consoles and the continued support for these consoles by their manufacturers. We may be required to commit significant resources well in advance of the anticipated introduction of a new platform. If increased costs are not offset by higher revenues and other cost efficiencies, our business could be negatively impacted. If the platforms for which we invested resources do not attain significant market acceptance, we may not be able to recover our costs, which could be significant.

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The games we support are subject to scrutiny regarding the appropriateness of their content. If the publishers and distributors we partner with fail to receive their target ratings for certain titles, or if retailers refuse to sell such titles due to what they perceive to be objectionable content, it could have a negative impact on our business.

Console and PC games are subject to ratings by the Entertainment Software Rating Board (the “ESRB”), a self-regulatory body based in the U.S. that provides U.S. and Canadian consumers of interactive entertainment software with ratings information, including information on the content in such software, such as violence, nudity or sexual content, along with an assessment of the suitability of the content for certain age groups. Certain other countries have also established content rating systems as prerequisites for product sales in those countries. In addition, certain stores use other ratings systems, such as Apple’s use of its proprietary “App Rating System” and Google Play’s use of the International Age Rating Coalition (IARC) rating system. If the software publishers that supply our games are unable to obtain the ratings they have targeted for their products, it could have a negative impact on our business. In some instances, the software publishers and developers may be required to modify their products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories, which would limited its availability for use in the games that our teams play.

We will depend on servers to operate our games with online features. If we were to lose server functionality for any reason, our business may be negatively impacted.

Our business at our game centers will rely on the continuous operation of servers, some of which are owned and operated by third parties. Although we shall strive to maintain more than sufficient server capacity, and provide for active redundancy in the event of limited hardware failure, any broad-based catastrophic server malfunction, a significant service-disrupting attack or intrusion by hackers that circumvents security measures, a failure of disaster recovery service or the failure of a company on which we are relying for server capacity to provide that capacity for whatever reason would likely degrade or interrupt the functionality of our games with online features, and could prevent the operation of such games altogether, any of which could result in the loss of sales for, or in, such games.

We also rely on networks operated by third parties, such as the PlayStation Network, Xbox Live and Steam, for the functionality of the games we use which have online features. An extended interruption to any of these services could adversely affect our ability to operate our games with online features, negatively impacting our business.

Further, insufficient server capacity could also negatively impact our business. Conversely, if we overestimate the amount of server capacity required by our business, we may incur unnecessary additional operating costs.

Risks Related to Smaaash Private

Smaaash Private has significant indebtedness and the imposition of certain restrictive covenants in Smaaash Private debt financing arrangements may increase Smaaash Private’s susceptibility to interest rate fluctuations, adversely impact Smaaash Private’s financial condition and results of operations, as well as restrict Smaaash Private’s operational flexibility.

As on December 31, 2017, Smaaash Private’s outstanding indebtedness on a consolidated basis aggregated to $44.10 million, including $44.05 million of secured debt and $0.05 million of unsecured debt, Smaaash Private may incur additional indebtedness in the future.

Smaaash Private’s significant indebtedness and the imposition of certain restrictive covenants in Smaaash Private’s debt financing arrangements may increase Smaaash Private’s susceptibility to interest rate fluctuations, adversely impact Smaaash Private’s financial condition and results of operations, as well as restricting Smaaash Private’s operational flexibility.

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The possible implications of Smaaash Private’s significant indebtedness may include, but are not limited to, the following:

–	a portion of Smaaash Private’s cash flows may be used towards repayment of Smaaash Private’s existing debt, which will reduce the availability of cash to fund Smaaash Private’s working capital requirements, capital expenditures, planned expansions or acquisitions or other strategic objectives, and general corporate purposes;

–	Smaaash Private’s ability to obtain additional funding in the future at reasonable, or less restrictive, terms may be restricted;

–	fluctuations in market interest rates may affect the cost of Smaaash Private’s borrowings, as Smaaash Private’s loans are, currently as well as typically, at variable interest rates;

–	Smaaash Private’s ability to declare dividends, while any actual payments are due under the terms of Smaaash Private’s borrowings;

–	Smaaash Private may be more vulnerable to economic downturns;

–	Smaaash Private’s ability to withstand competitive pressures may be limited;

–	Smaaash Private may have reduced operational flexibility in responding to business, regulatory and economic conditions and developments; and

–	Smaaash Private’s requirement to obtain lenders’ consents for various activities, including, but not limited to, any change in control or ownership of Smaaash Private.

Smaaash Private is continually expanding and so may need to continually raise capital. If Smaaash Private is unable to raise capital on commercially favorable terms, including due to Smaaash Private’s high debt-equity ratio, Smaaash Private’s growth trajectory might be affected.

Smaaash Private is in the process of expansion and may need additional capital despite the fact that it has a significant portion of debt on its books. Due, in part, to Smaaash Private’s significant debt there are various reasons for it not being able to raise capital on commercially favorable terms including, but not limited to (i) high debt to equity ratio, (ii) trends in global capital and credit markets, and (iii) existing debt terms. Smaaash Private’s inability to maintain or obtain sufficient cash flow, credit facilities and other sources of funds, in a timely manner, or at all, to meet Smaaash Private’s expansion strategy requirements could adversely affect Smaaash Private’s growth trajectory.

The high fixed cost structure of Smaaash Private’s operations can result in significantly lower margins if Smaaash Private’s revenues should decline, which may adversely affect Smaaash Private’s business, financial condition, results of operations and prospects.

Smaaash Private’s total aggregate expenditure was $18.9 million for fiscal year 2017, the most recent year for which data is available to us. A large proportion of Smaaash Private’s expenses are fixed expenses, including the cost of full-time employees, fixed rentals, interest costs, security and insurance, which do not vary significantly with retail traffic at Smaaash Centers. These expenses may continue to increase, in the aggregate, from year to year, particularly as Smaaash Private continue to expand its network of Smaaash Centers in the future. In the event that Smaaash Private’s expenses increase at a faster rate than Smaaash Private’s revenues and if Smaaash Private is unable to rationalize Smaaash Private’s costs or realize efficiencies of scale, Smaaash Private may not be able to pass on such costs to Smaaash Private’s customers or offset its expenses. In such case, Smaaash Private may experience a decline in its profit margins and, in general, an adverse impact on its business, financial condition, results of operations and prospects.

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Smaaash Private has significant capital expenditure requirements, and inability to raise adequate financing on commercially acceptable terms may limit Smaaash Private’s strategic initiatives and growth prospects.

Smaaash Private’s business is inherently capital intensive. Smaaash Private’s total capital expenditure was $19.23 million in fiscal year 2017, the most recent year for which data is available to us. Smaaash Private is required to undertake capital investments on a regular basis, to introduce new games and entertainment options, or to improve existing games and entertainment options and, particularly, when Smaaash Private opens new Smaaash Centers. In addition, Smaaash Private must incur expenditures to maintain and improve supporting or complementary infrastructure and services at Smaaash Centers, including Smaaash Private’s food and beverage venues, parking and other facilities. The actual amounts and timing of Smaaash Private’s future capital expenditure may differ from Smaaash Private’s estimates, from time to time, including on account of, among other things, availability of land for future expansion, interest rates, future cash flows being less than Smaaash Private had estimated, fluctuations in currency exchange rates or commodity prices, unforeseen delays or cost overruns on Smaaash Private’s part or on the part of any of Smaaash Private’s equipment or technology supply or other vendors or partners, technological advances, design changes, inability to obtain or delay in obtaining requisite regulatory approvals or third party consents such as from lenders or lessors or others, unanticipated expenses, delays in Smaaash Private’s payments from corporate customers in Smaaash Private’s product sales business or issues with the credit worthiness of such customers, general economic conditions, market developments and new opportunities or challenges in the industry, or in the geographies in which Smaaash Private operate. Smaaash Private’s capital expenditures and investments may rise in the future, given Smaaash Private’s expansion plans as well as the scope of Smaaash Private’s existing operations. The financing required by Smaaash Private for such capital expenditures and investments may not be available to it on commercially acceptable terms or at all, or Smaaash Private’s ability to seek additional financing in the future may be restricted due to the terms of Smaaash Private’s existing or future borrowings, or regulatory constraints on equity or debt capital raising, or a range of macroeconomic factors, including interest rates.

Smaaash Private’s inability to raise adequate financing on commercially acceptable terms, or at all, in the future may limit Smaaash Private’s strategic initiatives and growth prospects. In addition, there can be no assurance that Smaaash Private’s capital investment will yield the planned returns at any time in the future, at expected rates, or at all. In any such event, Smaaash Private’s business, financial condition, results of operations and prospects may be adversely affected.

Smaaash Private, as well as its affiliated companies, have unsecured borrowings from time to time, which may be repayable on demand, including on the occurrence of an event of default in the terms of such financing agreements. Any unexpected calls for repayment of a significant amount of such borrowings may impact Smaaash Private’s ability to manage its debt service obligations.

Smaaash Private, as well as Smaaash Private’s affiliates, have unsecured borrowings from time to time, which may be repayable on demand, including on the occurrence of an actual or alleged event of default. Any unexpected calls for repayment of a significant amount of such borrowings may impact Smaaash Private’s ability to manage its debt service obligations. Any failure to service such indebtedness or comply with any obligations under such financing agreements may cause it to incur penalty interest or may result in the termination of one or more of Smaaash Private’s credit facilities or acceleration or cross-acceleration of payments under such credit facilities, as well as the declaration of an event of default or cross-default, which may adversely affect Smaaash Private’s business, financial condition, results of operation and prospects.

Smaaash Private has a relatively limited operating history and may not be able to sustain Smaaash Private’s growth levels in the future.

Smaaash Private commenced commercial operations at Smaaash Private’s first Smaaash Center in Mumbai in November 2012, and all of Smaaash Private’s other Smaaash Centers have commenced commercial operations within the last three fiscal years. Smaaash Private’s first international Smaaash Center, in the Mall of America, in Minnesota, U.S.A. was opened in December 2016. Consequently, Smaaash Private currently has relatively limited operating experience, particularly, overseas, and may encounter challenges in further expansion, including its proposed overseas expansion.

Consequently, it may be difficult to evaluate Smaaash Private’s past performance and prospects. Smaaash Private may not be able to sustain any historical growth rates in the future, and may not be able to leverage its experience in its existing markets in order to grow Smaaash Private’s business in new markets.

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Smaaash Private has entered, and may continue to enter, into certain related party transactions. There can be no assurance that Smaaash Private could not have achieved more favorable terms, if such transactions had not been entered into with related parties, or that Smaaash Private will be able to maintain existing terms in the future, where the terms are or may be more favorable than if the transactions had not been entered into with related parties.

Smaaash Private has entered into various transactions with related parties. While Smaaash Private believes that all such transactions have been conducted on an arm’s length basis and contain commercially reasonable terms, Smaaash Private may have been able to achieve more favorable terms had such transactions been entered into with unrelated parties. It is also likely that Smaaash Private may enter into related party transactions in the future. Although all material related party transactions that Smaaash Private may enter into, will be subject to board or shareholder approval, as necessary under the Companies Act 2013, there can be no assurance that such transactions, individually or in the aggregate, will not have an adverse effect on Smaaash Private’s financial condition and results of operations or that Smaaash Private could not have achieved more favorable terms if such transactions had not been entered into with related parties. Such related party transactions may potentially involve conflicts of interest.

Such transactions, individually or in the aggregate, may not always be in the best interests of Smaaash Private’s minority shareholders and will not have an adverse effect on Smaaash Private’s business, results of operations, financial condition and cash flows

Since a majority of Smaaash Private’s directors, officers and assets reside or are located outside of the United States, we may have difficulty enforcing judgments against Smaaash Private, its directors and officers.

Smaaash Private is incorporated under the laws of India. Further, Smaaash Private conducts substantially all of its operations in India. The majority of its directors and officers, reside outside the United States, and a majority of Smaaash Private’s assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon Smaaash Private or those persons, or to recover against Smaaash Private or those persons on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. An award of punitive damages by a United States courts based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India. Further, no claim may be brought in India against Smaaash Private or its directors and officers in the first instance for a violation of United States federal securities laws because these laws have no extraterritorial application under Indian law and are not enforceable in India. However, an Indian court may impose civil liability, including the possibility of monetary damages, on Smaaash Private or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Indian law. Moreover, it is unlikely that a courts in India would award damages on the same basis as a foreign courts if an action were brought in India or that the Indian courts would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice or public policy.

The courts of India will not automatically enforce judgments of United States courts obtained in actions against Smaaash Private or its directors and officers, predicated upon the civil liability provisions of the United States federal securities laws, or entertain actions brought in India against Smaaash Private or such persons predicated solely upon United States federal securities laws. Further, the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Indian courts if contrary to public policy in India. Because judgments of United States courts are not automatically enforceable in India, it may be difficult for you to recover against Smaaash Private or its directors and officers or some experts named in this proxy statement/prospectus based upon such judgments. In India, prior approval of the RBI is required in order to repatriate any amount recovered pursuant to such judgments. See “Enforceability of Civil Liabilities.”

Risks Related to Our Ownership of Smaaash Private’s Share Equity

Smaaash Private’s principal stockholders and management own a significant percentage of its share equity stock and will be able to exert significant control over matters subject to shareholder approval.

Shripal Morakhia and AHA Holdings Private Limited, his affiliated entity, and FW Metis, Smaaash Private’s principal shareholders, beneficially own approximately 24.34% and 21.23%, respectively, of Smaaash Private’s share equity after the Transactions. Accordingly, these shareholders have significant influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of its assets or any other significant corporate transaction. The interests of these shareholders may not be the same as or may even conflict with Smaaash Private’s interests. The concentration in ownership may have the effect of delaying, preventing or deterring a change in control of Smaaash Private and deprive Smaaash Private’s shareholders of an opportunity to receive a premium for their equity shares as part of a sale of Smaaash Private.

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There is currently no trading market for Smaaash’s equity shares and liquidity of the equity shares is limited.

Smaaash’s equity shares of are not registered under the securities laws of India, the United States or any state or other jurisdiction, and accordingly there is no public trading market for the equity shares that we received in the Transaction and no public trading market is expected to develop in the foreseeable future. Therefore, we may not be able to readily sell or transfer the Smaaash Private equity shares that we own.

Risk Factors Relating to Our Securities and Capital Structure

We have not paid dividends on our Common Stock in the past and do not expect to pay dividends on our Common Stock in the future. Any return on investment in our common stock may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock would depend on earnings, financial condition, and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends on our Common Stock, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock and/or warrants.

Our Common Stock and Public Warrants are quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTC Markets”). Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in investors having difficulty reselling any shares of our common stock.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our Common Stock and Public Warrants have been volatile in the past and the market price of our Common Stock and Public Warrants and Private Placement Warrants are likely to be highly volatile in the future. You may not be able to resell shares of our Common Stock and/or Private Placement Warrants following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

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●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our Common Stock and/or Private Placement Warrants. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock and/or Private Placement Warrants, regardless of our actual operating performance.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our common stock has in the past been a “penny stock” under SEC rules, and our warrants may be subject to the “penny stock” rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock and our warrants on a national stock exchange, or maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

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However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our Private Placement Warrants and may affect your ability to resell our common stock and our Private Placement Warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our Private Placement Warrants will not be classified as a “penny stock” in the future.

A sale of a substantial number of shares of our Common Stock may cause the price of the Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could fall. These sales also may make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. This risk is significant because of concentrated positions of our Common Stock held by a small group of investors.

Because certain of our stockholders control a significant number of shares of our Common Stock, they may have effective control over actions requiring stockholder approval.

Our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own approximately 59.2% of our outstanding shares of Common Stock. Accordingly, our executive officers, directors and principal stockholders, and their respective affiliates, will have significant influence on the ability to control the Company and the outcome of issues submitted to our stockholders.

If the benefits of any proposed acquisition of do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition of do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

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We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until year-end 2017. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the end of the fiscal year for which our second annual report is due or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the Financial Industry Regulatory Agency, the SEC or other regulatory authorities, which could require additional financial and management resources.

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Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

In the event that our common stock price does not exceed the exercise price of the Private Placement Warrants during the period when the Private Placement Warrants are exercisable, the Private Placement Warrants may not have any value.

The warrants will be immediately exercisable and expire on the fifth anniversary of the date of issuance. The Private Placement Warrants will have an initial exercise price per share equal to $11.50. In the event that our common stock price does not exceed the exercise price of the Private Placement Warrants during the period when the Private Placement Warrants are exercisable, the Private Placement Warrants may not have any value.

There is no established trading market for the Private Placement Warrants to be sold in this offering, and the market for the Private Placement Warrants may be highly volatile or may decline regardless of our operating performance. We do not intend to list the Private Placement Warrants, nor do we expect the Private Placement Warrants to be quoted, on any securities exchange.

There must be a current registration statement in order for you to exercise the Private Placement Warrants.

Holders of Private Placement Warrants will be able to exercise the Private Placement Warrants only if a current registration statement relating to the common stock underlying the Private Placement Warrants is then in effect. Although we will attempt to maintain the effectiveness of a current registration statement covering the common stock underlying the Private Placement Warrants, there can be no assurance that we will be able to do so. If the registration statement covering the shares issuable upon exercise of the Private Placement Warrants is no longer effective, the Private Placement Warrants may only be exercised on a “cashless” basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144 of the Securities Act of 1933, as amended.

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Holders of our Private Placement Warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Private Placement Warrants, you will have no rights with respect to our common stock. Upon exercise of your Private Placement Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $66,757,250.00 from the exercise of Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of May 31, 2019 on an actual basis.

This table should be read in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

As of May 31, 2019
Actual

Cash and cash equivalents	$1,540,158
Stockholders’ equity:
Preferred stock - $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding on an actual basis	-
Common stock - $0.0001 par value; 20,000,000 shares authorized; 7,003,975 shares issued and outstanding on an actual basis	700
Additional paid-in capital	9,442,027
Accumulated deficit	(3,574,806)
Total stockholders’ equity	5,867,921
Total capitalization	$5,936,757

Determination of Offering PRice

Resale of Common Stock by Selling Securityholders

Our Common Stock is quoted on the OTCQB under the symbol “WINR.” The shares registered for resale in this prospectus being offered by the Selling Securityholders will be sold at a fixed price of $3.00 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Securityholders.

Resale of Private Placement Warrants by Selling Securityholders

Our Public Warrants are quoted on the OTCQB under the symbol “WINRW.” The actual offering price by the Selling Securityholders of the Private Placement Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled “Plan of Distribution.” The exercise price of the Private Placement Warrants as well as the Public Warrants is established based on the terms of the Warrant Agreement and bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

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Issuance of Shares of Common Stock Underlying Warrants

The price of the shares of Common Stock underlying the Warrants registered hereby is determined by reference to the exercise price of the Warrants, such that each (i) Public Warrant and Private Placement Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $11.50 per share and (ii) 2019 Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $4.00 per share.

PRice range of securities and dividends

Price Range of Securities

Our Common Stock and Public Warrants are currently quoted on the OTCQB under the symbols “WINR” and “WINRW”, respectively. On October 9, 2017, our Common Stock and Public Warrants commenced public trading on the NASDAQ Capital Market under the symbols “IAM” and “IAMXW”, respectively. On November 20, 2018, we changed the symbols of our Common Stock and Public Warrants to “SMSH” and “SMSHW”, respectively, in conjunction with our name change from “I-AM Capital Acquisition Company” to “Smaaash Entertainment, Inc.” On January 10, 2019, we changed the symbols of our Common Stock and Public Warrants to “WINR” and “WINRW”, respectively, in conjunction with our name change from “Smaaash Entertainment, Inc.” to “Simplicity Esports and Gaming Company.” However, on January 25, 2019, the NASDAQ suspended our Common Stock and Public Warrants from trading on the NASDAQ Capital Market and the OTCQB commenced the quotation of our Common Stock and Public Warrants. On April 2, 2019, the NASDAQ Capital Market filed a Form 25 for our Common Stock and Public Warrants, which became effective ten days thereafter.

The following table includes the high and low bids for our Common Stock and Public Warrants for the periods presented, since the consummation of our IPO on August 22, 2017.

	Common Stock (1)				Public Warrants (2)
	High		Low		High		Low
Fiscal Year 2020
September 1 to September 20, 2019		$2.54		$1.90		$0.30		$0.19
June 1 to August 31, 2019		$2.46		$1.32		$0.58		$0.25

Fiscal Year 2019
March 1 to May 30, 2019		$2.20		$0.56		$0.49		$0.04
December 1, 2018 to February 28, 2019		$6.62		$1.23		$0.52		$0.06
September 1 to November 30, 2018		$11.05		$3.15		$0.46		$0.17
June 1 to August 31, 2018		$11.05		$9.86		$0.50		$0.20

Fiscal Year 2018
March 1 to May 31, 2018		$10.52		$9.90		$0.50		$0.34
December 1, 2017 to February 28, 2018		$10.02		$9.80		$0.60		$0.21
September 1 to November 30, 2017		$9.98		$9.80		$0.34		$0.26
August 16 to August 31, 2017 (3)	$	N/A	$	N/A	$	N/A	$	N/A

(1)	Our Common Stock began separate trading on NASDAQ on October 9, 2017.

(2)	Our Public Warrants began separate trading on NASDAQ on October 9, 2017.

(3)	Our Common Stock and Public Warrants did not trade separately from the Public Units until October 9, 2017.

On September 20, 2019, the closing prices of our Common Stock and Public Warrants were $2.45 and $0.28, respectively. As of September 20, 2019, we had 7,807,195 shares of Common Stock and 5,200,000 Public Warrants.

Holders

As of September 20, 2019, there were approximately 116 holders of record of our Common Stock and 59 holders of record of our Public Warrants.

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Dividends

The Company has not paid any dividends on its Common Stock to date. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the board of directors declaring any dividends in the foreseeable future on our Common Stock. Consequently, you will only realize an economic gain on your investment in our Common Stock if the price appreciates. You should not purchase our Common Stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

DESCRIPTION OF BUSINESS

Unless the context otherwise requires, “we,” “us,” or “the Company” refers to (i) “Simplicity Esports and Gaming Company” after the consummation of the Acquisition of Simplicity Esports, LLC, (ii) “Smaaash Entertainment Inc.” before the consummation of the Acquisition of Simplicity Esports, LLC but after the closing of the Transactions with Smaaash Entertainment Private Limited, and (iii) I-AM Capital Acquisition Company prior to the closing of the Transactions with Smaaash Entertainment Private Limited. “Simplicity Esports LLC” means Simplicity Esports, LLC, a Florida limited liability company, and its consolidated subsidiaries “Smaaash Private” means Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, and its consolidated subsidiaries

Overview

We are a North American esports organization. We have implemented a unique approach to ensure the ultimate fan friendly experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Utilizing the vast resources from within the ownership group, we have already established an impressive management team and roster. Our management and players are well known influencers within the esports community, and we plan to use their skills to create a seamless content creation plan to help gamers feel closer to our brand than any other in the industry. Our organization intends to take the opportunity to create a platform that will help grow esports for generations of gamers.

Acquisition of Simplicity Esports, LLC

On January 4, 2019, the Company consummated the transactions contemplated by that certain share exchange agreement, dated December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018 and by Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, the “Share Exchange Agreement”) by and among the Company, Simplicity Esports, LLC, a Florida limited liability company (“Simplicity Esports LLC”), each of the equity holders of Simplicity Esports LLC (“Simplicity Owners”) and Jed Kaplan, in the capacity as the representative of the Simplicity Owners (the “Representative”). Pursuant to the Share Exchange Agreement the Simplicity Owners transferred all the issued and outstanding equity interests of Simplicity Esports LLC to the Company in exchange for newly issued shares of common stock of the Company (the “Acquisition”).

Background of Simplicity Esports, LLC

Founded in 2017, Simplicity Esports LLC is committed to growing and enhancing the esports industry, fostering the development of amateurs to compete professionally, and partnering with established professional gamers to support their paths to greater success. Esports (also known as electronic sports, e-sports, or eSports) is a form of competition using video games. Most commonly, esports takes the form of organized, multiplayer video game competitions, particularly between professional players, individually or as teams. Our continued accomplishments in various games is a driving force behind the growth of our fan base including viewership of our content.

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As of January 4, 2019, upon the completion of the acquisition of Simplicity Esports LLC, the business of Simplicity Esports LLC has now become the primary business of the Company. Simplicity Esports LLC is an established brand in the esports industry with an engaged fan base competing in popular games across different genres, including Apex Legends, PUBG, Gears of War, SMITE, and NHL 19. The Simplicity Esports LLC stream team encompasses over 50 casters, influencers and personalities who connect to a dedicated fan base. Simplicity Esports LLC’s notoriety in the industry is evidenced by its audience that views millions of minutes of Simplicity Esports LLC content monthly, via various social media outlets including YouTube, Twitter and Twitch.

The acquisition of Simplicity Esports LLC creates a pure play esports team and entertainment platform opportunity, which we believe will increase shareholder value and boost our growth strategy as we endeavor the build out of our brick and mortar esports centers. Through Simplicity Esports LLC, the Company has begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry. Simplicity Esports LLC has already opened and is operating two corporate-owned retail Simplicity Esports Gaming Centers. Simplicity Esports LLC plans to franchise Simplicity Esports Gaming Centers that will provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience.

Brick & Mortar Simplicity Esports Gaming Center Locations

Our business plan encompasses a brick and click physical and digital approach to further recognize revenue from all verticals. As a professional esports organization, we will strive to be the first to market with the aforementioned business model. The physical centers complimented with our esports team, lifestyle brand and marketing campaign offer opportunities for additional revenue via strategic partnerships with both endemic and non-endemic brands. Our ultimate goal is to further engage a diverse fan base with a 360 degree approach driving traffic to both our digital and physical real estate ultimately monetizing these relationships. In addition to the presented information, we have proprietary intellectual capital, fan engagement strategies and brand development blueprints which complement our publicly available information.

We currently operate Simplicity Esports Gaming Centers throughout the United States. New Simplicity Esports Gaming Centers will be funded by us as well as a combination of tenant improvement allowances from landlords and sponsorships. Our first Simplicity Esports Gaming Center was opened on May 3, 2019. Due to unsolicited interest from potential franchisees, we have launched a franchising program to accelerate the expansion of our planned nationwide footprint. Furthermore, we have engaged a national tenant representation real estate broker to assist in the strategic planning and negotiations for our future Simplicity Esports Gaming Center locations. See “—Acquisition of PLAYLive” for a discussion of our July 2019 acquisition of PLAYLive Nation, Inc.

Optimally, our Simplicity Esports Gaming Centers will measure between 1,200 and 2,500 square feet thereby representing a national footprint unlike any esports organization. The team Simplicity branded Simplicity Esports Gaming Centers will feature cutting edge technology, futuristic aesthetic décor and the most dynamic current high-speed gaming equipment. We believe our brick-and-click strategy will present attractive opportunities for sponsors and advertisers to connect with our audience, creating an intriguing monetization opportunity.

Creating content that engages fans, promotes our brand as well as sponsors and developers is one of our primary goals. Our talented team will continue to produce unique in depth content which showcases aspects of esports which fans rarely see. We seek to reach a broad demographic encompassing the casual, amateur and professional gaming community. Our philosophy is to enhance our footprint for both endemic and non-endemic partnerships. We are keen to the markets and understand the new age of branding while maintaining authenticity.

Simplicity Stream Team

We are proud to support and present a diverse group of gamers as we engage fans across a multiple of esports genres. Represented below are a few members of our talented stream team. Our electric group of live personalities represent our organization to the fullest with their own unique style. Our Twitch affiliation has enabled our stream team influences to reach a broad fan base. Additionally, we have created several niches within the streaming community which has enabled us to engage fans within certain titles on a 24/7 basis.

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Potential Revenue Capacity

The following table shows our potential revenue capacity, per location, from game play.

We also expect opportunities for revenue from parties, tournaments, classes, gaming gear, apparel, advertising and sponsorship sales.

ANNUAL REVENUE CAPACITY FROM GAME PLAY PER SIMPLICITY ESPORTS GAMING CENTER*

20%	$157,248
40%	$314,496
60%	$471,744
80%	$628,992

*Assumes 2,808 operational hours, 28 gaming stations, $10/hour price. Represents capacity only, and is not an indication of expected future revenues. There can be no assurance that we will operate at any of the indicated levels of capacity, or at all.

Corporate History

Formation

We were initially a blank check company organized under the laws of the State of Delaware on April 17, 2017 under the name I-AM Capital Acquisition Company. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although we were not limited to a particular industry or geographic region for purposes of consummating a business combination, we focused on businesses with a connection to India. On November 20, 2018, we changed our name from I-AM Capital Acquisition Company to Smaaash Entertainment, Inc. On January 2, 2019, we changed our name from Smaaash Entertainment, Inc. to Simplicity Esports and Gaming Company.

We are authorized to issue 21,000,000 shares of capital stock, consisting of (i) 20,000,000 shares of common stock, with a par value of $0.0001 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of September 20, 2019, there were 7,807,195 shares of Common Stock issued and outstanding and there were no shares of preferred stock issued or outstanding.

Founder Shares

On May 31, 2017, we issued 1,437,500 shares of Common Stock (the “Founder Shares”) to I-AM Capital Partners LLC, our sponsor (the “Sponsor”), in exchange for a capital contribution of $25,000. Upon the partial exercise of the underwriters’ over-allotment option on September 13, 2017, 137,500 Founder Shares were forfeited by the Sponsor, for a balance of 1,300,000 Founder Shares held by our Sponsor.

Initial Public Offering and Private Placement

On August 22, 2017, we sold 5,000,000 units at a purchase price of $10.00 per unit in our initial public offering (“IPO”) of public units (“Public Units”), generating gross proceeds of $50.0 million. Each Public Unit consisted of one share of our Common Stock (“Public Shares”), one right to receive one-tenth of one share our Common Stock upon consummation of an initial business combination (“Public Right”), and one redeemable warrant (“Public Warrants”). Each warrant entitled the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment.

Concurrently with the closing of the IPO on August 22, 2017, the Sponsor purchased an aggregate of 254,500 units (“Private Placement Units”) at $10.00 per unit, generating gross proceeds of $2,545,000 in a private placement. The Private Placement Units (including their component securities) are not transferable, assignable or salable until 30 days after the completion of the initial business combination and the warrants included in the Private Placement Units are non-redeemable so long as they are held by the Sponsor or their permitted transferees.

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On August 22, 2017, we issued 50,000 shares of Common Stock to Maxim in connection with its services as underwriter for the IPO.

Contained in the underwriting agreement for the IPO was an over-allotment option allowing the underwriters to purchase from the Company up to an additional 750,000 Public Units (the “Over-Allotment Units”) and, in addition, the Company received a commitment from the Sponsor to purchase up to an additional 26,250 Private Placement Units.

On September 13, 2017, the underwriters partially exercised their option and purchased 200,000 Over-Allotment Units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $2,000,000.

On September 13, 2017, simultaneously with the sale of the Over-Allotment Units, the Company consummated the sale of an additional 7,000 Private Placement Units (the “Over-Allotment Placement Units”), generating gross proceeds of $70,000.

On September 13, 2017, we issued Maxim an additional 2,000 shares of our Common Stock upon partial exercise of the over-allotment.

On October 9, 2017, we commenced trading our Public Shares of Common Stock, Public Rights, and Public Warrants on the Nasdaq Capital Market under the symbols “IAM,” “IAMXR” and “IAMXW,” respectively.

The Founder Shares are identical to the Public Shares and holders of Founder Shares have the same stockholder rights as the holders of our Public Shares (“Public Stockholders”) which include our initial stockholders, including the holders of our Founder Shares prior to the IPO (“initial stockholders”) and members of our management team, including our executive officers and directors (“management” and “management team”), to the extent our initial stockholders and/or members of our management team purchased Public Shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” shall only exist with respect to such Public Shares), except that the Founder Shares and the shares of Common Stock (“Private Placement Shares”) forming part of the Private Placement Units are subject to certain transfer restrictions.

Consummation of Transactions with Smaaash Entertainment Private Limited

On November 20, 2018 (the “Closing Date”), the Company and Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, consummated the transactions (the “Transactions” or the “Business Combination”) contemplated by the share subscription agreement (as amended, the “Subscription Agreement”), following the approval at the special meeting of the stockholders of the Company held on November 9, 2018 (the “Special Meeting”).

At the Special Meeting, holders of 4,448,260 Public Shares exercised their right to redeem those shares for cash at a price of $10.2187363 per share, for an aggregate of approximately $45,455,596. Immediately after giving effect to the initial Transactions (including as a result of the redemptions described above) the issuance of 2,000,000 shares of common stock to the Smaaash founders, the issuance of 520,000 shares of common stock upon conversion of the Public Rights at the Closing and the issuance of 208,000 shares of common stock to Chardan Capital Markets, LLC (“Chardan”) as consideration for services), there were 5,119,390 shares of common stock and warrants to purchase approximately.

On November 20, 2018, upon the consummation of the Business Combination with Smaaash Private, we issued 26,150 shares of common stock underlying the Private Placement Rights to the holders of the Private Placement Rights.

Pursuant to the Subscription Agreement, the purchase price of $150,000 was paid by the Company to Smaaash Private in exchange for 294,360 newly issued equity shares of Smaaash Private at the closing of the Transactions (the “Closing”).

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In addition, AHA Holdings Private Limited (“AHA Holdings”) and Shripal Morakhia (together with AHA Holdings, the “Smaaash Founders”) agreed that within six months following the Closing Date, they would transfer all of their ownership interest in Smaaash Private (representing 33.6% of the share capital of Smaaash Private on a fully diluted basis as of June 22, 2018) (the “Additional Smaaash Shares”) to the Company in exchange for newly issued shares of our Common Stock (the “Transferred Company Shares”) in an amount which would enable the Smaaash Founders to retain their 33.6% ownership interest in Smaaash Private indirectly through their interest in the Company.

At the Closing, the Company issued an aggregate of 2,000,000 shares of its common stock to the Smaaash Founders as an upfront portion of the Transferred Company Shares (the “Upfront Company Shares”). In connection with the issuance of the Upfront Company Shares, the Company and the Smaaash Founders entered into an escrow agreement pursuant to which the Upfront Company Shares would be held in escrow and will be either, (i) if the Additional Smaaash Shares are not transferred in full to the Company within the designated six-month period, cancelled, or (ii) if the Additional Smaaash Shares are transferred in full to the Company within the designated six-month period, released from escrow and the number of Upfront Company Shares will be deducted from the Transferred Company Shares that will be issued to the Smaaash Founders upon the delivery of the Additional Smaaash Shares.

On November 16, 2018, Smaaash Private and the Smaaash Founders executed a letter of undertaking, pursuant to which they agreed to transfer 4,000,000 additional equity shares of Smaaash Private to the Company in consideration for 200,000 shares of our Common Stock, simultaneously with the issuance of the 300,000 equity shares of Smaaash Private to the Company on or prior to November 30, 2018, as permitted by the laws of India. Such additional shares of Smaaash Private have not yet been delivered to the Company.

In connection with the Closing, the Company changed its name from I-AM Capital Acquisition Company to Smaaash Entertainment Inc., changed its stock symbols for its Common Stock, Public Rights, and Public Warrants to “IAM,” “IAMXR” and “IAMXW,” respectively, and entered into a master franchise agreement (“Master Franchise Agreement”) and a master license and distribution agreement (“Master Distribution Agreement”) with Smaaash Private. Prior to the Closing, the Company was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company’s primary assets consisted of shares in Smaaash Private and the rights granted under the Master Franchise Agreement and the Master Distribution Agreement.

Pursuant to the terms of the escrow agreement, the Upfront Company Shares have been cancelled because the Additional Smaaash Shares were not transferred in full to the Company in the designated six-month period.

Master Franchise Agreement

Franchise and license right. Under the Master Franchise Agreement, Smaaash Private has granted to the Company an exclusive right to establish and operate Smaaash Centers (as defined under the Master Franchise Agreement) and to sublicense the right to establish and operate Smaaash Centers to third party franchisees, and a license to use the products and other services developed by Smaaash Private with respect to the Smaaash Centers, in the territories of North America and South America (“Territory”). Further, Smaaash Private has granted to the Company the limited license to use the Trademarks of Smaaash Private (as set out in the Master Franchise Agreement) for the purposes of establishing and operating the Smaaash Centers in the Territory. The Master Franchise Agreement has been executed on an arms’ length basis between Smaaash Private and the Company.

Obligations of the Company. The Company will not directly or indirectly engage or be concerned with any business which competes with Smaaash Private’s business in the Territory during the term of the Master Franchise Agreement. The Company will market, promote and publicize the Smaaash Centers in the Territory. The Company or third party sub-franchisees shall be under an obligation to set up at least six Smaaash Centers during the first calendar year.

Obligations of Smaaash Private. Smaaash Private shall assist in training and installing the equipment and bear all the costs associated therewith. The franchisee or sub-franchisee will bear the cost to set up the Smaaash Center.

License fees and other payments. Franchisee or the third party franchisee will be entitled to receive the revenue generated from each of the Smaaash Centers. In connection with the operations of the Smaaash Centers by sub-franchisees, the Company shall be entitled to receive (i) a signup fee equal to 5% of the capital expenditure of the sub-franchisee, (ii) 5% of the revenue of the sub-franchisee on an annual basis; and (iii) a 15% markup of the products sold to the sub-franchisee. Smaaash Private will not receive any portion of the revenue or other fees in connection with the Master Franchise Agreement.

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Ownership of Smaaash Marks. Smaaash Private will be the sole owner of all intellectual property related to the Smaaash Centers. All future rights, goodwill and reputation of the Smaaash Marks shall inure to the benefit of Smaaash.

Term of the Agreement. The Master Franchise Agreement will commence from its execution date and continue until the agreement is terminated in accordance with the Master Franchise Agreement.

Termination. The Master Franchise Agreement may be terminated (i) by the mutual written agreement of parties or (ii) by Smaaash Private if the Company fails to make a payment, ceases to operate or abandon’s the Smaaash Centers or fails to use best efforts to market the Smaaash Centers and such failure is not cured within 30 days’ notice of the failure.

Addendum to Master Franchise Agreement

On November 29, 2018, the Company and Smaaash Private executed an addendum to the Master Franchise Agreement (the “Amendment”). Pursuant to the Amendment, Smaaash Private grants the Company the exclusive rights to set up family and entertainment centers under the name “Total Sports Center” in the United States (“Total Sports Centers”) in which 51% of the investment will be borne by the Company and 49% by Smaaash Private. Smaaash Private will be responsible for identifying the locations for setting up, managing and controlling the Total Sports Centers and will carry out all the fit out requirements for such centers. Smaaash Private will also appoint the management team for the centers. Smaaash Private will be entitled to 3% of the net revenue of each center, subject to conditions to be confirmed by the parties.

Master License and Distribution Agreement

Grant of license and distribution rights. Under the Master Distribution Agreement, Smaaash Private has granted to the Company an exclusive right to purchase from Smaaash Private specialized equipment and products related to sports and recreational activities (“Products”) in the territory under the brand name of Smaaash Private and sell them with a 15% markup to the customers which will be the sub-franchisees of the Company who will operate the Smaaash Centers, as specified in the Master Franchise Agreement.

Pricing. The Company may sell the Products further to any third party franchisees at a minimum of 15% margin over and above the price at which Smaaash Private sold the Products to the Company.

Grant of license in Smaaash Marks. Smaaash Private has also granted the Company a license to use the Trademarks (as set out in the Master Distribution Agreement) on a royalty free basis for the purpose of promoting the sale of the Products in the Territory.

Ownership of the Smaaash Games. Smaaash Private will be the sole owner of any intellectual property rights relating to the Products and all the goodwill relating thereto.

Term. The Master Distribution Agreement will commence from its execution date and continue until the agreement is terminated in accordance with the Master Distribution Agreement.

Termination. The Master Distribution Agreement may be terminated (i) by the mutual written agreement of parties, (ii) by Smaaash Private if the Company fails to make a payment or use best efforts to market the Products and such failure is not cured within 30 days’ of notice of the failure, and (iii) by the Company for any reason upon 120 days’ notice.

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Settlement Agreement

On November 20, 2018, the Company entered into a settlement and release agreement (“Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s IPO (“Maxim”). Pursuant to the Settlement Agreement, the Company made a cash payment of $20,000 to Maxim and issued a demand secured promissory note in favor of Maxim in the amount of $1.8 million (the “Note”) to settle the payment obligations of the Company under the underwriting agreement dated August 16, 2017, by and between the Company and Maxim. The Company also agreed to remove the restrictive legends on an aggregate of 52,000 shares of its common stock held by Maxim and its affiliate.

The Note accrues interest at 8% per annum from the date of the Note through and including May 20, 2019 and 12% per annum from and including May 21, 2019 through and including August 20, 2019 and 15% per annum from and including August 21, 2019 through and including November 20, 2019. If a late payment occurs and is continuing, the interest rate will be increased to 12% per annum and if from the date of the Note through and including August 20, 2019 and 18% per annum and if from after August 21, 2019. If a late payment remains outstanding for over 48 hours, Maxim may require the Company to redeem all or any part of the Note (“Alternate Payment Amount”) at a redemption price equal to 125% of the Alternate Payment Amount.

The principal and interest of the Note will be payable upon demand by Maxim or from time to time, in accordance the following schedule:

(i) one third of the principal, accrued and unpaid interest and any late charges on May 20, 2019;

(ii) one third of the principal, accrued and unpaid interest and any late charges on August 20, 2019; and

(iii) one third of the principal, accrued and unpaid interest and any late charges on November 20, 2019.

The Note is secured by a first priority security interest in all personal property and assets of the Company excluding the assets held in escrow with respect to (i) that certain stock purchase agreement with Polar Asset Management Partners Inc. (“Polar”), pursuant to which Polar agreed to sell up to 490,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Transactions and (ii) that certain stock purchase agreement with K2 Principal Fund L.P. (“K2”), pursuant to which K2 agreed to sell up to 220,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Transactions.

The amount payable under the Note may be paid in shares of our Common Stock or securities convertible or exercisable into shares of our Common Stock (the “Alternate Equity Payment”) if and only if the Company and Maxim mutually agree on both the purchase price and, if applicable, the conversion and/or exercise price of each security of the Company issued in such Alternate Equity Payment. Otherwise the payment should be made in cash only.

So long as any amount under the Note is outstanding, all cash proceeds received by the Company from any sales of its securities will be used to repay this Note.

Convertible Note Payable

On December 20, 2018, the Company entered into a securities exchange agreement (“Exchange Agreement”) with Maxim Group LLC (the “Holder”). Pursuant to the terms of the Exchange Agreement, the Holder agreed to surrender and exchange the Note in the amount of $1.8 million which was issued to Maxim pursuant to the Settlement Agreement (discussed immediately above). In exchange, the Company issued to the Holder a Series A-1 Exchange Convertible Note in the principal amount of $500,000 (the “Series A-1 Note”) and a Series A-2 Exchange Convertible Note in the principal amount of $1,000,000 (the “Series A-2 Note,” and collectively with Series A-1 Note, the “Exchange Notes”).

The Series A-1 Note bears interest at 2.67% per annum, payable quarterly and has a maturity date of the earlier of the closing date of the Acquisition (as defined below) or June 20, 2020 (the “Maturity Date”). The Company may pay the interest in cash or at its sole discretion, in shares of its common stock or a combination of cash and common stock. However, the Company may only pay the interest in shares of its common stock if (i) all the equity conditions specified in the note (“Equity Conditions”) have been met (unless waived by the Holder in writing) during the 20 trading days immediately prior to the interest payment date (“Interest Notice Period”), (ii) the Company has provided proper notice pursuant to the terms of the note and (iii) the Company has delivered to the Holder’s account certain number of shares of its common stock to be applied against such interest payment prior to (but no more than five trading days before) the Interest Notice Period.

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The Series A-1 Note is convertible into shares of the Company’s common stock (“Conversion Shares”) at an initial conversion price of $1.93 per share, subject to adjustment for any stock dividends and splits, rights offerings, distributions, combinations or similar transactions. Upon the closing of the Acquisition, the conversion price will be automatically adjusted to equal the arithmetic average of the volume weighted average price (“VWAP”) of the Company’s common stock in the five trading days prior to the closing date of the Acquisition. The Holder may convert the Series A-1 Note at any time, in whole or in part, provided that upon receipt of a notice of conversion from the Holder, the Company has the right to repay all or any portion of the Series A-1 Note included in the notice of conversion.

Additionally, the Series A-1 Note will automatically convert into shares of the Company’s common stock on the earlier of the Maturity Date or the closing date of the Acquisition provided that (i) no event of default then exists, and (ii) solely if such automatic conversion date is also the Maturity Date, each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the 20 trading day period ending on the trading day immediately prior to the automatic conversation date.

At any time prior to the Maturity Date, the Company may also elect to redeem some or all of the outstanding principal amount for cash in an amount (the “Optional Redemption Amount”) equal to the sum of (a) 100% of the then outstanding principal amount of the note, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the note (the “Optional Redemption”). The Company may only effect an Optional Redemption if each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the period commencing on the date when the notice of the Optional Redemption is delivered to the date of the Optional Redemption and through and including the date payment of the Optional Redemption Amount is actually made in full.

Except as otherwise provided in the Series A-1 Note, including, without limitation, an Optional Redemption, the Company may not prepay any portion of the principal amount of the note without the prior written consent of the Holder.

The Company is not permitted to convert any portion of the Series A-1 Note if doing so results in the Holder beneficially owning more than 4.99% of the outstanding common stock of the Company after giving effect to such conversion, provided that on 61 days’ prior written notice from the Holder to the Company, that percentage may increase to 9.99%. However, if there is an automatic conversion, and the conversion would result in the Company issuing a number of shares in excess of the beneficial ownership limitation, then any such shares in excess of the beneficial ownership limitation will be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation, at which time or times the Holder will be issued such shares to the same extent as if there had been no such limitation.

The Series A-1 Note contains restrictive covenants which, among other things, restrict the Company’s ability to repay or repurchase any indebtedness, make distributions on or repurchase its common stock or enter into transactions with its affiliates.

The Series A-2 Note has terms substantially similar to those of the Series A-1 Note except that the Series A-2 Note has a maturity date of June 20, 2020 and an initial conversion price of $1.93 which will be automatically adjusted to the lower of (i) the conversion price then in effect and (ii) the greater of the arithmetic average of the VWAP of the Company’s common stock in the five trading days prior to the notice of conversion and $0.50.

As of December 31, 2018, upon the closing of the Acquisition, the Series A-1 Note automatically converted into 193,648 shares of the Company’s common stock.

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Amendments to Forward Purchase Agreements and Warrants

On December 20, 2018, the Company, Polar, K2 and the Escrow Agent, entered into an Amendment (the “Amendment”), pursuant to which, among other things, the stock purchase agreements with Polar and K2 were amended to (x) reduce the purchase price per share payable by the Company at the closing of the Stock Sales from $11.23 per share to (1) first $6.00 per share up to 20% of the original number of Shares (as defined in the respective Purchase Agreement), (2) then $5.00 per remaining share up to 20% of the original number of Shares, (3) then $4.00 per remaining share up to 20% of the original number of Shares, (4) then $3.00 per remaining Share up to 20% of the original number of Shares, and (5) then $2.00 per remaining Share up to 20% of the original number of Shares, (y) to extend the outside date of the closing of the Stock Sales until January 18, 2019, and (z) to authorize the issuance of $3,542,700 and $1,590,600 from the Escrow Account to Polar and K2, respectively, as partial payment for the Shares prior to the final closing of the Stock Sales.

In addition, pursuant to the terms of the Amendment, the Company agreed to amend its outstanding Public Warrants and Private Placement Warrants (1) to reduce the exercise price of the warrants from $11.50 per share to $4.00 per share, subject to adjustment (the “Exercise Price Adjustment”) and (2) to revise the redemption provisions of the warrants to provide that the Company may only redeem each warrant in whole at a price of $0.1 per warrant upon a minimum of 30 days’ written notice of redemption if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.00 per share (as opposed to the current $21.00 per share) for any 20 trading days within a 30-trading day period (the “Redemption Threshold Adjustment”); provided, however, that the Exercise Price Adjustment and the Redemption Threshold Adjustment shall only be effective upon the approval of the requisite number of warrant holders, as required by law.

Acquisition of Simplicity Esports, LLC

On January 4, 2019, the Simplicity Owners received an aggregate of 300,000 shares of common stock at the closing of the Acquisition and an additional aggregate of 700,000 shares of common stock on January 7, 2019. The Simplicity Owners are entitled to receive an additional 2,000,000 shares upon the Company’s receipt of the approval of its stockholders to such issuance. This provision was removed as the stockholder approval was only necessary due to the Company’s stock being listed on NASDAQ. Upon completion of the Simplicity Esports LLC acquisition, the Company decided that moving off the NASDAQ was appropriate and, the 2,000,000 shares are included on the balance sheet as common stock issuable to Simplicity Owners at February 28, 2019.

In connection with the acquisition of Simplicity Esports LLC, on January 2, 2019, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate Amendment”) with the Delaware Secretary of State to change the Company’s name from “Smaaash Entertainment, Inc.” to “Simplicity Esports and Gaming Company”. In addition, the Company changed the ticker symbols of its common stock and public warrants to “WINR” and “WINRW,” respectively, and commenced trading of its common stock and public warrants under such new ticker symbols on the OTCQB on January 10, 2019.

Nasdaq Delisting

On December 10, 2018, the Company received a written notice (the “Notice”) from the Listing Qualifications Division of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has not complied with the requirements of IM-5101-2 of the listing rules of Nasdaq (the “Listing Rules”).

The Notice stated that after its Business Combination, the Company had not demonstrated that its common stock met Listing Rule 5505(b)(1) that requires a market value of publicly held shares of at least $15 million. Additionally, the Company has not provided evidence that its common stock has at least 300 round lot holders as required by Listing Rule 5505(a)(3) and that its public warrant has at least 400 round lot holders as required by Listing Rule 5515(a)(4). Finally, the Company does not comply with Listing Rule 5515(a)(2) which requires that for initial listing of a warrant the underlying security must be listed on Nasdaq.

On January 7, 2019, the Company received a second written notice from Nasdaq informing it that the Company failed to comply with Listing Rule 5250(e)(2) which requires companies listed on Nasdaq to timely file notification forms for the Listing of Additional Shares (the “LAS Notification”).

The Company was required to submit the LAS Notification 15 days prior to the issuance of the securities, however, the Company filed the LAS Notification for the issuance of the Series A-1 Note and Series A-2 Note and for the share exchange under our Share Exchange Agreement after such 15-day periods. Nasdaq notified the Company that each of these matters serves as an additional and separate basis for delisting the Company’s securities and that the review panel will consider these matters in rendering a determination regarding the Company’s continued listing on Nasdaq.

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Management of Simplicity Esports and Gamily Company has decided that moving from The Nasdaq Stock Market (“Nasdaq”) to the OTCQB is more appropriate for the Company at this time, while the Company builds out its planned network of retail esport centers.

On April 1, 2019, the Company was notified by Nasdaq that it would delist the Company’s common stock and public warrants. The Company’s common stock and public warrants were previously suspended from trading on Nasdaq, effective January 25, 2019.

On April 2, 2019, Nasdaq filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission relating to the Company’s common stock and public warrants. As a result, the Company’s common stock and public warrants were delisted from Nasdaq effective April 2, 2019.

The Company’s common stock and public warrants currently have been quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

Private Unit Offering

In 2019, the Company sold an aggregate of 987,500 units (the “Units”) at a purchase price of $2.00 per Unit to 12 accredited investors in exchange for receipt of $1,975,000. Each unit consists of (i) one share of common stock, and (ii) a 5-year warrant to purchase one share of common stock at a purchase price of $4.00.

Settlement Agreement

In March of 2019, the Company entered into a settlement agreement with its prior attorney. The settlement agreement called for $200,000 to be paid upon signing the settlement agreement and then another approximate $525,000 to be paid over time. As of September 20, 2019, the Company owes this attorney approximately $325,000.

Restricted Stock Award

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 120,000 shares of our restricted Common Stock. Such shares vest over a nine month period. As of September 20, 2019, 80,000 of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 36,000 shares of our restricted Common Stock. Such shares vest over a nine month period. As of September 20, 2019, 24,000 of such shares have vested.

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Steve Grossman, President of Simplicity Esports, LLC, a wholly owned subsidiary of our company, 24,000 shares of our restricted Common Stock. Such shares vest over a nine month period. As of September 20, 2019, 16,000 of such shares have vested.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan, Franklin and Grossman on December 31, 2018.

Debt Conversion

On May 31, 2019, we issued 100,000 shares of Common Stock to affiliates of Polar in exchange for Polar’s forgiveness of $143,476 owed by us to Polar under that that certain Stock Purchase Agreement, dated as of November 2, 2018, between Polar and us.

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Acquisition of PLAYLive

On July 30, 2019 (“Closing Date”), we acquired a 100% interest in PLAYLive Nation, Inc. (“PLAYLive”) by way of merger (“Merger”) pursuant to an Agreement and Plan of Merger, dated July 25, 2019 (“Merger Agreement”), whereby we acquired 100% of the issued and outstanding common stock of PLAYLive from the selling stockholders (“PLAYLive Stockholders”) of PLAYLive in exchange for 750,000 shares of our common stock. Following the Merger, PLAYLive became our wholly owned subsidiary. On the Closing Date, each of the PLAYLive Stockholders entered into a one-year lock-up agreement with the Company and each of Duncan Wood, Jordan C. Jenson, and Alec T. Carpenter entered into an employment agreement with PLAYLive.

PLAYLive has 44 operational franchise social gaming lounges focused on uniting like-minded esports players of all ages and to creating strong community-based relationships amongst gamers. Nine additional locations are expected to open by December 31, 2019. Key features of each gaming lounge are as follows:

●	Offers the newest games available for play;
●	Provides gamers with a clean, fun, and cool atmosphere to play and socialize with other gamers out of the house and meet new people;
●	Permits gamers to compete against others in real life for notoriety;
●	Holds events regularly such as tournaments, leagues, & more; and
●	Sells gaming-related merchandise.

Overview of Smaaash Entertainment Private Limited

Smaaash Private operates 40 state-of-the-art games and entertainment centers (“Smaaash Centers”), including 39 Smaaash Centers in India and one international Smaaash Center in the U.S., in addition to carrying out product sales of its games and equipment that Smaaash has developed in-house, supported by its sponsorship and other revenues.

Smaaash Private’s core concept is to offer an interactive, immersive and fun experience to customers at its Smaaash Centers, blending Augmented Reality (“AR”) and Virtual Reality (“VR”) and other games, indoor entertainment, and attractive food and beverage options, customized to the tastes and preferences of a diverse set of customers across age groups, genders and backgrounds, including corporate customers, families, friends and children. Smaaash Private’s game concepts are supported by its in-house technology, value engineering and systems integration capabilities.

Smaaash Private’s game attractions are classified as follows:

●	Active games and interactive sports simulators (“Active Games”), including active game options such as single and multi-level go-karting lanes and bowling alleys, as well as interactive simulator-based game options such as Super Keeper, Hoop Shot, Extreme Drone Racing and more;

●	In-house developed AR and VR games, including Finger Coaster, Jurassic Escape, Vertigo Walk The Plank, Fly Max and Haunted Hospital; and

●	Arcade games and others, including Camel Racing, Hoop Shot and Human Claw; soft play zones which are conceptualized as indoor play areas for young children, including a ball pool, designed to encourage longer and repeat visits to Smaaash Centers and doing away with the requirement for families to make alternative childcare arrangements for the duration of their visits to Smaaash Centers; and indoor game viewing areas.

Smaaash Private’s game offerings are complemented by its in-house food & beverage services.

Smaaash Private launched its flagship Smaaash Center in November 2012, at Kamala Mills in Lower Parel, Mumbai, with a proprietary cricket game (obtained by Smaaash Private under a perpetual license from its founder and the patent-holder, Shripal Morakhia, for a one-time fee) as anchor attraction. Over the last five years, Smaaash Private has transformed into a multi-center integrated games and entertainment company, with a wide suite of in-house developed AR and VR and other games, as well as food and beverage options at each of the Smaaash Centers. Among other marketing initiatives, from time to time, Smaaash Private ties up with local athletes, sports icons and celebrities, including cricket, football, basketball and ice hockey players, to customize its games and increase their appeal to its customers, including via brand ambassadorships and game options designed around specific sports personalities.

Smaaash Private launched its first international Smaaash Center in December 2016, at the Mall of America in Minnesota, USA. Its star attraction in its U.S. Smaaash Center is a multi-level go-karting track and games developed and launched specifically for this Smaaash Center, keeping in mind local preferences, such as its ice hockey-themed game called “What the Puck”, and Active Games such as Super Keeper, Hoop Shot and Extreme Drone Racing, among others.

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In fiscal year 2018, Smaaash Private acquired PVR bluO and SVM’s bowling and gaming assets to expand its footprint across India. The acquisitions added 20 Smaaash Centers to Smaaash Private’s portfolio.

Following the January 2019 acquisition of Simplicity Esports LLC, we determined to shift our current primary focus to the Simplicity Esports LLC business. Accordingly, we do not anticipate generating any material revenues from Smaaash in 2019. The Master Franchise Agreement, as amended, and the Master Distribution Agreement continue in full force and effect, however, and we may now or in the future pursue Smaaash business opportunities.

Employees

As of September 20, 2019, we had eleven full-time employees and three part-time employees. None of our employees is represented by a union. We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. To the knowledge of our management, there are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

We lease approximately 250 rentable square feet of office space from an unaffiliated third party for our corporate office located at 7000 W. Palmetto Park Road, Suite 505, Boca Raton, Florida 33433. This lease expires on June 1, 2022. Terms of the office lease provide for a base rent payment of $800 per month. We also lease approximately 1,200 rentable square feet of retail space from an unaffiliated third party for our Boca Raton Simplicity Esports Gaming Center. This lease expires in 2024. Terms of the office lease provide for a base rent payment of $2,200 per month and a share of the buildings operating expenses such as taxes and maintenance of $760 per month. We believe that these facilities are adequate for our current and near-term future needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this prospectus to “we,” “us” or the “Company” refer to Simplicity Esports and Gaming Company, formerly known as Smaaash Entertainment Inc. and prior to that as I-AM Capital Acquisition Company. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus.

Overview

We are a North American esports organization. We have implemented a unique approach to ensure the ultimate fan friendly experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Utilizing the vast resources from within the ownership group, we have already established an impressive management team and roster. Our management and players are well known influencers within the esports community, and we plan to use their skills to create a seamless content creation plan to help gamers feel closer to our brand than any other in the industry. Our organization intends to take the opportunity to create a platform that will help grow esports for generations of gamers.

For the fiscal years ended May 31, 2019 and 2018, we generated revenues of $37,995 and $0, respectively, and reported net losses of $3,565,272 and $8,862, respectively, and negative cash flow from operating activities of $1,395,255 and $470,153, respectively. As noted in our consolidated financial statements, as of May 31, 2019, we had an accumulated deficit of approximately $3,574,806. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

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Consummation of Transactions with Smaaash Entertainment Private Limited

On November 20, 2018 (the “Closing Date”), the Company and Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, consummated the transactions (the “Transactions” or the “Business Combination”) contemplated by the share subscription agreement (as amended, the “Subscription Agreement”), following the approval at the special meeting of the stockholders of the Company held on November 9, 2018 (the “Special Meeting”).

Pursuant to the Subscription Agreement, the purchase price of $150,000 was paid by the Company to Smaaash Private in exchange for 294,360 newly issued equity shares of Smaaash Private at the closing of the Transactions (the “Closing”).

In addition, AHA Holdings Private Limited (“AHA Holdings”) and Shripal Morakhia (together with AHA Holdings, the “Smaaash Founders”) agreed that within six months following the Closing Date, they would transfer all of their ownership interest in Smaaash Private (representing 33.6% of the share capital of Smaaash Private on a fully diluted basis as of June 22, 2018) (the “Additional Smaaash Shares”) to the Company in exchange for newly issued shares of our Common Stock (the “Transferred Company Shares”) in an amount which would enable the Smaaash Founders to retain their 33.6% ownership interest in Smaaash Private indirectly through their interest in the Company.

At the Closing, the Company issued an aggregate of 2,000,000 shares of its common stock to the Smaaash Founders as an upfront portion of the Transferred Company Shares (the “Upfront Company Shares”). In connection with the issuance of the Upfront Company Shares, the Company and the Smaaash Founders entered into an escrow agreement pursuant to which the Upfront Company Shares would be held in escrow and will be either, (i) if the Additional Smaaash Shares are not transferred in full to the Company within the designated six-month period, cancelled, or (ii) if the Additional Smaaash Shares are transferred in full to the Company within the designated six-month period, released from escrow and the number of Upfront Company Shares will be deducted from the Transferred Company Shares that will be issued to the Smaaash Founders upon the delivery of the Additional Smaaash Shares.

On November 16, 2018, Smaaash Private and the Smaaash Founders executed a letter of undertaking, pursuant to which they agreed to transfer 4,000,000 additional equity shares of Smaaash Private to the Company in consideration for 200,000 shares of our Common Stock, simultaneously with the issuance of the 300,000 equity shares of Smaaash Private to the Company on or prior to November 30, 2018, as permitted by the laws of India. Such additional shares of Smaaash Private have not yet been delivered to the Company.

In connection with the Closing, the Company changed its name from I-AM Capital Acquisition Company to Smaaash Entertainment Inc., changed its stock symbols for its Common Stock, Public Rights, and Public Warrants to “IAM,” “IAMXR” and “IAMXW,” respectively, and entered into a master franchise agreement (“Master Franchise Agreement”) and a master license and distribution agreement (“Master Distribution Agreement”) with Smaaash Private. Prior to the Closing, the Company was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company’s primary assets consisted of shares in Smaaash Private and the rights granted under the Master Franchise Agreement and the Master Distribution Agreement.

Pursuant to the terms of the escrow agreement, the Upfront Company Shares have been cancelled because the Additional Smaaash Shares were not transferred in full to the Company in the designated six-month period.

Following the January 2019 acquisition of Simplicity Esports LLC described below, we determined to shift our current primary focus to the Simplicity Esports LLC business. Accordingly, we do not anticipate generating any material revenues from Smaaash in 2019. The Master Franchise Agreement, as amended, and the Master Distribution Agreement continue in full force and effect, however, and we may now or in the future pursue Smaaash Private business opportunities.

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Acquisition of Simplicity Esports, LLC

On January 4, 2019, the Company consummated the transactions contemplated by that certain share exchange agreement, dated December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018 and by Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, the “Share Exchange Agreement”) by and among the Company, Simplicity Esports, LLC, a Florida limited liability company (“Simplicity Esports LLC”), each of the equity holders of Simplicity Esports LLC (“Simplicity Owners”) and Jed Kaplan, in the capacity as the representative of the Simplicity Owners (the “Representative”). Pursuant to the Share Exchange Agreement the Simplicity Owners transferred all the issued and outstanding equity interests of Simplicity Esports LLC to the Company in exchange for newly issued shares of common stock of the Company (the “Acquisition”).

Background of Simplicity Esports, LLC

Founded in 2017, Simplicity Esports LLC is committed to growing and enhancing the Esports industry, fostering the development of amateurs to compete professionally, and partnering with established professional gamers to support their paths to greater success. Esports (also known as electronic sports, e-sports, or eSports) is a form of competition using video games. Most commonly, esports takes the form of organized, multiplayer video game competitions, particularly between professional players, individually or as teams. Our continued accomplishments in various games is a driving force behind the growth of our fan base including viewership of our content.

As of January 4, 2019, upon the completion of the acquisition of Simplicity Esports LLC, the business of Simplicity Esports LLC has now become the primary business of the Company. Simplicity Esports LLC is an established brand in the Esports industry with an engaged fan base competing in popular games across different genres, including Apex Legends, PUBG, Gears of War, SMITE, and NHL 19. The Simplicity Esports LLC stream team encompasses over 50 casters, influencers and personalities who connect to a dedicated fan base. Simplicity Esports LLC’s notoriety in the industry is evidenced by its audience that views millions of minutes of Simplicity Esports LLC content monthly, via various social media outlets including YouTube, Twitter and Twitch.

The acquisition of Simplicity Esports LLC creates a pure play esports team and entertainment platform opportunity, which we believe will increase shareholder value and boost our growth strategy as we endeavor the build out of our brick and mortar esports centers. Through Simplicity Esports LLC, the Company has begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry. Simplicity Esports LLC also plans to open and operate corporate-owned retail esports gaming centers (“Simplicity Esports Gaming Centers”) as well as to franchise Simplicity Esports Gaming Centers that will provide the public an opportunity to experience and enjoy gaming and Esports in a social setting, regardless of skill or experience.

Results of Operations

Our only activities from April 17, 2017 (date of inception) through November 20, 2018 were organizational activities, those necessary to prepare for the IPO, which was consummated on August 22, 2017, and identifying a target company for a business combination. Following the IPO through and after our business combination, we had not generated any operating revenues.

Following the acquisition of Simplicity Esports and Gaming, LLC, the Company began generating revenue and incurring additional expenses.

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Summary of Statement of Operations for the Fiscal Year Ended May 31, 2019 and 2018:

Other Income

We generated $403,984 of non-operating income in the form of interest income for the fiscal year ended May 31, 2019 as compared to $521,702 for the fiscal year ended May 31, 2018.

For the fiscal year ended May 31, 2019 and 2018, the Company had debt forgiveness income of $369,206 and $0, respectively. The debt forgiveness income in 2019 was primarily due to the exchange notes with Maxim. The original Maxim promissory note was $1,800,000 and this was exchanged for two convertible notes totaling $1,500,000. Also, in December of 2018 one of the convertible notes was converted into 193,648 shares of common stock.

For the fiscal year ended May 31, 2019 and 2018, the Company incurred $23,268 and $0, respectively, of interest expense. The interest expense in 2019 was incurred due to the notes payable to Maxim and the loan payable to a related party.

Revenue

The Company’s revenue for the fiscal year ended May 31, 2019 was $37,995, a 100% increase over the revenue of $0 for the fiscal year ended May 31, 2018. This increase is due to the acquisition of Simplicity Esports, LLC.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended May 31, 2019 was $4,353,189 as compared to $530,564 for fiscal year ended May 31, 2018, an increase of $3,822,625. The change is primarily attributable to two events, first the acquisition of Simplicity Esports, LLC. The selling, general and administrative expenses of this new acquisition consist primarily of payroll and related costs, stock based compensation and professional services. Second the issuance of shares for services in November 2018.

Net Loss

Net loss for the fiscal year ended May 31, 2019 was $3,565,272, as compared to net loss of $8,862, for the fiscal year ended May 31, 2018.

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Liquidity and Capital Resources

The completion of the Initial Public Offering and simultaneous Private Placement, inclusive of the underwriters’ exercise of their over-allotment option, generated gross proceeds to the Company of $54,615,000. Related transaction costs amounted to approximately $3,838,000, consisting of $3,360,000 of underwriting fees, including $1,820,000 of deferred underwriting commissions payable (which was held in the Trust Account) and $478,000 of Initial Public Offering costs.

Following the Initial Public Offering and the underwriter’s partial exercise of the over-allotment option, a total of $52,780,000 was placed in the Trust Account and we had $552,190 of cash held outside of the Trust Account, after payment of all costs related to the Initial Public Offering.

On November 20, 2018, in connection with the closing of our initial Business Combination, the funds in the Trust Account were used for, among other things, the following:

●	$45,455,596 to redeem 4,448,260 shares;
●	$7,255,306 to fund the escrow agreement for Polar and K2;
●	$150,000 to fund our investment in Smaaash.

As of May 31, 2019, we had no cash and marketable securities held in the Trust Account.

As of May 31, 2019, we had cash of $1,540,158, which is available for use by us to cover the costs associated with due diligence procedures and other general corporate purposes. In addition, as of May 31, 2019, we had accrued expenses of $691,940.

For the fiscal year ended May 31, 2019, cash used in operating activities amounted to $1,395,256, mainly resulting from a net loss of $3,565,272, offset by stock issued for services of $2,170,110. Changes in our operating liabilities and assets generated cash of $532,120. Cash used in investing activities amounted to $195,824, mainly resulting from a write off of a cost method investment of $150,000 and the purchase of property and equipment of $122,529, offset by $75,930 of cash acquired in the acquisition of Simplicity Esports, LLC. Cash provided from financing activities amounted to $2,673,175, mainly resulting from the sale of common stock of $1,925,000 and the net effect of the settlement of the redeemable common stock obligation of $736,000.

We will need to raise additional funds in order to meet the expenditures required for operating our business.

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Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company has an accumulated deficit at May 31, 2019, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to commence operations and generate sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Contractual obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities, except as follows:

On November 20, 2018, the Company entered into a settlement and release agreement with Maxim Group, LLC, the underwriter for the IPO. Pursuant to the Settlement Agreement, the Company made a cash payment of $20,000 to Maxim and issued a demand secured promissory note in favor of Maxim in the amount of $1.8 million to settle the payment obligations of the Company under the underwriting agreement dated August 16, 2017, by and between the Company and Maxim. The Company also agreed to remove the restrictive legends on an aggregate of 52,000 shares of its common stock held by Maxim and its affiliate.

In February 2019, the Company entered into a 5-year operating lease in Boca Raton, Florida in connection with the opening of its first gaming center. Rent is approximately $2,300 per month for the first year and contains customary escalation clauses. In June of 2019, the Company entered into a 5-year operating lease for its corporate office, rent is approximately $700 per month. In August of 2019, the Company opened its second gaming center and in connection with this gaming center entered into a 5-year operating lease in Deland, Florida. Rent is approximately $2,500 per month for the first year and contains customary escalation clauses.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Revenue Recognition

As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The Company adopted the standard using the modified retrospective method and the adoption did not have a material impact on its financial statements.

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The Company recognizes revenue when performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods and services. Our revenue is derived from two sources, the first is from the sale of the rights to our players to third parties and second from participation and prize money awarded at gaming tournaments.

Intangible Assets and impairment

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company had intangible assets subject to amortization related to its acquisition of Simplicity Esports, LLC. These costs were included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the costs, which is 3 to 5 years.

The Company periodically reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Goodwill

Goodwill is the excess of our purchase cost over the fair value of the net assets of acquired businesses. We do not amortize goodwill, but we assess our goodwill for impairment at least annually. Our assessment date was January 31, 2019 and qualitative considerations indicated no impairment.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers:

Name	Age	Position
Jed Kaplan	55	Chief Executive Officer, interim Chief Financial Officer, and Class II Director of the Company
Donald R. Caldwell	72	Chairman and Class I Director of the Company
Roman Franklin	36	President and Class I Director of the Company
Steven Grossman	45	President of Simplicity Esports, LLC
F. Jacob Cherian	55	Class II Director of the Company
Suhel Kanuga	44	Class II Director of the Company
Max Hooper	72	Class II Director of the Company
Frank Leavy	66	Class I Director of the Company
Edward Leonard Jaroski	72	Class I Director of the Company
William H. Herrmann, Jr.	73	Class II Director of the Company

Jed Kaplan, has been a member of our board of directors since December 31, 2018 and our sole Chief Executive Officer and interim Chief Financial Officer since February 8, 2019. From December 31, 2018 to February 8, 2019, Mr. Kaplan served as our co-Chief Executive Officer. He has served as the Chief Executive Officer of Shearson Financial Services, a FINRA registered broker dealer, since May 1995. Mr. Kaplan has extensive sports management experience with various professional sports organizations. Mr. Kaplan graduated from City University of New York in 1989 with a Bachelor of Business Administration degree.

The Company believes Mr. Kaplan’s strong expertise in the financial services and sports management industries qualifies him to serve on its board of directors.

F. Jacob Cherian, has been a member of our board of directors since April 17, 2017 (date of inception). From December 31, 2018 to February 8, 2019, Mr. Cherian served as our co-Chief Executive Officer. From April 17, 2017 to December 31, 2018, Mr. Cherian served as our sole Chief Executive Officer. He is also one of the managing members of our Sponsor. Mr. Cherian co-founded and served as Chairman, Chief Executive Officer and director of Millennium India from July 2006 to October 2013, completing a $58 million initial public offering in July 2006. Millennium India completed a business combination with SMC, an India-headquartered diversified financial services company with over 2,500 locations in over 500 cities in India serving approximately 1.7 million investors by acquiring a 14.9% interest in SMC. Mr. Cherian served on the Board of Directors of SMC from 2008 to December 2017, and also served on the Board of Directors of Moneywise Financial Services, a non-bank finance company in India, from 2008 to December 2017. From April 2004 to July 2006, Mr. Cherian served as Partner in the financial services division of Computer Sciences Corporation (“CSC”), a Fortune 500 firm with approximately $15.0 billion in annual revenues. Mr. Cherian’s prior work experience includes positions as a director in New York with KPMG LLP / KPMG Consulting from October 1998 to March 2004, and JP Morgan & Co from September 1995 to September 1998 in its Fixed Income Credit Portfolio & Derivatives Division. Mr. Cherian has extensive international experience and has relocated to, and had multi-year residences in, both Europe and India. He is frequently featured in leading publications and industry conferences for his insights on emerging trends and growth markets, and is a respected authority on South Asian and India-related affairs. Mr. Cherian holds a Bachelor of Arts degree in Accounting & Information Systems from Queens College of CUNY and an MBA in International Finance from St. John’s University. He has also served as Adjunct Professor of Finance at the Tobin College of Business at St. John’s University’s MBA Program for ten years.

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We believe Mr. Cherian’s extensive executive experience and leadership in global including India related business transactions qualifies him to serve on our board of directors.

Suhel Kanuga, has been a member of our board of directors since April 17, 2017 (date of inception). From April 17, 2017 to February 8, 2019, Mr. Kanuga served as our Chief Financial Officer and Secretary. He is also one of the managing members of our Sponsor. Mr. Kanuga co-founded Millennium India, completing a $58 million initial public offering in July 2006 and consummated a business combination with SMC and served at various positions including President, Chief Financial Officer, Treasurer, Secretary, Chief Compliance Officer and Director from March 2006 through May 2015. Mr. Kanuga also served on the Board of Directors of SAM Global Securities, prior to its amalgamation with SMC from January 2008 to February 2009. From April 2004 to July 2006, Mr. Kanuga served as Principal in the financial services division of CSC. He also held management positions at KPMG Consulting in New York from January 1999 to August 2004 and prior to that, U.S. West, Inc. Mr. Kanuga has significant international management experience, having worked with businesses across the United States, Europe and Asia. Mr. Kanuga is experienced in identifying business value, and structuring investments and acquisitions to scale up businesses. Mr. Kanuga has been interviewed in the media for his views and expertise on emerging markets/India investments and governance, and has also presented at industry conferences. He holds Bachelor’s degrees in Mathematics and Economics from Lawrence University.

We believe Mr. Kanuga’s deep understanding of finance and international business management and transactions qualifies him to serve on our board of directors.

Donald R. Caldwell, who has been an independent director and the Chairman of our board of directors since August 16, 2017, is an experienced investor, co-founded Cross Atlantic Capital Partners, Inc., a venture capital management company, where he has served as its Chairman and Chief Executive Officer since 1999. At Cross Atlantic Capital Partners, Inc., Mr. Caldwell has raised four investment funds totaling over $500 million of committed capital and is responsible for the firm’s operations, building the investment team, and growing the Cross Atlantic franchise through fundraising, network development, and deal flow generation. Prior to founding Cross Atlantic Capital Partners, Inc. in March 1999, Mr. Caldwell was President and Chief Operating Officer of Safeguard Scientifics, Inc. (NYSE: SFE) (“Safeguard”) from 1996 to 1999, where he also previously served as Executive Vice President from 1993 to 1996. In addition to his service on our board, Mr. Caldwell currently serves on the board of directors of three public companies: InsPro Technologies Corporation (OTC: ITCC) since 2008, where he serves as chairman of the board and member of the audit committee; Lightning Gaming, Inc., since June 2015, where he serves as a director and chairman of the audit committee; and Quaker Chemical Corporation (NYSE: KWR) since 1997, where he serves as lead director, as chairman of the executive committee and member of the compensation and audit committees; Mr. Caldwell was previously a member of the board of directors of Diamond Cluster International, Inc. from 1994 to 2010 and has served as a director for several private companies and non-profit organizations, including software and money management firms as well as the Pennsylvania Academy of the Fine Arts and the Committee for Economic Development. Mr. Caldwell is a Certified Public Accountant (Retired) and holds a Bachelor of Science degree from Babson College and a Master of Business Administration from the Graduate School of Business at Harvard University.

We believe Mr. Caldwell’s deep financial, entrepreneurial and business expertise and extensive experience as a member of the boards and board committees of other public companies qualifies him to serve on our board of directors.

Roman Franklin, has been a member of our board of directors since August 16, 2017 and our President since December 31, 2018. Mr. Franklin was Chief Investment Officer of SMC Global USA from March 2016 until December 31, 2016, and prior, President of Franklin Financial Planning from 2005 to 2016. Roman Franklin is a 16-year veteran of the financial services industry. By the age of 22 he held FINRA Series 7, Series 66, and Life, Health, and Variable Insurance Licenses. In 2005, he founded a fee-only registered investment advisory firm. In 2008, he was one of the youngest recipients of the National Association of Financial Advisors (“NAPFA”) Registered Financial Advisor (RFA) designation. In 2015, he was elected as a Board Member of the NAPFA, South Region Board of Directors, overseeing more than a dozen states from Texas, to Florida, to North Carolina. Mr. Franklin has experience in domestic and international investment, and has been involved in multiple business transactions tied to India, including the sale of a 50% equity stake in his wealth management business to Indian financial services firm SMC. Mr. Franklin holds a Bachelor of Science degree in Management from Barry University and an M.B.A. in Finance from the Graduate School of Business at Stetson University. His civic organization roles include School Advisory Council for Volusia County Schools, City of DeLand Economic Development Committee, and the Boys’ and Girls’ Clubs of Central Florida.

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We believe Mr. Franklin’s strong expertise in finance and international and domestic business transactions qualifies him to serve on our board of directors.

Steven Grossman, has served as the President of our wholly-owned subsidiary Simplicity Esports, LLC since January 2018. Mr. Grossman has been employed by Shearson Financial Services, a FINRA registered broker dealer, since February 2001 and has served as its President since January 2010. Mr. Grossman graduated from Towson University in 1995 with a Bachelor of Science degree.

Max Hooper, who has been an independent member of our board of directors since August 16, 2017, serves as Managing Director of Merging Traffic, a web-based crowdsourcing portal, since September 2015 and Head of Investment Banking and Senior Vice President of Triloma Securities, a subsidiary of Triloma Financial Group LLC, since January 2016. Dr. Hooper is also the founder and owner of Partners Advisory Group and Partners Capital Group, two financial advisory firms since January 2014. Since February 2018, Dr. Hooper’s primary focus has been as Managing Director/CEO of Managing Traffic and co-owner of Triloma Financial Group. Prior to that, Dr. Hooper was co-founder of Equity Broadcasting Corporation, a media company that owned and operated more than one hundred television stations across the United States. Dr. Hooper is an accomplished entrepreneur and has started multiple businesses in technology/internet, lodging, and services industries. Dr. Hooper has served on the investment committee of several venture capital and angel funds, and has completed “work out” transactions as a Certified Debt Arbitrator representing banks and private transactions. Dr. Hooper also has prior experience with SPACs such as transaction structuring, administration, research, and execution. Dr. Hooper has earned five doctorate degrees from a variety of institutions.

We believe Dr. Hooper’s expertise in investment, management and mergers and acquisitions over various industries qualify him to serve on our board of directors.

Frank Leavy, has been an independent member of our board of directors since August 16, 2017. Since 2007, Mr. Leavy has been the Senior Vice President and Director of Finance and Administration for Blake’s All Natural Foods, a manufacturer of “better for you” frozen entrees. Prior to that, he held various financial officer positions at member companies of Group Rossignol, a world leading company in the winter sports industry. Specifically, he was Controller of Rossignol Ski Company from 1982 to 2006 and Vice President of Finance of Skis Dynastar, Inc. and Skis Dynastar Canada from 2000 to 2006. He also served as Chief Operating Officer at Roger Cleveland Golf Company, a subsidiary of Group Rossignol from 1999 to 2000 and was elected a director of the company from 2003 to 2005. Mr. Leavy holds a Bachelor of Arts degree from the College of the Holy Cross and a Master of Science degree in accounting from the Graduate School of Professional Accounting at Northeastern University.

We believe Mr. Leavy’s extensive experience in corporate finance qualify him to serve on our board of directors.

Edward Leonard Jaroski, has been an independent member of our board of directors since October 2017. Mr. Jaroski was the founder of Fixed Income Portfolio Manager at Capstone Asset Management Company and has served as its President and Chief Executive Officer since 1987. Mr. Jaroski has been Chairman, Chief Executive Officer and President of various Capstone/Steward Funds in the fund complex from 1987 through 2016. Mr. Jaroski was at Tenneco Financial Services from 1981 to 1987, where he was the Executive Vice President. He started his career at Philadelphia Life Insurance Company as Manager of Investments in 1969, where he served until 1981 and also served as its Vice President of Finance. He also served as a Director of Philadelphia Life Asset Management Company. Mr. Jaroski holds the insurance industry professional designations of Chartered Life Underwriter, Charter Financial Consultant and Fellow Life Management Institute. He holds a B.B.A. degree in Accounting from Temple University.

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We believe Mr. Jaroski’s experience in investments and asset management qualify him to serve on our board of directors.

William H. Herrmann, Jr., has been an independent member of our board of directors since October 2017. Mr. Herrmann has over 40 years of experience in financial services, and insurance and investment planning industries. Presently, Mr. Herrmann is the Owner of Herrmann & Associates, a financial services firm affiliated with Hudson Heritage Capital Management Inc., a Registered Investment Advisor since February 15, 2006. Mr. Herrmann has also served as Director of Steward Funds, since 2011, and presently serves as its lead independent director. Mr. Herrmann serves as the Chairman of the Nominating and Corporate Governance Committee of Steward Funds. He previously served as the Chairman of the Contracts Committee of Steward Funds. Mr. Herrmann is also a Director of Church Capital Fund, where he serves as the Chairman of the Nominating and Corporate Governance Committees. Mr. Herrmann is also a Trustee of LuLu Shriners Investment Advisory Committee and the Chairman of Beta Rho Property Company. Mr. Herrmann holds a B.A. from the University of Pennsylvania, and an MBA from Temple University, and holds the Chartered Life Underwriter (CLU) designation from American College. Mr. Herrmann holds Series 7, 63, and 65 securities licenses as well as insurance licenses in multiple states.

We believe Mr. Herrmann’s experience in financial services and the investment planning industry qualify him to serve on our board of directors.

Mr. Kaplan is Mr. Grossman’s brother-in-law, there are no other family relationships among any of the Company’s directors or executive officers.

Our officers and board of directors are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class serving a two-year term.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Since we are currently quoted on the OTCQB tier of the OTC Markets Group, we are not required to comply with the corporate governance rules of a national exchange, such as the NYSE American (“NYSE”), or national quotation system, such as the NASDAQ Capital Market (the “NASDAQ”), and instead may comply with less stringent corporate governance standards of the OTCQB. The OTCQB does not require any of its members to establish any committees comprised of members of our board of directors, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. Instead, the functions of those committees may be undertaken by the board of directors as a whole. Unlike the requirements of the NYSE or NASDAQ, the OTCQB does not require that a majority of our board members be independent and does not require that all or any portion of our board of directors include “independent” directors, nor are we currently required to establish or maintain an Audit Committee or other committee of our board of directors. Although we may comply with less stringent corporate governance standards while listed on the OTCQB, we have elected to voluntarily comply with the corporate governance rules of the NASDAQ in order to provide the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules of the NASDAQ.

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The NASDAQ standards relating to corporate governance, require, among other things, that:

● A majority of our board of directors to consist of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Caldwell, Leavy, Jaroski and Herrmann and Dr. Hooper are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present;

● The compensation of our executive officers to be determined, or recommended to the board of directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised solely of independent directors;

● Director nominees to be selected, or recommended to the board of directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors; and

● An audit committee with at least three independent directors as well as composed entirely of independent directors be established and maintained, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the applicable Exchange rules.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee are composed solely of independent directors.

Audit Committee

Messrs. Caldwell and Leavy and Dr. Hooper will serve as members of our audit committee. Mr. Caldwell serves as chairman of the audit committee. Under NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Caldwell, and Leavy and Dr. Hooper are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Caldwell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Messrs. Caldwell and Jaroski and Dr. Hooper. Mr. Caldwell serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Caldwell, Jaroski, Leavy, and Herrmann, and Dr. Hooper. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rule, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election. Our stockholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our bylaws.

We have not formerly established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

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Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We previously filed a copy of our form of Code of Ethics as an exhibit to our registration statement on Form S-1 (File 333-219251). You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Limitation on Liability and Indemnification of Officers and Directors

Our third amended and restated certificate of incorporation, as amended, provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our restated certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our third amended and restated certificate. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification we provide to our officers and directors will only be able to be satisfied by us if we have sufficient funds outside of the trust account.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our board of directors oversees the risk management processes. Our board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee supports our board in discharging its oversight duties and addresses risks inherent in its area.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years ending May 31, 2019 for:

●	our principal executive officer or other individual serving in a similar capacity, and

●	our two most highly compensated executive officers, other than our principal executive officer, who were serving as corporate officers at May 31, 2019.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Jed Kaplan,	5/31/2019	$-	$-	$72,000	$-	-	$72,000
Chief Executive Officer	5/31/2018	$-	$-	-	$-	-	$-

Roman Franklin,	5/31/2019	$41,666	$-	$21,600	$-	-	$63,266
President	5/31/2018	$-	$-	-	$-	-	$-

Steven Grossman,	5/31/2019	$26,042	$-	$14,400	$-	-	$40,442
President, Simplicity Esports, LLC	5/31/2018	$-	$-	-	$-	-	$-

(1)	Represents the aggregate grant date fair value for all restricted stock granted to the named executive officers in the fiscal year indicated, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For information about the assumptions made in this valuation, refer to Note 9 to the Company’s financial statements beginning on page F-1 to this Annual Report on Form 10-K.

None of our executive officers or directors received any cash (or non-cash) compensation for services rendered to us for the fiscal year ended May 31, 2018. During the fiscal year ended May 31, 2018, we paid an affiliate of our executive officers a total of $10,000 per month for office space, utilities and secretarial support. Our Sponsor, executive officers and directors, or any of their respective affiliates, were entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information on outstanding options and stock awards held by the named executive officers as of May 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units Of Stock that Have Not Vested (#) (1)	Market Value Of Shares Or Units of Stock That Have Not Vested ($)
Jed Kaplan	-	-	$	N/A	N/A	70,000	$102,900

Roman Franklin	-	-	$	N/A	N/A	21,000	$30,870

Steven Grossman	-	-	$	N/A	N/A	14,000	$20,580

(1)	The shares were issued in conjunction with the respective named executive officer’s employment agreement and vest ratably through December 31, 2019.

2019 Option Exercises and Stock Vested Table

The following table sets forth the vesting of restricted stock during the fiscal year ended May 31, 2019 for the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jed Kaplan	80,000	$48,000

Roman Franklin	24,000	$14,400

Steven Grossman	16,000	$9,600

Executive Officer and Director Compensation

The Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the compensation committee. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of share-based awards, if any.

Base Salary

Our compensation committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

We intend to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the executive officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by our Board of Directors and is being submitted to our shareholders for approval at the special meeting in lieu of an annual meeting.

Executive Employment Agreements

On December 31, 2018, the Company entered into an employment agreement with Jed Kaplan, pursuant to which he shall serve as the Co-Chief Executive Officer of the Company until March 31, 2019, at which point he shall automatically become the sole Chief Executive Officer of the Company. Mr. Kaplan shall not receive a salary or other monetary compensation and in lieu thereof he shall receive an equity grant of 10,000 shares of Common Stock per month, which shares shall be fully vested upon grant. Mr. Kaplan shall also be eligible to receive a quarterly bonus in the form of cash or equity shares, and shall be entitled to participate in the Company’s employee benefit plans. The term of Mr. Kaplan’s employment agreement is for an initial one-year term, which shall automatically renew for successive one-year terms unless either party provides 60 days’ advance written notice of its intention not to renew the agreement at the conclusion of the then applicable term. The term of the employment agreement may be terminated by the Company with or without cause or by Mr. Kaplan with or without good reason, as such terms are defined therein.

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On December 31, 2018, the Company also entered into an employment agreement with Roman Franklin, pursuant to which he shall serve as the President of the Company. During the term of his employment agreement, Mr. Franklin shall receive (i) a monthly base salary of $8,333.33 and (ii) an equity grant of 3,000 shares of Common Stock per month, which shares shall be fully vested upon grant. Mr. Franklin shall also be eligible to receive a quarterly bonus in the form of cash or equity shares, and shall be entitled to participate in the Company’s employee benefit plans. The term of Mr. Franklin’s employment agreement is for an initial one-year term, which shall automatically renew for successive one-year terms unless either party provides 60 days’ advance written notice of its intention not to renew the agreement at the conclusion of the then applicable term. The term of the employment agreement may be terminated by the Company with or without cause or by Mr. Franklin with or without good reason, as such terms are defined therein.

On December 31, 2018, the Company also entered into an employment agreement with Steven Grossman, pursuant to which he shall continue to serve as the President of Simplicity Esports, LLC. During the term of his employment agreement, Mr. Grossman shall receive (i) a monthly base salary of $5,208.33 and (ii) an equity grant of 2,000 shares of Common Stock per month, which shares shall be fully vested upon grant. Mr. Grossman shall also be eligible to receive a quarterly bonus in the form of cash or equity shares, and shall be entitled to participate in Company’s employee benefit plans. The term of Mr. Grossman’s employment agreement is for an initial one-year term, which shall automatically renew for successive one-year terms unless either party provides 60 days’ advance written notice of its intention not to renew the agreement at the conclusion of the then applicable term. The term of the employment agreement may be terminated by the Company with or without cause or by Mr. Grossman with or without good reason, as such terms are defined therein.

Each of the employment agreements contain customary non-competition and non-solicitation covenants for a period of one year after the termination of the executive’s employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 20, 2019, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

●	each of our current named executive officers and directors that beneficially own shares of our Common Stock; and

●	all our named executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each director, named executive officer or 5% or more stockholder, as the case may be. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

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Name of Beneficial Owner (1)	Amount of beneficial ownership	Percent of outstanding Common Stock (2)
Directors and Executive Officers
Jed Kaplan (3)	1,201,614	15.3%
Roman Franklin (4)	297,679	3.8%
Steven Grossman (5)	328,020	4.2%
F. Jacob Cherian	307,286	3.9%
Suhel Kanuga	307,287	3.9%
Donald R. Caldwell (6)	97,000	1.2%
Max Hooper (7)	29,500	*
Frank Leavy (8)	27,625	*
Edward Leonard Jaroski (9)	128,500	1.6%
William H. Herrmann, Jr. (10)	28,500	*
All directors and officers as a group (10 persons) (11)	2,753,011	34.6%
Principal Shareholders (more than 5%):
The K2 Principal Fund, L.P. (12)	875,476	10.1%
Polar Asset Management Partners Inc. (13)	660,519	7.9%
IRIS Cantor Trust (14)	395,164	5.0%
Timothy P. Schenden – SEP IRA (15)	515,322	6.6%

* Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the stockholders is 7000 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433.

(2)	The calculation in this column is based upon 7,807,195 shares of Common Stock outstanding as of September 20, 2019, which does not include 6,449,000 shares of our Common Stock that may be issued upon the exercise of (a) 5,200,000 Public Warrants, (b) 261,500 Private Placement Warrants, and (c) 987,500 2019 Warrants. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently convertible or exercisable within 60 days of September 20, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 80,000 shares of our restricted Common Stock that have vested or will vest within 60 days of September 20, 2019, and 50,000 shares of Common Stock issuable upon exercise of 50,000 warrants.

(4)	Includes 24,000 shares of our restricted Common Stock that have vested or will vest within 60 days of September 20, 2019.

(5)	Includes 4,000 shares of our restricted Common Stock that have vested or will vest within 60 days of September 20, 2019.

(6)	Includes 20,000 shares of our Common Stock issuable upon exercise of 20,000 warrants.

(7)	Max Hooper is Managing Director of Merging Traffic, Inc. Includes 14,500 shares of Common Stock owned directly by Merging Traffic, Inc., 10,000 shares of our Common Stock issuable upon exercise of 10,000 warrants, and 5,000 shares of our Common Stock owned directly by Max Hooper.

(8)	Includes 7,500 shares of our Common Stock issuable upon exercise of 7,500 warrants.

(9)	Includes 60,000 shares of our Common Stock issuable upon exercise of 60,000 warrants.

(10)	Includes 10,000 shares of our Common Stock issuable upon exercise of 10,000 warrants.

(11)	Includes 157,500 shares of our Common Stock issuable upon exercise of warrants.

(12)	K2 GenPar 2017 Inc., an Ontario corporation (“GenPar”), is the general partner of The K2 Principal Fund, L.P., an Ontario limited partnership (the “Fund”). GenPar is a direct wholly owned subsidiary of Shawn Kimel Investments, Inc., an Ontario corporation (“SKI”). K2 & Associates Investment Management Inc., an Ontario corporation (“K2 & Associates”), is a direct 66.5% owned subsidiary of SKI, and is the investment manager of the Fund. Shawn Kimel is the chairman of each of SKI, GenPar and K2 & Associates. The principal office of the stockholder is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. The number of shares of Common Stock beneficially owned by the Fund includes (i) 66,000 shares of Common Stock transferred by the Sponsor to the Fund as additional consideration for the Fund agreeing to potentially sell shares of our Common Stock to the Company pursuant to a stock purchase agreement dated November 5, 2018 by and between the Company and the Fund and (ii) 795,144 shares of our Common Stock issuable upon exercise of 795,144 warrants.

(13)	Polar Asset Management Partners Inc. (“Polar”) serves as investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”), Crown Managed Accounts SPC (“CMA”) and certain managed accounts (together with PMSMF and CMA, the “Polar Vehicles”) and has sole voting and investment discretion with respect to the securities which are held by the Polar Vehicles. The principal office of the stockholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. The number of shares of Common Stock beneficially owned by Polar is 760,419 which includes (i) 20,203 shares of Common Stock held by CMA and 283,116 shares of Common Stock held by Polar (which includes 150,000 shares of Common Stock transferred by the Sponsor to the Polar as additional consideration for Polar agreeing to potentially sell shares of our Common Stock to the Company pursuant to a stock purchase agreement dated November 2, 2018 by and between the Company and Polar) and (ii) 456,600 shares of our Common Stock issuable upon exercise of 423,712 warrants held by CMA and 32,888 warrants held by Polar.

(14)	The principal office of the stockholder is 220 Banyan Road, Palm Beach, Florida 33480-4804.

(15)	The principal office of the stockholder is 6599 NW 33rd Ave., Boca Raton, Florida 33496-3317.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for us to enter into the transaction;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Founder Shares

On May 31, 2017, we issued 1,437,500 shares of our Common Stock to the Sponsor (the Founder Shares in exchange for a capital contribution of $25,000. On September 13, 2017, 137,500 Founder Shares were forfeited by the Sponsor upon the partial exercise of the underwriters’ over-allotment option.

The Founder Shares are identical to the shares of Common Stock included in the Units and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares and the shares of Common Stock underlying the Private Placement Units are subject to certain transfer restrictions, and (ii) the Sponsor has entered into a letter agreement, pursuant to which it has agreed (A) to waive its redemption rights with respect to the Founder Shares, and the shares of Common Stock underlying the Private Placement Units and the Public Units in connection with the completion of a business combination and (B) to waive its rights to liquidating distributions from the trust account with respect to the Founder Shares and the shares of Common Stock underlying the Private Placement Units if the Company fails to complete a business combination within 12 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the Company extends the period of time to consummate a business combination).

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With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of an initial business combination or earlier of (i) subsequent to the Company’s business combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (ii) the date following the completion of an Initial Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Units

In addition, the Sponsor purchased, pursuant to a written agreement, an aggregate of 254,500 Private Placement Units at $10.00 per Private Placement Unit for proceeds of $2,545,000 in the aggregate in the private placement. This purchase took place on a private placement basis simultaneously with the completion of the IPO. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On September 13, 2017, 7,000 additional Private Placement Units were purchased by the Sponsor at $10.00 per Private Placement Unit upon the partial exercise of the underwriter’s over-allotment option.

Registration Rights

We have entered into a registration rights agreement with respect to the founder shares and private placement units (and their constituent securities). Pursuant to the registration rights agreement, we are required to register the founder shares and private placement units (and their constituent securities) for sale under the Securities Act. Holders of these securities are entitled to make up to three demands that we register certain of its securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements.

Administrative Services

We agreed, commencing on the effective date of the IPO through the earlier of our consummation of a business combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For the three months ended November 30, 2018, we have paid $30,080 which is presented as general and administrative expense on the accompanying statement of operations. In December 2018, this monthly administrative service fee agreement was terminated.

Working Capital Loan

The Sponsor has loaned us $201,707 in the aggregate, to be used for a portion of the expenses of the IPO and working capital purposes. The loan is non-interest bearing, unsecured and was due at the earlier of December 31, 2017 or the closing of the IPO. As of November 30, 2018, $120,089 of the Sponsor’s loan has been repaid. As of February 28, 2019, the balance of the Sponsor loan is $85,238.

Cash Balance

We maintain our cash balance at a financial services company that is owned by an officer of our company.

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Related Officers

Jed Kaplan, our Chief Executive Officer, is the brother-in-law of Steven Grossman, the President of our subsidiary, Simplicity Esports, LLC.

Restricted Stock Awards to Certain Officers

On March 27, 2019, pursuant to a Restricted Stock Award, we granted Jed Kaplan, our Chief Executive Officer and interim Chief Financial Officer and a member of our board of directors, 120,000 shares of our restricted common stock. Such shares vest over the next nine months. Also on March 27, 2019, pursuant to a Restricted Stock Award, we granted Roman Franklin, our President and a member of our board of directors, 36,000 shares of our restricted common stock. Such shares vest over the next nine months also. Lastly, on March 27, 2019, pursuant to a Restricted Stock Award and collectively with the Kaplan Restricted Stock Award and the Franklin Restricted Stock Award, we granted Steve Grossman, President of Simplicity Esports, LLC, a wholly owned subsidiary of our company, 24,000 shares of our restricted common stock. Such shares also vest over the next nine months.

Each of the Restricted Stock Awards was entered into in connection with entry into employment agreements with each of Messrs. Kaplan, Franklin and Grossman on December 31, 2018.

Director Independence

Since we are currently quoted on the OTCQB tier of the OTC Markets Group, we are not required to comply with the corporate governance rules of a national exchange, such as the NYSE American (“NYSE”), or national quotation system, such as the NASDAQ Capital Market (the “NASDAQ”), and instead may comply with less stringent corporate governance standards of the OTCQB. The OTCQB does not require any of its members to establish any committees comprised of members of our board of directors, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. Instead, the functions of those committees may be undertaken by the board of directors as a whole. Unlike the requirements of the NYSE or NASDAQ, the OTCQB does not require that a majority of our board members be independent and does not require that all or any portion of our board of directors include “independent” directors, nor are we currently required to establish or maintain an Audit Committee or other committee of our board of directors. Although we may comply with less stringent corporate governance standards while listed on the OTCQB, we have elected to voluntarily comply with the corporate governance rules of the NASDAQ in order to provide the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules of the NASDAQ. Our board of directors has determined that Messrs. Caldwell, Leavy, Jaroski and Herrmann and Dr. Hooper are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Private Placement Warrants, shares of Common Stock, and shares of Common Stock underlying the Warrants covered by this prospectus. Selling Securityholders are offering for resale 6,465,617 shares of Common Stock under this registration statement.

In addition, (i) the resale by Selling Securityholders of the 261,500 Private Placement Warrants and (ii) the issuance by the Company of 6,449,000 shares of Common Stock underlying the Warrants (which consist of (a) 5,200,000 shares that may be issued upon the exercise of Public Warrants originally sold as part of units in our IPO and which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (b) 261,500 shares of Common Stock that may be issued upon the exercise of the Private Placement Warrants, underlying Private Placement Units, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock), and (c) 987,500 shares of Common Stock that may be issued upon the exercise of the 2019 Warrants originally sold as part of units in the 2019 Private Placement and which entitle the holder to purchase Common Stock at an exercise price of $4.00 per share of Common Stock) are being registered by the registration statement of which this prospectus forms a part pursuant to registration rights granted to the Selling Securityholders in connection with our initial organization, the IPO, the Transactions and/or the 2019 Private Placement. See the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

The following table provides, as of September 20, 2019, information regarding the beneficial ownership of our Common Stock and Warrants held by each Selling Securityholder, the securities that may be sold by each Selling Securityholder under this prospectus and the number and percentage of securities that each Selling Securityholder will beneficially own after this offering. Applicable percentages are based on 6,465,617 shares of Common Stock offered for resale and 6,449,000 shares of Common Stock underlying the Warrants as of September 20, 2019.

The Selling Securityholders are not making any representation that any shares of Common Stock or Private Placement Warrants covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

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We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Common Stock

	Number of Shares of Common Stock Beneficially	Number of Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Owned(1)	Hereby (2)	Number	Percentage
Timothy Eden(3)	57,000	57,000	0	0.0%
Darby Tyser(4)	44,500	44,500	0	0.0%
Albert Allen(5)	44,500	44,500	0	0.0%
Wilton Lee(6)	48,400	48,400	0	0.0%
NuView Trust Company FBO Edward Jaroski(7)	128,500	128,500	0	0.0%
NuView Trust Company FBO William Herrmann(8)	28,500	28,500	0	0.0%
Merging Traffic, Inc.(9)	24,500	24,500	0	0.0%
Sharon Katuin(10)	26,650	26,650	0	0.0%
Barbara Winkler-Chimbor(11)	28,220	28,220	0	0.0%
NuView Trust Company FBO Frank Leavy(12)	27,625	27,625	0	0.0%
Paul Torre(13)	22,250	22,250	0	0.0%
NuView Trust Company FBO Erin Fitch(14)	18,075	18,075	0	0.0%
David Crossmier(15)	14,750	14,750	0	0.0%
Donald Sera(16)	14,750	14,750	0	0.0%
NuView Trust Company FBO David Keenum(17)	14,250	14,250	0	0.0%
Fred Zollinger(18)	14,750	14,750	0	0.0%
Ann Akers(19)	14,500	14,500	0	0.0%
Robert Ripley(20)	15,500	15,500	0	0.0%
Gregory Hall(21)	14,500	14,500	0	0.0%
William Jones(22)	11,900	11,900	0	0.0%
Paul Reitz(23)	10,350	10,350	0	0.0%
Joseph Frick(24)	10,140	10,140	0	0.0%
NuView Trust Company FBO Judith Koons(25)	9,100	9,100	0	0.0%
Shirley W. Barnard(26)	7,920	7,920	0	0.0%
Vipul Vassa(27)	7,750	7,750	0	0.0%
Ravi Parik(28)	8,000	8,000	0	0.0%
Bradley Westover(29)	7,750	7,750	0	0.0%
Suzanne Ronneau(30)	8,250	8,250	0	0.0%
NuView Trust Company FBO Mary Tryon(31)	7,750	7,750	0	0.0%
Marjorie Lee(32)	7,250	7,250	0	0.0%
Silvanus Williams(33)	9,250	9,250	0	0.0%
Ardys B. Clawson(34)	7,250	7,250	0	0.0%
NuView Trust Company FBO Helen Carter(35)	5,950	5,950	0	0.0%
NuView Trust Company FBO June Rayle(36)	5,950	5,950	0	0.0%
NuView Trust Company FBO Clyde Steven Batiste(37)	5,070	5,070	0	0.0%
NuView Trust Company FBO Francis Malanowski(38)	4,350	4,350	0	0.0%
NuView Trust Company FBO John T. Vonesh(39)	4,450	4,450	0	0.0%
James Hermann(40)	3,930	3,930	0	0.0%
William Jordan(41)	3,930	3,930	0	0.0%
Vian Borg(42)	3,520	3,520	0	0.0%
NuView Trust Company FBO Leon Pike(43)	3,310	3,310	0	0.0%
Barbara Conn(44)	3,000	3,000	0	0.0%
Jason Franklin(45)	3,600	3,600	0	0.0%
Scott Berg(46)	2,850	2,850	0	0.0%
Donald Caldwell(47)	97,000	97,000	0	0.0%
Sandeep Dhanuka(48)	71,580	71,580	0	0.0%
Buttonwood Capital LLC(49)	8,375	8,375	0	0.0%
Christian Thomas Holzman	1,000	1,000	0	0.0%
Lloyd David Franklin	2,750	2,750	0	0.0%
James Mark Franklin	7,682	7,682	0	0.0%
Alyssia Marie Franklin	51,000	51,000	0	0.0%
Roman Nehemiah Franklin	246,679	246,679	0	0.0%
F. Jacob Cherian	307,286	307,286	0	0.0%
Suhel Kanuga	307,287	307,287	0	0.0%
Max Hooper	5,000	5,000	0	0.0%
Christopher Dorman	2,500	2,500	0	0.0%
Margaret Ticehurst	100	100	0	0.0%
Richard Ticehurst	100	100	0	0.0%
Alan Totten	100	100	0	0.0%
Deborah Totten	100	100	0	0.0%
Susan MacFadden	100	100	0	0.0%
Edward Nance	100	100	0	0.0%
Simon Franklin	100	100	0	0.0%
Mariel Dejesus	100	100	0	0.0%
Corina Jaime	100	100	0	0.0%
Chantina Omar	100	100	0	0.0%
Kendal Franklin	100	100	0	0.0%
Robert Franklin	100	100	0	0.0%
Michelle Franklin	100	100	0	0.0%
Barbara Franklin	100	100	0	0.0%
Dalaynee Deck	100	100	0	0.0%
Nathen Skinner	100	100	0	0.0%
Virginia Skinner	100	100	0	0.0%
Pilar Puglise	100	100	0	0.0%
Asalilia Heath	100	100	0	0.0%
Russell Smith	100	100	0	0.0%
Tarik Mobolaji Andwele	100	100	0	0.0%
William E. Findley Living Trust Dtd 3/1/2004	5,000	5,000	0	0.0%
Cup & Cross Ministries International	300	300	0	0.0%
Maxim Partners LLC	243,648	243,648	0	0.0%
Chardan Capital Markets, LLC	208,000	208,000	0	0.0%
Crown Managed Accounts SPC(50)	444,415	444,415	0	0.0%
K2 Principal Fund L.P. (51)	847,655	847,655	0	0.0%
Polar Asset Management Partners Inc. (52)	316,004	316,004	0	0.0%
Timothy P. Schenden – SEP IRA (53)	640,322	640,322	0	0.0%
Jed Kaplan – Roth IRA (54)	490,322	490,322	0	0.0%
Iris Cantor Trust (55)	595,164	595,164	0	0.0%
John Desiderio Trust (56)	495,161	495,161	0	0.0%
Jed Kaplan – SEP IRA	331,775	331,775	0	0.0%
Jed Kaplan	360,000	360,000	0	0.0%
Scythe LLC (57)	397,580	397,580	0	0.0%
James L. Orleans – IRA (58)	271,372	271,372	0	0.0%
Steven Grossman	172,400	172,400	0	0.0%
Steven Grossman – IRA	151,620	151,620	0	0.0%
Cant Fish LLC (59)	147,580	147,580	0	0.0%
John Marchese – IRA	97,580	97,580	0	0.0%
Mike Zahalsky PSP	97,580	97,580	0	0.0%
One Plus Four LLC	97,580	97,580	0	0.0%
Zahalsky Investments Holdings LLLP	97,580	97,580	0	0.0%
Bill Yates	91,800	91,800	0	0.0%
Fidelity Management Trust Company FBO Christopher Leary (60)	100,000	100,000	0	0.0%
Sterling Hall (61)	100,000	100,000	0	0.0%
Mad Money Entertainment	48,792	48,792	0	0.0%
Bryan Rosenblatt	29,275	29,275	0	0.0%
RBC Capital Markets FBO Robert Winters (62)	50,000	50,000	0	0.0%
Suzanne G. Fisher Revocable Trust (63)	50,000	50,000	0	0.0%
Jamie Kaplan – SEP IRA	19,517	19,517	0	0.0%
Michael Zoller (64)	50,000	50,000	0	0.0%
Theodore Fiano & Charlene Fiano	15,000	15,000	0	0.0%
Brad Westover	6,750	6,750	0	0.0%
David Keenum	8,571	8,571	0	0.0%

72

(1)	The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)	The shares of Common Stock shown in this column includes shares of Common Stock that are offered for resale by the Selling Securityholders, as well as shares of Common Stock that are offered for sale by us pursuant to this prospectus.

(3)	The number of shares of Common Stock beneficially owned by Timothy Eden includes 20,000 shares of our Common Stock issuable upon exercise of 20,000 Private Placement Warrants.

(4)	The number of shares of Common Stock beneficially owned by Darby Tyser includes 15,000 shares of our Common Stock issuable upon exercise of 15,000 Private Placement Warrants.

(5)	The number of shares of Common Stock beneficially owned by Albert Allen includes 15,000 shares of our Common Stock issuable upon exercise of 15,000 Private Placement Warrants.

(6)	The number of shares of Common Stock beneficially owned by Wilton Lee includes 14,000 shares of our Common Stock issuable upon exercise of 14,000 Private Placement Warrants.

(7)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Edward Jaroski includes 60,000 shares of our Common Stock issuable upon exercise of 60,000 Private Placement Warrants.

(8)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO William Herrmann includes 10,000 shares of our Common Stock issuable upon exercise of 10,000 Private Placement Warrants.

(9)	The number of shares of Common Stock beneficially owned by Merging Traffic, Inc. includes 10,000 shares of our Common Stock issuable upon exercise of 10,000 Private Placement Warrants.

(10)	The number of shares of Common Stock beneficially owned by Sharon Katuin includes 8,500 shares of our Common Stock issuable upon exercise of 8,500 Private Placement Warrants.

(11)	The number of shares of Common Stock beneficially owned by Barbara Winkler-Chimbor includes 8,200 shares of our Common Stock issuable upon exercise of 8,200 Private Placement Warrants.

(12)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Frank Leavy includes 7,500 shares of our Common Stock issuable upon exercise of 7,500 Private Placement Warrants.

(13)	The number of shares of Common Stock beneficially owned by Paul Torre includes 7,500 shares of our Common Stock issuable upon exercise of 7,500 Private Placement Warrants.

(14)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Erin Fitch includes 5,300 shares of our Common Stock issuable upon exercise of 5,300 Private Placement Warrants.

(15)	The number of shares of Common Stock beneficially owned by David Crossmier includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

73

(16)	The number of shares of Common Stock beneficially owned by Donald Sera includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

(17)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO David Keenum includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

(18)	The number of shares of Common Stock beneficially owned by Fred Zollinger includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

(19)	The number of shares of Common Stock beneficially owned by Ann Akers includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

(20)	The number of shares of Common Stock beneficially owned by Robert Ripley includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

(21)	The number of shares of Common Stock beneficially owned by Gregory Hall includes 5,000 shares of our Common Stock issuable upon exercise of 5,000 Private Placement Warrants.

(22)	The number of shares of Common Stock beneficially owned by William Jones includes 4,000 shares of our Common Stock issuable upon exercise of 4,000 Private Placement Warrants.

(23)	The number of shares of Common Stock beneficially owned by Paul Reitz includes 3,500 shares of our Common Stock issuable upon exercise of 3,500 Private Placement Warrants.

(24)	The number of shares of Common Stock beneficially owned by Joseph Frick includes 3,400 shares of our Common Stock issuable upon exercise of 3,400 Private Placement Warrants.

(25)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Judith Koons includes 3,000 shares of our Common Stock issuable upon exercise of 3,000 Private Placement Warrants.

(26)	The number of shares of Common Stock beneficially owned by Shirley W. Barnard includes 2,700 shares of our Common Stock issuable upon exercise of 2,700 Private Placement Warrants.

(27)	The number of shares of Common Stock beneficially owned by Vipul Vassa includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(28)	The number of shares of Common Stock beneficially owned by Ravi Parik includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(29)	The number of shares of Common Stock beneficially owned by Bradley Westover includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(30)	The number of shares of Common Stock beneficially owned by Suzanne Ronneau includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(31)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Mary Tryon includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(32)	The number of shares of Common Stock beneficially owned by Marjorie Lee includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(33)	The number of shares of Common Stock beneficially owned by Silvanus Williams includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(34)	The number of shares of Common Stock beneficially owned by Ardys B. Clawson includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

74

(35)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Helen Carter includes 2,000 shares of our Common Stock issuable upon exercise of 2,000 Private Placement Warrants.

(36	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO June Rayle includes 2,000 shares of our Common Stock issuable upon exercise of 2,000 Private Placement Warrants.

(37)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Clyde Steven Batiste includes 1,700 shares of our Common Stock issuable upon exercise of 1,700 Private Placement Warrants.

(38)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Francis Malanowski includes 1,500 shares of our Common Stock issuable upon exercise of 1,500 Private Placement Warrants.

(39)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO John T. Vonesh includes 1,500 shares of our Common Stock issuable upon exercise of 1,500 Private Placement Warrants.

(40)	The number of shares of Common Stock beneficially owned by James Hermann includes 1,300 shares of our Common Stock issuable upon exercise of 1,300 Private Placement Warrants.

(41)	The number of shares of Common Stock beneficially owned by William Jordan includes 1,300 shares of our Common Stock issuable upon exercise of 1,300 Private Placement Warrants.

(42)	The number of shares of Common Stock beneficially owned by Vian Borg includes 1,200 shares of our Common Stock issuable upon exercise of 1,200 Private Placement Warrants.

(43)	The number of shares of Common Stock beneficially owned by NuView Trust Company FBO Leon Pike includes 1,100 shares of our Common Stock issuable upon exercise of 1,100 Private Placement Warrants.

(44)	The number of shares of Common Stock beneficially owned by Barbara Conn includes 1,000 shares of our Common Stock issuable upon exercise of 1,000 Private Placement Warrants.

(45)	The number of shares of Common Stock beneficially owned by Jason Franklin includes 1,000 shares of our Common Stock issuable upon exercise of 1,000 Private Placement Warrants.

(46)	The number of shares of Common Stock beneficially owned by Scott Berg includes 1,000 shares of our Common Stock issuable upon exercise of 1,000 Private Placement Warrants.

(47)	The number of shares of Common Stock beneficially owned by Donald Caldwell includes 20,000 shares of our Common Stock issuable upon exercise of 20,000 Private Placement Warrants.

(48)	The number of shares of Common Stock beneficially owned by Sandeep Dhanuka includes 19,800 shares of our Common Stock issuable upon exercise of 19,800 Private Placement Warrants.

(49)	The number of shares of Common Stock beneficially owned by Buttonwood Capital LLC includes 2,500 shares of our Common Stock issuable upon exercise of 2,500 Private Placement Warrants.

(50)	The number of shares of Common Stock beneficially owned by Crown Managed Accounts SPC includes 423,712 shares of our Common Stock issuable upon exercise of 423,712 warrants.

(51)	The number of shares of Common Stock beneficially owned by K2 Principal Fund L.P. includes 781,655 shares of our Common Stock issuable upon exercise of 781,655 warrants.

(52)	The number of shares of Common Stock beneficially owned by Polar Asset Management Partners Inc. includes 32,888 shares of our Common Stock issuable upon exercise of 32,888 warrants.

(53)	The number of shares of Common Stock beneficially owned by Timothy P. Schenden – SEP IRA includes 125,000 shares of our Common Stock issuable upon exercise of 125,000 warrants.

(54)	The number of shares of Common Stock beneficially owned by Jed Kaplan – Roth IRA includes 50,000 shares of our Common Stock issuable upon exercise of 50,000 warrants.

(55)	The number of shares of Common Stock beneficially owned by Iris Cantor Trust includes 200,000 shares of our Common Stock issuable upon exercise of 200,000 warrants.

(56)	The number of shares of Common Stock beneficially owned by John Desiderio Trust includes 150,000 shares of our Common Stock issuable upon exercise of 150,000 warrants.

(57)	The number of shares of Common Stock beneficially owned by Scythe LLC includes 150,000 shares of our Common Stock issuable upon exercise of 150,000 warrants.

(58)	The number of shares of Common Stock beneficially owned by James L. Orleans includes 62,500 shares of our Common Stock issuable upon exercise of 62,500 warrants.

(59)	The number of shares of Common Stock beneficially owned by Cant Fish LLC includes 25,000 shares of our Common Stock issuable upon exercise of 25,000 warrants.

(60)	The number of shares of Common Stock beneficially owned by Christopher Leary includes 50,000 shares of our Common Stock issuable upon exercise of 50,000 warrants.

(61)	The number of shares of Common Stock beneficially owned by Sterling Hall includes 50,000 shares of our Common Stock issuable upon exercise of 50,000 warrants.

(62)	The number of shares of Common Stock beneficially owned by RBC Capital Markets FBO Robert Winters includes 25,000 shares of our Common Stock issuable upon exercise of 25,000 warrants.

(63)	The number of shares of Common Stock beneficially owned by Suzanne G. Fisher Revocable Trust includes 25,000 shares of our Common Stock issuable upon exercise of 25,000 warrants.

(64)	The number of shares of Common Stock beneficially owned by Michael Zoller includes 25,000 shares of our Common Stock issuable upon exercise of 25,000 warrants.

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Private Placement Warrants

	Number of Private Placement Warrants Beneficially	Number of Private Placement Warrants Offered	Private Placement Warrants Beneficially Owned After Completion of the Offering
Name	Owned(1)	Hereby	Number	Percentage
Timothy Eden	20,000	20,000	0	0.0%
Darby Tyser	15,000	15,000	0	0.0%
Albert Allen	15,000	15,000	0	0.0%
Wilton Lee	14,000	14,000	0	0.0%
NuView Trust Company FBO Edward Jaroski	10,000	10,000	0	0.0%
NuView Trust Company FBO William Herrmann	10,000	10,000	0	0.0%
Merging Traffic, Inc.	10,000	10,000	0	0.0%
Sharon Katuin	8,500	8,500	0	0.0%
Barbara Winkler-Chimbor	8,200	8,200	0	0.0%
NuView Trust Company FBO Frank Leavy	7,500	7,500	0	0.0%
Paul Torre	7,500	7,500	0	0.0%
NuView Trust Company FBO Erin Fitch	5,300	5,300	0	0.0%
David Crossmier	5,000	5,000	0	0.0%
Donald Sera	5,000	5,000	0	0.0%
NuView Trust Company FBO David Keenum	5,000	5,000	0	0.0%
Fred Zollinger	5,000	5,000	0	0.0%
Ann Akers	5,000	5,000	0	0.0%
Robert Ripley	5,000	5,000	0	0.0%
Gregory Hall	5,000	5,000	0	0.0%
William Jones	4,000	4,000	0	0.0%
Paul Reitz	3,500	3,500	0	0.0%
Joseph Frick	3,400	3,400	0	0.0%
NuView Trust Company FBO Judith Koons	3,000	3,000	0	0.0%
Shirley W. Barnard	2,700	2,700	0	0.0%
Vipul Vassa	2,500	2,500	0	0.0%
Ravi Parik	2,500	2,500	0	0.0%
Bradley Westover	2,500	2,500	0	0.0%
Suzanne Ronneau	2,500	2,500	0	0.0%
NuView Trust Company FBO Mary Tryon	2,500	2,500	0	0.0%
Marjorie Lee	2,500	2,500	0	0.0%
Silvanus Williams	2,500	2,500	0	0.0%
Ardys B. Clawson	2,500	2,500	0	0.0%
NuView Trust Company FBO Helen Carter	2,000	2,000	0	0.0%
NuView Trust Company FBO June Rayle	2,000	2,000	0	0.0%
NuView Trust Company FBO Clyde Steven Batiste	1,700	1,700	0	0.0%
NuView Trust Company FBO Francis Malanowski	1,500	1,500	0	0.0%
NuView Trust Company FBO John T. Vonesh	1,500	1,500	0	0.0%
James Hermann	1,300	1,300	0	0.0%
William Jordan	1,300	1,300	0	0.0%
Vian Borg	1,200	1,200	0	0.0%
NuView Trust Company FBO Leon Pike	1,100	1,100	0	0.0%
Barbara Conn	1,000	1,000	0	0.0%
Jason Franklin	1,000	1,000	0	0.0%
Scott Berg	1,000	1,000	0	0.0%
Donald Caldwell	20,000	20,000	0	0.0%
Sandeep Dhanuka	19,800	19,800	0	0.0%
Buttonwood Capital LLC	2,500	2,500	0	0.0%

76

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

Resale of Common Stock by Selling Securityholders

We are registering Common Stock offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the OTCQB (in the case of our Common Stock) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These shares of Common Stock registered for resale in this prospectus shall be sold at a fixed price of $3.00 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Securityholders.

Resale of Private Placement Warrants by Selling Securityholders

We are registering Private Placement Warrants, offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Private Placement Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the OTCQB (in the case of our Private Placement Warrants) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their Common Stock or Private Placement Warrants or interests therein:

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

●	through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

●	an exchange distribution in accordance with the rules of the applicable exchange, if any;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	directly to one or more purchasers;

●	in other ways not involving market makers or established trading markets;

●	by pledge to secure debts and other obligations;

●	through agents; or

●	in any combination of the above or by any other legally available means.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

77

In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a Selling Securityholder wants to sell its securities under this prospectus in the United States, the Selling Securityholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act, or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a Selling Securityholder will be able to advise a Selling Securityholder in which states our securities are exempt from registration with that state for secondary sales.

Any person who purchases our securities from a Selling Securityholder offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a Selling Securityholder indicates in which state(s) such Selling Securityholder desires to sell such Selling Securityholder’s securities, we will be able to identify whether such Selling Securityholder will need to register or will be able to rely on an exemption therefrom.

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We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.

We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or “blue sky” laws. The registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective, will be borne by the Company.

DESCRIPTION OF SECURITIES

Pursuant to our third amended and restated certificate of incorporation, our authorized capital stock consists of 20,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Prior to the date of this prospectus, there were 7,807,195 shares of our Common Stock outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our third amended and restated certificate of incorporation, as amended, or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Preferred Stock

Our third amended and restated certificate of incorporation, as amended, provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. Warrants may be exercised only for a whole number of shares of Common Stock. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

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We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

This registration statement complies with our obligation to as soon as practicable, but in no event later than thirty (30) days, after the closing of our initial business combination, use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective no later than ninety (90) days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws and we are unable to effect such registration or qualification, subject to our obligation in such case to use our best efforts to register or qualify the shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $21.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the initial purchasers and their permitted transferees would still be entitled to exercise their Private Placement Warrants contained in the Private Placement Units for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of common stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of Common Stock by the company if the proposed initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event. If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

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Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant value due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

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The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants), will not be redeemable by us so long as they are held by the initial purchasers or their permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the IPO. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers and their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

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2019 Warrants

In 2019, the Company issued 987,500 warrants (“2019 Warrants”) which formed a part of units privately placed in a units offering. The warrants expire 5-years from the date of issuance and are exercisable at a purchase price of $4.00 per share.

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we increase the size of the offering pursuant to Rule 462(b) under the Securities Act, in which case we will effect a stock dividend immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders prior to this offering at 20% of our issued and outstanding shares of our Common Stock upon the consummation of this offering (not including the Private Placement Shares and the shares of Common Stock issuable to Maxim upon the consummation of this offering). Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Third Amended and Restated Certificate of Incorporation, as Amended, and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our third amended and restated certificate of incorporation, as amended, provides that our board of directors will be classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Our third amended and restated certificate of incorporation, as amended, will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

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Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice will need to be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

● 1% of the total number of shares of Common Stock then outstanding; or

● the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our Common Stock issued pursuant to a cashless exercise of a Warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced, on the date the Warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

● the issuer of the securities that was formerly a shell company has ceased to be a shell company;

● the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

● the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

● at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we had 7,807,195 shares of Common Stock outstanding. As of the date of this prospectus, there are 6,449,000 Warrants outstanding, consisting of 5,200,000 Public Warrants, 261,500 Private Placement Warrants and 987,500 2019 Warrants. Each Warrant is exercisable for one share of our Common Stock. The Public Warrants are freely tradable. In addition, we were obligated to file no later than 30 business days after the closing of the Transaction the registration statement of which this prospectus forms a part covering the 6,449,000 shares of our Common Stock that may be issued upon the exercise of the Warrants and the resale from time to time of 6,465,617 shares of Common Stock and 261,500 Private Placement Warrants by the Selling Securityholders and cause this registration statement to become effective and maintain the effectiveness of this registration statement until the expiration of the Private Placement Warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our Common Stock and Warrants. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who hold the securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	financial institutions or financial services entities;
●	broker-dealers;
●	insurance companies;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more of our voting shares;
●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	dealers or traders subject to a mark to market method of accounting with respect to the securities;

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●	persons holding the securities as part of a “straddle,” hedge, constructive sale, conversion or other integrated or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other pass through entities for U.S. federal income tax purposes; and
●	tax exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. tax law other than the U.S. federal income tax (such as gift, estate or Medicare contribution taxes) or except as discussed below, any tax reporting obligations of a holder of our securities. This discussion also assumes that any distribution made (or deemed made on our securities and any consideration received (or deemed received) by a holder from the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Personal Holding Company Status

We could be subject to a second level of U.S. federal income tax on a portion of our income if we are determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations, pension funds and charitable trusts) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, certain royalties, annuities and, under certain circumstances, rents).

Depending on the date and size of our transactions, at least 60% of our adjusted ordinary gross income may consist of PHC income as discussed above. In addition, depending on the concentration of our stock in the hands of individuals, including the members of our sponsor and certain tax-exempt organizations, pension funds and charitable trusts, more than 50% of our stock may be owned or deemed owned (pursuant to the constructive ownership rules) by such persons during the last half of a taxable year. Thus, no assurance can be given that we will not become a PHC following this offering or in the future. If we are or were to become a PHC in a given taxable year, we would be subject to an additional PHC tax, currently 20%, on our undistributed PHC income, which generally includes our taxable income, subject to certain adjustments. The PHC requirements may apply to us in the taxable year of the offering and/or future taxable years.

87

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of Distributions. If we pay cash distributions to U.S. holders of shares of our Common Stock, such distributions generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. Upon a sale or other taxable disposition of our securities which, in general, would include a redemption of common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to various limitations that are not described herein because a discussion of such limitations depends on each U.S. holder’s particular facts and circumstances.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its securities so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Exercise or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss from the acquisition of common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether a U.S. holder’s holding period for the shares of Common Stock received upon exercise of the warrants will commence on the date of exercise of the warrant or the day following the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the shares of Common Stock would be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

88

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the shares of Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to the U.S. holders of such shares as described under “U.S. holders — Taxation of Distributions” above. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of the common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

●	a non resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a security.

89

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our securities, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

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If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our securities, and, beginning January 1, 2019, sales or other disposition proceeds from our securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner of the payment that is not a foreign financial institution (or that is a foreign financial institution entitled to a reduced rate of withholding tax with respect to such payment under an income tax treaty) generally may be entitled to a refund or credit of any amounts withheld by filing a U.S. federal income tax return and providing certain other information to the IRS (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

Our balance sheets as of May 31, 2019 and May 31, 2018 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2019 and 2018 included in this registration statement and prospectus have been audited by Prager Metis, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S−1 under the Securities Act with respect to the shares of Common Stock and Private Placement Warrants being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock and the Private Placement Warrants you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information we file with the SEC or contained on or accessible through any website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

91

SIMPLICITY ESPORTS AND GAMING COMPANY

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Simplicity Esports and Gaming Company and Subsidiary (formerly known as I-AM Capital Acquisition Company)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Simplicity Esports and Gaming Company and Subsidiary (formerly known as I-AM Capital Acquisition Company) (the “Company”) as of May 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for years ended May 31, 2019 and 2018 and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended May 31, 2019 and 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital at May 31, 2019, has incurred recurring losses and recurring negative cash flow from operating activities which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2017.

Basking Ridge, New Jersey

August 29, 2019

F-2

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	May 31,	May 31,
	2019	2018
ASSETS

Current Assets
Cash and cash equivalents	$1,540,158	$458,063
Prepaid expenses	-	3,168
Total Current Assets	1,540,158	461,231

Other Assets
Goodwill	4,456,250	-
Intangible assets, net	1,528,441	-
Property and equipment	117,231	-
Right of use asset, operating lease	100,146	-
Security deposit	12,317	-
Cash held in trust account	-	52,895,652
Total Other Assets	6,214,385	52,895,652

TOTAL ASSETS	$7,754,543	$53,356,883

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Loan payable- related party	$93,761	$81,618
Accrued expenses	691,940	63,579
Convertible note payable	1,000,000	-
Operating lease obligation, current	32,045	-
Deferred legal fees	-	100,000
Total Current Liabilities	1,817,746	245,197

Operating lease obligation, net of current portion	68,876	-
Deferred underwriting fees	-	1,820,000

Total Liabilities	1,886,622	2,065,197

Commitments
Common stock subject to possible redemption, $0.0001 par value; -0- and 4,560,757 shares as of May 31, 2019 and May 31, 2018, respectively at redemption value	-	46,291,685

Stockholders’ Equity
Preferred stock - $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock - $0.0001 par value; 20,000,000 shares authorized; 7,003,975 and 2,252,743 shares issued and outstanding as of May 31, 2019 and May 31, 2018, respectively	700	225
Additional paid-in capital	9,442,027	5,009,310
Accumulated deficit	(3,574,806)	(9,534)
Total Stockholders’ Equity	5,867,921	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,754,543	$53,356,883

The accompanying notes are an integral part of these consolidated financial statements

F-3

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	May 31, 2019	May 31, 2018

Revenue
Revenue	$37,995	$-

Operating Expenses
General and Administrative expenses	(4,353,189)	(530,564)
Loss from Operations	(4,315,194)	(530,564)

Other Income / (Expense)
Debt Forgiveness Income	369,206	-
Interest Expense	(23,268)	-
Interest Income	403,984	521,702
Total Other Income / (Expense)	749,922	521,702

Loss Before Provision for Income Taxes	(3,565,272)	(8,862)

Provision for Income Taxes	-	-

Net Loss	$(3,565,272)	$(8,862)

Basic and Diluted Net Loss per share	$(1.00)	$(0.00)

Basic and diluted Weighted Average Number of common shares outstanding	3,566,488	2,050,790

The accompanying notes are an integral part of these consolidated financial statements

F-4

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED MAY 31, 2019 AND 2018

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance - May 31, 2017	1,437,500	$144	$24,856	$(672)	$24,328

Sale of 5,200,000 Units, net of underwriting discount and offering expenses	5,200,000	520	48,160,700	-	48,161,220

Sale of 261,500 Private Units	261,500	26	2,614,974	-	2,615,000

Issuance of shares to underwriter	52,000	5	499,995	-	500,000

Common Stock Subject to Redemption	(4,560,757)	(456)	(46,291,229)	-	(46,291,685)

Common Stock Forfeited by Sponsor	(137,500)	(14)	14	-	-

Net loss	-	-	-	(8,862)	(8,862)

Balance - May 31, 2018	2,252,743	$225	$5,009,310	$(9,534)	$5,000,001

Common Stock Subject to Redemption not redeemed	112,497	11		-	11

Common stock redemption	(451,563)	(45)	(6,635,207)	-	(6,635,252)

Shares issued for advisory services	208,000	21	2,124,979	-	2,125,000

Common stock issued to Smaaash Founders	2,000,000	200	-	-	200

Cancellation of Smaaash Founders shares	(2,000,000)	(200)	200	-	-

Rights shares	546,150	54	383,161	-	383,215

Common Shares Issued in Acquisition	3,000,000	300	6,089,700		6,090,000

Common shares issued in Private Placement	962,500	96	1,924,904		1,925,000

Common Shares Issued from Employment Agreements	180,000	18	-	-	18

Vesting of Common Shares	-	-	45,000	-	45,000
					-
Common Shares issued for convertible note	193,648	20	499,980	-	500,000

Net loss	-	-	-	(3,565,272)	(3,565,272)

Balance - May 31, 2019	7,003,975	700	9,442,027	(3,574,806)	5,867,921

The accompanying notes are an integral part of these consolidated financial statements

F-5

SIMPLICITY ESPORTS AND GAMING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED

	May 31, 2019	May 31, 2018

Cash flows from operating activities:
Net (loss) income	$(3,565,272)	$(8,862)
Adjustments to reconcile net (loss) income to net cash (used in) operating activities:
Interest earned on marketable securities held in trust account	(403,984)	(521,702)
Depreciation expense	5,298	-
Amortization expense	85,677	-
Impairment of cost method investment	150,000	-
Debt forgiveness income	(369,206)	-
Issuance of shares for services	2,170,110	-
Changes in operating assets and liabilities:
Prepaid expenses	3,170	-
Security deposits	(12,318)	-
Deferred legal fees	(100,000)	-
Accrued expenses	641,270	63,579
Income taxes payable	-	(3,168)

Net cash used in operating activities	(1,395,255)	(470,153)

Cash flows from investing activities:
Investment of cash in Trust Account	-	(52,780,000)
Interest income released from Trust Account	-	406,050
Cash purchased in acquisition	75,930	-
Lease liability net of lease asset	775
Investment at cost	(150,000)	-
Purchase of property and equipment	(122,529)	-
Net cash provided by (used in) investing activities	(195,824)	(52,373,950)

Cash flows from financing activities:
Gross proceeds from sale of Units, net of commissions	-	50,860,100
Proceeds from sale of Private Units	1,925,000	2,615,000
Proceeds from note payable - related party, net	12,143	171,035
Repayment of note payable - related party, net	-	(120,089)
Settlement of redeemable common stock	(46,291,685)	-
Cash held in trust account used to settle common stock redemption obligation	(7,620,432)	-
Cash in trust	54,648,148	-
Repayment of offering costs	-	(253,880)

Net cash provided by financing activities	2,673,174	53,272,166

Net change in cash and cash equivalents	1,082,095	428,063

Cash and cash equivalents - beginning of period	458,063	30,000

Cash and cash equivalents - end of period	$1,540,158	$458,063

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Deferred underwriting fees charged to additional paid in capital	$-	$1,820,000
Deferred legal fees charged to additional paid in capital	$-	$100,000
Issuance of common stock issued to underwriters charged to additional paid in capital	$-	$44,327,271
Change in value of common stock subject to possible redemption	$-	$1,967,441
Offering costs charged to additional paid capital	$-	$25,000
Common stock issued for consideration in an acquisition	$6,090,000	$-

The accompanying notes are an integral part of these consolidated financial statements

F-6

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Simplicity Esports and Gaming Company F/K/A Smaaash Entertainment Inc. (the “Company,” “we,” or “our”), was an organized blank check company organized under the laws of the State of Delaware on April 17, 2017. The Company was formed under the name I-AM Capital Acquisition Company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). On November 20, 2018, the Company changed its name from I-AM Capital Acquisition Company to Smaaash Entertainment Inc. On January 2, 2019, the Company changed its name from Smaaash Entertainment Inc. to Simplicity Esports and Gaming Company.

Through our wholly subsidiary, Simplicity Esports, LLC, acquired on January 2, 2019 (see Note 4). The Company has begun to implement a unique approach to ensure the ultimate fan friendly esports experience. Our intention is to have gamers involved at the grassroots level and feel a sense of unity as we compete with top class talent. Our management and players are known within the esports community and we plan to use their skills to create a seamless content creation plan helping gamers feel closer to our brand than any other in the industry. Simplicity is an established brand in the Esports industry with an engaged fan base competing in popular games across different genres, including PUBG, Gears of War, Smite, Guns of Boom, and multiple EA Sports titles. Additionally, the Simplicity stream team encompasses a unique group of casters, influencers, and personalities all of whom connect to Simplicity’s dedicated fan base. Simplicity also has begun to open and operate esports gaming centers that will provide the public an opportunity to experience and enjoy gaming and Esports in a social setting, regardless of skill or experience.

The Company’s sponsor was I-AM Capital Partners LLC (the “Sponsor”). The Company selected May 31 as its fiscal year end.

Financing

The registration statement for the Company’s initial public offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on August 16, 2017. The Company financed the Business Combination with the net proceeds from the sale of $50,000,000 of units in the initial public offering (the “Public Units”) and the sale of $2,545,000 of units (the “Private Units” and, together with the Public Units, the “Units”) in the simultaneous private placement (the “Private Placement” as described in Note 3). Upon the closing of the Initial Public Offering and the Private Placement on August 22, 2017, $50,750,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below.

Contained in the underwriting agreement for the Initial Public Offering was an over-allotment option allowing the underwriters to purchase from the Company up to an additional 750,000 Public Units (the “Over-Allotment Units”) and, in addition, the Company received a commitment from the Sponsor to purchase up to an additional 26,250 Private Units in order to maintain the amount of cash in the Trust Account equal to $10.15 per Public Unit sold in the Initial Public Offering. On September 13, 2017, the underwriters partially exercised their option and purchased 200,000 Over-Allotment Units, which were sold at an offering price of $10.00 per Unit, generating gross proceeds of $2,000,000. Also on September 13, 2017, simultaneously with the sale of the Over-Allotment Units, the Company consummated the sale of an additional 7,000 Placement Units (the “Over-Allotment Placement Units”), generating gross proceeds of $70,000.

Trust Account

The Trust Account was invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, which invested only in direct U.S. government obligations. Funds were to remain in the Trust Account until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds outside the Trust Account were allowed to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Initial Business Combination

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering.

F-7

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

On August 21, 2018, the Company deposited into the Trust Account an aggregate of $303,610 (including interest earned on the funds in the Trust Account available for withdrawal), representing $0.058 per public share. As a result of such payment, the Company extended the period of time it had to consummate a Business Combination by three months to November 21, 2018.

On November 20, 2018, the parties consummated the initial Business Combination.

Upon consummation of the Business Combination, the Company issued 208,000 restricted shares to Chardan Capital Markets in consideration for advisory services provided. These restricted shares are valued at $10.21 per share totaling $2,125,000 and are on the statement of operations included in general and administrative expenses.

At the special meeting of stockholders held on November 9, 2018, holders of 4,448,260 shares of the Company’s common stock sold in its Initial Public Offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.2187363 per share, for an aggregate of approximately $45,455,596. Immediately after giving effect to the initial Business Combination (including as a result of the redemptions described above) the issuance of 2,000,000 shares of common stock to the Smaaash founders, the issuance of 520,000 shares of common stock upon conversion of the rights at the Closing and the issuance of 208,000 shares of common stock to Chardan Capital Markets as consideration for services), there were 5,119,390 shares of common stock and warrants to purchase approximately 5,461,500 shares of common stock issued and outstanding. Upon the Closing, the Company’s rights ceased to exist, and its common stock and warrants began trading on The Nasdaq Stock Market (“Nasdaq”).

On the Closing Date, the Company entered into a master franchise agreement (“Master Franchise Agreement”) and a master license and distribution agreement (“Master Distribution Agreement”) with Smaaash, as of February 28, 2019 this master franchise agreement and master distribution agreement are no longer in effect.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Basis of Consolidation

The consolidated financial statements include the operations of the Company and its wholly owned subsidiary, Simplicity Esports, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents.

F-8

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

As of January 1, 2018, the Company adopted Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects to receive in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The Company adopted the standard using the modified retrospective method and the adoption did not have a material impact on its financial statements.

The Company recognizes revenue when performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control is transferred upon delivery to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods and services. Our revenue is derived from two sources, the first is from the sale of the rights to our players to third parties and second from participation and prize money awarded at gaming tournaments.

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

Intangible Assets and impairment

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. The Company had intangible assets subject to amortization related to its acquisition of Simplicity Esports, LLC. These costs were included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the costs, which is 3 to 5 years.

The Company periodically reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

F-9

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Goodwill

Goodwill is the excess of our purchase cost over the fair value of the net assets of acquired businesses. We do not amortize goodwill, but we assess our goodwill for impairment at least annually. Our assessment date was January 31, 2019 and qualitative considerations indicated no impairment.

Stock-based compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation and ASC 505-50, Equity-Based Payments to Non-Employees. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period.

Restricted Cash Held in Escrow and Common Stock Redemption Obligations

This amount is held in escrow with respect to a certain stock purchase agreement with Polar Asset Management Partners Inc. (“Polar”), pursuant to which Polar agreed to sell up to 490,000 shares of the Company’s common stock to the Company thirty days after the consummation of the transactions and a separate certain stock purchase agreement with the K2 Principal Fund L.P. (“K2”), pursuant to which K2 agreed to sell up to 220,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Transactions. These purchase agreements were subsequently amended as of December 20, 2018, pursuant to which, among other things, the Company distributed to Polar and K2 an aggregate of $5,133,300 out of the escrow. See below “Amendments to Forward Purchase Agreements and Warrants,” for a more detailed description of the amendment. Under the terms of the purchase agreements, as amended, the Company will use the funds held in escrow to pay for such shares; however, the Company is only required to repurchase shares that were not previously sold by Polar and K2. Therefore, if the investors had already sold such shares by the determination date, then the Company would be able to keep a portion of the remaining funds held in escrow, depending on the prices at which the shares were sold by the investors. All shares were redeemed during the year, see statement of changes in stockholders’ equity.

Amendments to Forward Purchase Agreements and Warrants

On December 20, 2018, the Company, Polar, K2 and the Escrow Agent, entered into an Amendment (the “Amendment”), pursuant to which, among other things, the stock purchase agreements with Polar and K2 were amended to (x) reduce the purchase price per share payable by the Company at the closing of the Stock Sales from $11.23 per share to (1) first $6.00 per share up to 20% of the original number of Shares (as defined in the respective Purchase Agreement), (2) then $5.00 per remaining share up to 20% of the original number of Shares, (3) then $4.00 per remaining share up to 20% of the original number of Shares, (4) then $3.00 per remaining Share up to 20% of the original number of Shares, and (5) then $2.00 per remaining Share up to 20% of the original number of Shares, (y) to extend the outside date of the closing of the Stock Sales until January 18, 2019, and (z) to authorize the issuance of $3,542,700 and $1,590,600 from the Escrow Account to Polar and K2, respectively, as partial payment for the Shares prior to the final closing of the Stock Sales.

Investments

Investments in non-consolidated entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company’s ability to exercise significant influence over the operating and financial policies of the investee. When the equity method is used, investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment. When net losses from an investment accounted for under the equity method exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method if the entity subsequently reports net income and the Company’s share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

Investments in equity securities that do not have readily determinable fair values and do not qualify for consolidation or the equity method are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company’s proportionate share of accumulated earnings are applied as a reduction of the cost of the investment. Other than temporary impairments to fair value are charged against current period income. Our investments in privately held entities are accounted for under the cost method. During the quarter ended February 28, 2019 the Company recognized $150,000 of impairment expense related to the Smaaash acquisition.

F-10

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Leases

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02-Leases (Topic 842), which significantly amends the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company adopted this update as of January l 2019 using the modified retrospective transition method and prior periods have not been restated. Upon implementation, the Company recognized an initial operating lease right-of-use asset of $110,003 and operating lease liability of $107,678. Due to the simplistic nature of the Company’s leases, no retained earnings adjustment was required. See Note 8 for further details

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Offering costs of approximately $3,728,000 consisting principally of underwriter discounts of $3,250,000 (including approximately $1,800,000 of which payment was deferred until the Company issued the underwriter a secured demand promissory note in the amount of $1,800,000) and approximately $478,000 of professional, printing, filing, regulatory and other costs have been charged to additional paid in capital upon completion of the Initial Public Offering.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Basic Income (Loss) per share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Shares of common stock subject to possible redemption at May 31, 2018 have been excluded from the calculation of basic income (loss) per share and diluted loss per share for the year ended May 31, 2018 since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and Private Placement to purchase shares of common stock (2) rights sold in the Initial Public Offering and Private Placement that convert into shares of common stock, and (3) the unit purchase option granted to the underwriter in the calculation of diluted income (loss) per share, for the year ended May 31, 2018, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events.

At May 31, 2019 the Company had a convertible note, and warrants that could be converted into approximately, 6,942,000 common shares. These are not presented in the consolidated statements of operations as the effect of these shares is anti- dilutive.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

F-11

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform. The ultimate impact may differ from this provisional amount, possibly materially, as a result of additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of Tax Reform.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. This guidance is effective for the Company as of January 1, 2019. Based on the completed analysis, the Company has determined the adjustment will not have a material impact on the financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company has an accumulated deficit at May 31, 2019, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to commence operations and generate sufficient revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy to commence operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Initial Public Offering

On August 22, 2017, the Company sold 5,000,000 Public Units at a purchase price of $10.00 per Public Unit in the Initial Public Offering, generating gross proceeds of $50.0 million. The Company incurred offering costs of approximately $3.7 million, inclusive of approximately $3.2 million of underwriting fees. The Company paid $1 million of underwriting fees upon the closing of the Initial Public Offering, issued 50,000 shares of common stock for underwriting fees, and deferred $1.82 million of underwriting fees until the consummation of the initial Business Combination.

F-12

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Each Unit consisted of one share of the Company’s common stock, one right to receive one-tenth of one share of the Company’s common stock upon consummation of the Company’s initial Business Combination (“Right”), and one redeemable warrant (“Warrant”). Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Warrants. The Warrants became exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.01 per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event that the last sale price of the common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of common stock underlying such Warrants and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the Warrants.

Each holder of a Right received one-tenth (1/10) of one share of common stock upon consummation of the Business Combination. No fractional shares were issued upon exchange of the Rights. No additional consideration was paid by a holder of Rights in order to receive its additional shares upon consummation of the Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering.

The Company granted the underwriters a 45-day option to purchase up to 750,000 additional Public Units to cover any over-allotment, at the initial public offering price less any underwriting discounts and commissions. On September 13, 2017 the underwriters purchased 200,000 additional Public Units for gross proceeds of $2,000,000 less commissions of 110,000, of which $70,000 are deferred.

The Company issued Maxim Group LLC (“Maxim”), as compensation for the Initial Public Offering, an aggregate of 52,000 shares, including 2,000 shares issued in connection with the partial exercise of the over-allotment option. The Company accounted for the fair value of these shares as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity.

Settlement Agreement

On November 20, 2018, the Company entered into a settlement and release agreement (“Settlement Agreement”) with Maxim. Pursuant to the Settlement Agreement, the Company made a cash payment of $20,000 to Maxim and issued the Note in favor of Maxim in order to settle the payment obligations of the Company under the underwriting agreement dated August 16, 2017, by and between the Company and Maxim. The Company also agreed to remove the restrictive legends on an aggregate of 52,000 shares of its common stock held by Maxim and its affiliate. See “Note Payable” under Note 2 above.

Unit Purchase Option

At the time of the closing of the Initial Public Offering, the Company sold to Maxim, for an aggregate of $100, an option (the “UPO”) to purchase 250,000 Units (which increased to 260,000 units upon the partial exercise of the underwriters’ over-allotment option) (See Note 5). The Company has accounted for the fair value of the UPO, inclusive of the receipt of the $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimates that the fair value of this UPO is approximately $743,600 (or $2.86 per Unit) using the Black-Scholes option-pricing model. The fair value of the UPO is estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.73% and (3) expected life of five years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying Warrants and Rights, and the market price of the Units and underlying shares of common stock) to exercise the UPO without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the UPO or the Warrants or Rights underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the Warrants or Rights underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying Warrants or Rights, the UPO, Warrants or Rights, as applicable, will expire worthless.

F-13

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

The Company granted the holders of the UPO, demand and “piggy back” registration rights for periods of five and seven years, respectively, from the effective date of the registration statement relating to the Initial Public Offering, including securities directly and indirectly issuable upon exercise of the UPO.

Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 254,500 Private Units at $10.00 per Private Unit, generated gross proceeds of $2,545,000 in a Private Placement. The proceeds from the Private Units was added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Units (including their component securities) were not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and the warrants included in the Private Units (the “Private Placement Warrants”) will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants included in the Public Units sold in the Initial Public Offering. Otherwise, the Private Placement Warrants and the Rights underlying the Private Units have terms and provisions that are identical to those of the Warrants and Rights, respectively, sold as part of the Public Units in the Initial Public Offering and have no net cash settlement provisions.

On September 13, 2017 the Sponsor purchased 7,000 additional Private Units for gross proceeds of $70,000 upon the partial exercise of the over-allotment option.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant, and equipment—at cost, less accumulated depreciation:

May 31, 2019
Leasehold improvements	14,818
Property and equipment	107,711

Total cost	122,529

Less accumulated depreciation	(5,298)

Net, property plant and equipment	$117,231

Depreciation expense for the years ended May 31, 2019 and 2018 was $5,298 and $0, respectively.

NOTE 5 - INTANGIBLE ASSETS

The following tables set forth the intangible assets, including accumulated amortization as of May 31, 2019:

	May 31, 2019
	Remaining		Accumulated	Net Carrying
	Useful Life	Cost	Amortization	Value
Non-Competes	4.50 years	$1,023,118	$85,260	$937,858
Trademarks	Indefinite	588,000	-	588,000
Internet domain	2.50 years	3,000	417	2,583
		$1,614,118	$85,677	$1,528,441

F-14

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

The following table sets forth the future amortization of the Company’s intangible assets at May 31, 2019:

	2020	2021	2022	2023	2024	Thereafter	Total
Non-Competes	$204,624	$204,624	$204,624	$204,624	$119,362	$-	$937,858
Internet domain	1,000	1,000	583	-	-	-	2,583
Total	$205,624	$205,624	$205,207	$204,624	$119,362	$-	$940,441

Amortization expense for the years ended May 31, 2019 and 2018 was $85,677 and $0, respectively.

NOTE 6 - ACQUISITIONS

The Simplicity Esports, LLC Acquisition

On January 4, 2019, the Company consummated the transactions contemplated by the share exchange agreement, dated December 21, 2018 (as amended by Amendment No. 1 to Share Exchange Agreement, dated December 28, 2018 and by Amendment No. 2 to Share Exchange Agreement, dated December 30, 2018, the “Share Exchange Agreement”) by and among the Company, Smaaash Entertainment, Inc. (“Smaaash”), each of the equity holders of Simplicity (“Simplicity Owners”) and Jed Kaplan, in the capacity as the representative of the Simplicity Owners (the “Representative”). Pursuant to the Share Exchange Agreement the Simplicity Owners transferred all the issued and outstanding equity interests of Simplicity to the Company in exchange for newly issued shares of common stock of the Company (the “Acquisition”).

The Simplicity Owners received an aggregate of 300,000 shares of common stock at the closing of the Acquisition and an additional aggregate of 700,000 shares of common stock on January 7, 2019 and the remaining 2,000,000 shares in March of 2019.

The acquisition of Simplicity, in an all-stock deal, creates a pure play esports team and entertainment platform opportunity, which we believe will increase shareholder value and boost our growth strategy as we endeavor the build out of our brick and mortar esports centers.

The acquisition was accounted for by the Company using the acquisition method under business combination accounting. Under this method, the purchase price paid by the acquirer is allocated to the assets acquired and liabilities assumed as of the acquisition date based on the fair value. Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. All fair value measurements of acquired assets and liabilities assumed are non-recurring in nature and classified as level 3 on the fair value hierarchy.

The aggregate purchase price consisted of the following:

Restricted stock consideration	6,090,000
Total	$6,090,000

As noted in the table above, the Company issued 3,000,000 restricted shares of common stock as consideration which was valued at market at the date of the closing, fair value of approximately $6,090,000.

The following table summarizes the estimated fair value of The Simplicity Esports, LLC assets acquired and liabilities assumed at the date of acquisition:

Cash	76,000
Internet Domain	3,000
Trade names and trademarks	588,000
Non-Competes	1,023,118
Accounts payable and accrued liabilities	(56,000)
Goodwill (provisional)	4,455,882
Total	$6,090,000

Revenue and net loss included in the year ended May 31, 2019 consolidated financial statements attributable to Simplicity Esports, LLC is approximately $38,000 and $400,000, respectively.

F-15

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

The following unaudited pro forma information below presents the consolidated results operations data as if the acquisition of Simplicity Esports, LLC took place on June 1, 2017:

	Year Ended May 31, 2019	Year Ended May 31, 2018

Total Revenue	$53,932	$—
Net (Loss)	$(3,767,067)	$(210,657)
Basic Net Loss Per Share	$(1.06)	$0.00

NOTE 7 — RELATED PARTY TRANSACTIONS

Founder Shares

On May 31, 2017, the Company issued 1,437,500 shares of the Company’s common stock to the Sponsor (the “Founder Shares”) in exchange for a capital contribution of $25,000. 137,500 of the Founder Shares were forfeited by the Sponsor upon the partial exercise of the underwriters’ over-allotment option.

The Founder Shares are identical to the shares of common stock included in the Units and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares and the shares of common stock underlying the Private Units are subject to certain transfer restrictions, and (ii) the Sponsor has entered into a letter agreement, pursuant to which it has agreed (A) to waive its redemption rights with respect to the Founder Shares, and the shares of common stock underlying the Private Units and the Public Units in connection with the completion of a Business Combination and (B) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and the shares of common stock underlying the Private Units if the Company fails to complete a Business Combination within 12 months from the closing of the Initial Public Offering (or up to 21 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a Business Combination).

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of an initial Business Combination or earlier of (i) subsequent to the Company’s Business Combination, the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (ii) the date following the completion of an Initial Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Units

In addition, the Sponsor purchased an aggregate of 254,500 Private Units at $10.00 per Private Unit for proceeds of $2,545,000 in the aggregate in the Private Placement. This purchase took place on a private placement basis simultaneously with the completion of the Initial Public Offering. This issuance was be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Sponsor committed to purchase from the Company up to an additional 26,250 Private Units if the underwriters’ over-allotment option was exercised in full.

On September 13, 2017, 7,000 additional Private Units were purchased by the Sponsor at $10.00 per Private Unit upon the partial exercise of the over-allotment option.

Administrative Service Fee

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. For the three months ended November 30, 2018, the Company has paid $30,080 which is presented as general and administrative expense on the accompanying statement of operations. In December 2018, this monthly administrative service fee agreement was terminated.

F-16

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Loan

The Sponsor loaned the Company $201,707 in the aggregate, to be used for a portion of the expenses of the Initial Public Offering and working capital purposes. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2017 or the closing of the Initial Public Offering. As of November 30, 2018, $120,089 of the Sponsor’s loan has been repaid. As of May 31, 2019, the balance of the Sponsor loan is $93,761.

The Company maintains its cash balance at a financial services company that is owned by an officer of the Company.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Nasdaq Delisting

On December 10, 2018, the Company received a written notice (the “Notice”) from the Listing Qualifications Division of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has not complied with the requirements of IM-5101-2 of the listing rules of Nasdaq (the “Listing Rules”).

The Notice stated that after its Business Combination, the Company had not demonstrated that its common stock met Listing Rule 5505(b)(1) that requires a market value of publicly held shares of at least $15 million. Additionally, the Company has not provided evidence that its common stock has at least 300 round lot holders as required by Listing Rule 5505(a)(3) and that its warrant has at least 400 round lot holders as required by Listing Rule 5515(a)(4). Finally, the Company does not comply with Listing Rule 5515(a)(2) which requires that for initial listing of a warrant the underlying security must be listed on Nasdaq.

On January 7, 2019, the Company received a second written notice from Nasdaq informing it that the Company failed to comply with Listing Rule 5250(e)(2) which requires companies listed on Nasdaq to timely file notification forms for the Listing of Additional Shares (the “LAS Notification”).

The Company was required to submit the LAS Notification 15 days prior to the issuance of the securities, however, the Company filed the LAS Notification for the issuance of the Series A-1 Note and Series A-2 Note and for the share exchange under our Share Exchange Agreement after such 15-day periods. Nasdaq notified the Company that each of these matters serves as an additional and separate basis for delisting the Company’s securities and that the review panel will consider these matters in rendering a determination regarding the Company’s continued listing on Nasdaq.

Management of Simplicity Esports and Gamily Company has decided that moving from The Nasdaq Stock Market (“Nasdaq”) to the OTCQB is more appropriate for the Company at this time, while the Company builds out its planned network of retail esport centers.

On April 1, 2019, the Company was notified by Nasdaq that it would delist the Company’s common stock and warrants. The Company’s common stock and warrants were previously suspended from trading on Nasdaq, effective January 25, 2019.

On April 2, 2019, Nasdaq filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission relating to the Company’s common stock and warrants. As a result, the Company’s common stock and warrants were delisted from Nasdaq effective April 2, 2019.

The Company’s common stock and warrants currently have been quoted on the OTCQB under the symbols “WINR” and “WINRW,” respectively.

Registration Rights

Pursuant to a registration rights agreement the Company entered into with its initial stockholders and initial purchasers of the Private Units (and constituent securities) at the closing of the Initial Public Offering, the Company is required to register certain securities for sale under the Securities Act. These holders are entitled under the registration rights agreement to make up to three demands that the Company register certain of its securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

F-17

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Unit Purchase Option

The Company sold to the underwriters (and/or their designees), for $100, an option to purchase up to a total of 250,000 Units (which increased to 260,000 Units upon the partial exercise of the underwriters’ over-allotment option), exercisable at $11.50 per Unit (or an aggregate exercise price of $2,990,000) upon the closing of the Initial Public Offering. The UPO may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement relating to the Initial Public Offering and the closing of the Company’s initial Business Combination and terminating on the fifth anniversary of such effectiveness date. The Units issuable upon exercise of this UPO are identical to those offered in the Initial Public Offering, except that the exercise price of the warrants underlying the Units sold to the underwriters is $13.00 per share.

Note Payable

On November 20, 2018, the Company paid its underwriter $20,000 and issued its underwriter a secured demand promissory note (the “Note”) in the amount of $1,800,000. The Note accrued interest at 8% per annum from the date of the Note through and including May 20, 2019, 12% per annum from and including May 21, 2019 through and including August 20, 2019, and 15% per annum from and including August 21, 2019, through and including November 20, 2019. If a late payment had occurred and continued, the interest rate would have increased to 12% per annum from the date of the Note through and including August 20, 2019 and 18% per annum from after August 21, 2019. If a late payment had remained outstanding for over 48 hours, Maxim could have required the Company to redeem all or any part of the Note at a redemption price equal to 125% of the Alternate Payment Amount.

The principal and interest of the Note was payable upon demand by Maxim or from time to time, in accordance the following schedule:

(i)	one third of the principal, accrued and unpaid interest and any late charges on May 20, 2019;
(ii)	one third of the principal, accrued and unpaid interest and any late charges on August 20, 2019; and
(iii)	one third of the principal, accrued and unpaid interest and any late charges on November 20, 2019.

The Note was secured by a first priority security interest in all personal property and assets of the Company excluding the assets held in escrow with respect to (i) that certain stock purchase agreement with Polar, pursuant to which Polar agreed to sell up to 490,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Business Combination and (ii) that certain stock purchase agreement with K2, pursuant to which K2 agreed to sell up to 220,000 shares of the Company’s common stock to the Company thirty days after the consummation of the Business Combination.

The amount payable under the Note could also have been paid in shares of common stock of the Company or securities convertible or exercisable into shares of common stock of the Company (the “Alternate Equity Payment”) if and only if the Company and Maxim mutually agree on both the purchase price and, if applicable, the conversion and/or exercise price of each security of the Company issued in such Alternative Equity Payment. Otherwise, the payment should be made in cash only.

So long as any amount under the Note remained outstanding, all cash proceeds received by the Company from any sales of its securities was to be used to repay this Note.

Convertible Note Payable

On December 20, 2018, the Company entered into a securities exchange agreement (“Exchange Agreement”) with Maxim Group LLC (the “Holder”). Pursuant to the terms of the Exchange Agreement, the Holder agreed to surrender and exchange the Note. In exchange, the Company issued to the Holder a Series A-1 Exchange Convertible Note in the principal amount of $500,000 (the “Series A-1 Note”) and a Series A-2 Exchange Convertible Note in the principal amount of $1,000,000 (the “Series A-2 Note,” and collectively with Series A-1 Note, the “Exchange Notes”).

The original amount of the promissory note was $1,800,000, the total amount of the two exchange notes is $1,500,000, and the difference of $300,000 has been recorded as debt forgiveness income.

F-18

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

The Series A-1 Note bears interest at 2.67% per annum, payable quarterly and has a maturity date of the earlier of the closing date of the Acquisition (as defined below) or June 20, 2020 (the “Maturity Date”). The Company may pay the interest in cash or at its sole discretion, in shares of its common stock or a combination of cash and common stock. However, the Company may only pay the interest in shares of its common stock if (i) all the equity conditions specified in the note (“Equity Conditions”) have been met (unless waived by the Holder in writing) during the 20 trading days immediately prior to the interest payment date (“Interest Notice Period”), (ii) the Company has provided proper notice pursuant to the terms of the note and (iii) the Company has delivered to the Holder’s account certain number of shares of its common stock to be applied against such interest payment prior to (but no more than five trading days before) the Interest Notice Period.

The Series A-1 Note is convertible into shares of the Company’s common stock (“Conversion Shares”) at an initial conversion price of $1.93 per share, subject to adjustment for any stock dividends and splits, rights offerings, distributions, combinations or similar transactions. Upon the closing of the Acquisition, the conversion price will be automatically adjusted to equal the arithmetic average of the volume weighted average price (“VWAP”) of the Company’s common stock in the five trading days prior to the closing date of the Acquisition. The Holder may convert the Series A-1 Note at any time, in whole or in part, provided that upon receipt of a notice of conversion from the Holder, the Company has the right to repay all or any portion of the Series A-1 Note included in the notice of conversion.

Additionally, the Series A-1 Note will automatically convert into shares of the Company’s common stock on the earlier of the Maturity Date or the closing date of the Acquisition provided that (i) no event of default then exists, and (ii) solely if such automatic conversion date is also the Maturity Date, each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the 20 trading day period ending on the trading day immediately prior to the automatic conversation date.

At any time prior to the Maturity Date, the Company may also elect to redeem some or all of the outstanding principal amount for cash in an amount (the “Optional Redemption Amount”) equal to the sum of (a) 100% of the then outstanding principal amount of the note, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the note (the “Optional Redemption”). The Company may only effect an Optional Redemption if each of the Equity Conditions have been met (unless waived in writing by the Holder) on each trading day during the period commencing on the date when the notice of the Optional Redemption is delivered to the date of the Optional Redemption and through and including the date payment of the Optional Redemption Amount is actually made in full.

Except as otherwise provided in the Series A-1 Note, including, without limitation, an Option Redemption, the Company may not prepay any portion of the principal amount of the note without the prior written consent of the Holder.

The Company is not permitted to convert any portion of the Series A-1 Note if doing so results in the Holder beneficially owning more than 4.99% of the outstanding common stock of the Company after giving effect to such conversion, provided that on 61 days’ prior written notice from the Holder to the Company, that percentage may increase to 9.99%. However, if there is an automatic conversion, and the conversion would result in the Company issuing a number of shares in excess of the beneficial ownership limitation, then any such shares in excess of the beneficial ownership limitation will be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation, at which time or times the Holder will be issued such shares to the same extent as if there had been no such limitation.

The Series A-1 Note contains restrictive covenants which, among other things, restrict the Company’s ability to repay or repurchase any indebtedness, make distributions on or repurchase its common stock or enter into transactions with its affiliates.

The Series A-2 Note has terms substantially similar to those of the Series A-1 Note except that the Series A-2 Note has a maturity date of June 20, 2020 and an initial conversion price of $1.93 which will be automatically adjusted to the lower of (i) the conversion price then in effect and (ii) the greater of the arithmetic average of the VWAP of the Company’s common stock in the five trading days prior to the notice of conversion and $0.50.

As of December 31, 2018, upon the closing of the Acquisition, the Series A-1 Note automatically converted into 193,648 shares of the Company’s common stock.

F-19

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Operating Lease Right of Use Obligation

The Company adopted Topic 842 on January 1, 2019. The Company elected to adopt this standard using the optional modified retrospective transition method and recognized a cumulative-effect adjustment to the consolidated balance sheet on the date of adoption. Comparative periods have not been restated. With the adoption of Topic 842, the Company’s consolidated balance sheet now contains the following line items: Operating lease right-of-use assets, Current portion of operating lease liabilities and Operating lease liabilities, net of current portion.

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate is 12% and the weighted average remaining lease term is 56 months.

As of May 31, 2019, operating lease right-of-use assets and liabilities arising from operating leases was $100,146 and $100,921, respectively. During the year ended May 31, 2019, cash paid for amounts included for the measurement of lease liabilities was approximately $7,000 and the Company recorded operating lease expense of $10,000.

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of May 31, 2019.

2020	$25,858
2021	$29,311
2022	$30,484
2023	$31,703
2024	$24,484
Total Operating Lease Obligations	$141,840
Less: Amount representing interest	$(40,919)
Present Value of minimum lease payments	$100,921

NOTE 9 — STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 20,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the shares of the Company’s common stock are entitled to one vote for each share. At May 31, 2019, there were 7,003,975 shares of common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At May 31, 2019, there were no shares of preferred stock issued or outstanding.

Private Placement

Beginning in February of 2019 and closing in May of 2019, the Company sold units in connection with a private offering by the Company to raise working capital of up to $2,000,000 (the “Offering Amount”) through the sale to accredited investors only of up to up to 1,000,000 “Units” of the Company’s securities, at a purchase price of $2.00 per Unit, with each Unit consisting of (i) one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”) and (ii) a warrant to purchase one share of Common Stock, exercisable at a price of $4.00 per share, exercisable at any time within five years of issuance (each, a “Warrant”) as provided for in the Company’s Term Sheet for Unit Offering dated February 6, 2019 (the “Term Sheet”).

The Company sold 962,500 units for gross proceeds of $1,925,000.

Stock Based Compensation

On March 27, 2019 the Company issued 180,000 shares of common stock to 3 employees. The shares were issued in conjunction with their employment agreements and vest ratably through December 31, 2019. As of May 31, 2019, 75,000 shares have vested, and the Company recognized $45,000 of stock-based compensation based on the trading price on March 27, 2019 (measurement date) of $0.60 per share. As of May 31, 2019, unrecognized compensation cost related to these shares is $63,000.

F-20

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

Warrants

For the year ended May 31, 2018, the Company issued 5,461,500 warrants in conjunction with its Initial Public Offerings. These warrants are exercisable for five years from November 20, 2018, the date of the initial business combination and have an exercise price equal to $11.50.

For the year ended May 31, 2019, the Company issued 962,500 warrants in conjunction with the above mentioned private placement. These warrants are exercisable for 5 years and have an exercise price of $4.00

A summary of the status of the Company’s outstanding stock warrants for the years ended May 31, 2019 and 2018 is as follows:

	Number of Shares	Average Exercise Price	Expiration Date
Outstanding – May 31, 2017	-	$-
Granted – August 2017	5,461,500	11.50	November 2023
Outstanding – May 31, 2018	5,461,500	11.50

Granted – May 31, 2019	962,500	4.00	May 2024
Outstanding – May 31, 2019	6,424.000	$10.38
Warrants exercisable at May 31, 2019	6,424,000

NOTE 10 - INCOME TAXES

For the year ended May 31, 2019 and 2018, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of permanent and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax losses, amortization and impairment expense.

The components of the net deferred tax assets for the year ended May 31, 2019 and 2018 are as follows:

	Year ended May 31, 2019	Year ended May 31, 2018
Net Operating Loss	$364,000	$2,000
Impairment of cost method investment	38,000	-
Gross deferred tax asset	402,000	-
Less: Valuation allowance	(381,000)	(2,000)
Net deferred tax asset	$21,000	$-
Deferred tax liabilities:
Amortization of intangible assets	(21,000)	-
Net deferred assets/liabilities	-	-

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a valuation allowance, in an amount equal to gross deferred tax assets less deferred tax liabilities. For the year ended May 31, 2019, the change in the valuation allowance was $379,000.

F-21

SIMPLICITY ESPORTS AND GAMING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MAY 31, 2019

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the year ended May 31, 2019 and 28% for the year ended May 31, 2018 and the actual tax provisions for the year ended May 31, 2019 and 2018.

	2019	2018

Expected provision (benefit) at statutory rate	(21.0)%	(28.0)%
State taxes, net of federal tax benefit	(4.4)%	(0)%
Change in federal rate	-%	7%
Permanent differences-stock based compensation	15.0	-
Increase in valuation allowance	10.4%	21%
Total provision (benefit) for income taxes	0.0%	0.0%

At May 31, 2019 and May 31, 2018 the Company had Federal net operating loss carry forwards of approximately $1,434,000 and $9,500, respectively. The net operating loss of approximately $1,434,000 can be carried forward indefinitely subject to annual usage limitations. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

On December 22, 2017, the Tax Cuts and Jobs Act was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced to 21%.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENTS

The Trust Account was invested in U.S. government securities, within the meaning set forth in the Investment Company Act, had a maturity of 180 days or less or in any open-ended investment company that held itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

The Company’s amended and restated certificate of incorporation provided that, other than the withdrawal of interest to pay income taxes and up to $600,000 of interest to pay working capital expenses if any, none of the funds held in the Trust Account would be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the Public Units sold in the Initial Public Offering if the Company was unable to complete its initial Business Combination within 12 months (or 21 months if extended) from the closing of the Initial Public Offering (subject to the requirements of law). The funds were released from the Trust Account on November 20, 2018 upon the Closing of the initial Business Combination.

The Company followed the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company sought to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy was used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at November 30, 2018 and May 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	May 31, 2019	May 31, 2018
Assets:
Cash and marketable securities held in Trust Account	1	$-0-	$52,895,652

NOTE 12 — SUBSEQUENT EVENTS

On July 29, 2019, Simplicity Esports and Gaming Company entered into a definitive agreement to acquire PLAYLive Nation, Inc. (“PLAYLive”) for total consideration of 750,000 shares of common stock. The PLAYLive acquisition closed on July 30, 2019. This transaction will be accounted for by the Company using the acquisition method under business combination accounting.

Founded in 2009 PLAYLive has a network of 44 franchised Gaming Centers across 11 states, serving over 150,000 unique gamers annually. The PLAYLive Centers offer customers a specialized entertainment gaming experience within a social setting. Customers are provided the opportunity to play and compete across an array of gaming titles on both consoles and high performance gaming PCs. Additionally, PLAYLive Gaming Centers serve as community gathering spaces for enthusiasts to play both board and card games such as Magic: The Gathering, Yu-Gi-Oh, and Pokémon.

In June of 2019, the Company entered into a 5 year operating lease for its corporate office, rent is approximately $700 per month. In August of 2019, the Company opened its second gaming center and in connection with this gaming center entered into a 5 year operating lease in Deland, Florida. Rent is approximately $2,500 per month for the first year and contains customary escalation clauses.

In August of 2019, the $93,761 Loan Payable - related party was forgiven by the related party. This will be recorded as debt forgiveness by the Company.

F-22

SIMPLICITY ESPORTS AND GAMING COMPANY

6,449,000 Shares of Common Stock Underlying Warrants

6,465,617 Shares of Common Stock for Resale by Securityholders

 261,500 Warrants to Purchase Common Stock for Resale by Securityholders

PROSPECTUS

September 30, 2019

Until November 9, 2019 (40 days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.